Exhibit 10.1

THE MARK TOWER

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between FIFTH & COLUMBIA INVESTORS, LLC, a Delaware limited liability company (“Landlord”), and F5 NETWORKS, INC., a Washington corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

	TERMS OF LEASE		DESCRIPTION

1.	Effective Date:		May 3, 2017 (“Effective Date”).

2.	Building; Project; Premises: (Article 1)

	2.1	Building; Project; Office Component:

The term “Building”, as used in this Lease, shall mean that certain tower, commonly known as the “Mark Tower”, which Building is comprised of, (i) the Office Lobby (as that term is defined in Section 1.1.2 below), (ii) the Building Common Areas (as that term is defined in Section 1.1.4 below), which shall include the Office Lobby and passenger elevators and freight elevators exclusively serving the office tenants of the Building (such elevators to be known as the “Office Elevators”), (iii) 515,518 rentable square feet of office space on floors 20-48 (together with the Building Common Areas, the “Office Component”), and (iv) a hotel and associated amenities, including conference areas, located on floors 2-16 (collectively, the “Hotel”), all located at 801 Fifth Avenue, Seattle, Washington. Notwithstanding the foregoing, the parties acknowledge and agree that the Building does not contain floors commonly known as 17-19 and 44.

The term “Project”, as used in this Lease, shall mean: (i) the Building, (ii) a multipurpose event center, commonly known as “The Sanctuary”, located in the former church building that is adjacent to the Building (the “The Sanctuary”), and common areas exclusively serving the hotel, (iii) the Project Common Areas, (iv) the parking garage partially located underneath the Building, consisting of not fewer than 321 parking stalls in the aggregate (collectively, the “Parking Garage”), (v) the land (which is improved with landscaping and other improvements) upon which the Building, The Sanctuary and common areas exclusively serving the hotel, and upon which the Project Common Areas are located, and the Parking Garage is partially located, which land is legally described on

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Exhibit A-1 attached hereto (the “Property”), and (vi) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto.

	2.2	Premises:

The term “Premises”, as used in this Lease, shall mean all of the 515,518 rentable square feet of space on floors 20-48 (the parties acknowledging that, as set forth above, there is no floor commonly known as floor 44) in the Office Component, subject to the TCCs of Section 1.2 below, as further depicted on Exhibit A to this Lease. The rentable square footage of each floor of the Premises is as follows:

Floor 20:            16,026    Rentable Square Feet

Floor 21:            18,362    Rentable Square Feet

Floor 22:            18,886    Rentable Square Feet

Floor 23:            18,636    Rentable Square Feet

Floor 24:            19,199    Rentable Square Feet

Floor 25:            19,283    Rentable Square Feet

Floor 26:            19,334    Rentable Square Feet

Floor 27:            19,352    Rentable Square Feet

Floor 28:            19,338    Rentable Square Feet

Floor 29:            19,290    Rentable Square Feet

Floor 30:            19,210    Rentable Square Feet

Floor 31:            19,098    Rentable Square Feet

Floor 32:            18,960    Rentable Square Feet

Floor 33:            18,818    Rentable Square Feet

Floor 34:            18,670    Rentable Square Feet

Floor 35:            18,518    Rentable Square Feet

Floor 36:            19,026    Rentable Square Feet

Floor 37:            18,518    Rentable Square Feet

Floor 38:            18,560    Rentable Square Feet

Floor 39:            18,385    Rentable Square Feet

Floor 40:            18,206    Rentable Square Feet

Floor 41:            18,021    Rentable Square Feet

Floor 42:            17,831    Rentable Square Feet

Floor 43:            17,636    Rentable Square Feet

Floor 45:            17,423    Rentable Square Feet

Floor 46:            17,204    Rentable Square Feet

Floor 47:            16,979    Rentable Square Feet

Floor 48:            16,749    Rentable Square Feet

3.	Lease Term (Article 2):

	3.1	Length of Term:	Approximately one hundred seventy-four (174) months.

	3.2	Lease Commencement Date:	The later to occur of (i) April 1, 2019, and (ii) ten (10) months after the Substantial Completion Date (as that term is defined in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”)). The Lease Commencement Date shall occur as set forth above, regardless of the actual date of the substantial completion of the Tenant Improvements (as that term is defined in the Tenant Work Letter).

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	3.3	Rent Commencement Date:	The date upon which Tenant’s obligation to pay Rent shall commence, which shall be the Lease Commencement Date, subject to the “Base Rent Abatement” set forth in Section 3.2 of this Lease.

	3.4	Lease Expiration Date:	11:59 p.m. on the last day of the one hundred seventy-fourth (174th) full calendar month of the Lease Term, subject to extension pursuant to Section 2.2 below.

	3.5	Option Term(s):	Three (3) five (5)-year option(s) to renew, as more particularly set forth in Section 2.2 of this Lease.

4.	Base Rent (Article 3):

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
Lease Commencement Date – Lease Month 6	$20,620,720.00	$1,718,393.33	$40.00	*
Lease Months 7 – 18	$21,136,238.00	$1,761,353.17	$41.00
Lease Months 19 – 30	$21,664,643.95	$1,805,387.00	$42.03
Lease Months 31 – 42	$22,206,260.05	$1,850,521.67	$43.08
Lease Months 43 – 54	$22,761,416.55	$1,896,784.71	$44.15
Lease Months 55 – 66	$23,330,451.96	$1,944,204.33	$45.26
Lease Months 67 – 78	$23,913,713.26	$1,992,809.44	$46.39
Lease Months 79 – 90	$24,511,556.09	$2,042,629.67	$47.55
Lease Months 91 – 102	$25,124,344.99	$2,093,695.42	$48.74
Lease Months 103 – 114	$25,752,453.61	$2,146,037.80	$49.95
Lease Months 115 – 126	$26,396,264.95	$2,199,688.75	$51.20
Lease Months 127 – 138	$27,056,171.57	$2,254,680.96	$52.48
Lease Months 139 – 150	$27,732,575.86	$2,311,047.99	$53.80
Lease Months 151 – 162	$28,425,890.26	$2,368,824.19	$55.14
Lease Months 163 – Lease Expiration Date	$29,136,537.52	$2,428,044.79	$56.52

*	Subject to the terms set forth in Section 3.2 below.

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5.	Operating Expenses and Tax Expenses (Article 4):	This is a “TRIPLE NET” lease and as such, the provisions contained in this Lease are intended, subject to the limitations and exclusions set forth herein, to pass on to Tenant and reimburse Landlord for the costs and expenses reasonably associated with the Premises (including Direct Expenses attributed to the Project generally, subject to allocation pursuant to Section 4.3 below) and Tenant’s operation therefrom. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall, subject to the limitations and exclusions set forth herein, be paid by Landlord but reimbursed by Tenant as Additional Rent.

6.	Tenant’s Share (Article 4):	100%, subject to allocation between Cost Pools pursuant to Section 4.3 below.

7.	Permitted Use (Article 5):	Tenant shall use the Premises solely for general office use, administrative purposes, data facility use, research and development uses (excluding biotechnology and laboratory uses), and uses incidental thereto (the “Standard Permitted Use”), and any other legally permitted uses, all of which shall be consistent with the uses made under the Class A Standard (as that term is defined below) (collectively, the “Permitted Use”); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in this Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant’s Permitted Use violate, (i) Landlord’s Rules and Regulations (as that term is defined in Section 5.2 of this Lease), (ii) all Applicable Laws (as that term is defined in Article 24 of this Lease), and (iii) the Permitted Encumbrances (as that term is defined in Section 5.5 of this Lease), and any other Underlying Documents (as that term is defined in Section 5.5 of this Lease), which Tenant becomes subordinate to, subject to, and in accordance with Section 5.5 below. For purposes of this Lease, the “Class A Standard” shall mean the standard prevailing at Comparable Buildings (as that term is defined in Exhibit F attached to this Lease).

8.	Security Deposit:	None.

9.	Parking Passes (Article 28):	See Article 28 of this Lease below.

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10.	Address of Tenant (Section 29.18):	Initial Notice Addresses:

F5 Networks, Inc.

401 Elliott Ave. W

Seattle, Washington 98119

Attention: Global Real Estate - Lease Administration

With copies to:

F5 Networks, Inc.

401 Elliott Ave. W

Seattle, Washington 98119

Attention: Legal Department - General Counsel Real Estate

And:

Perkins Coie LLP

1201 Third Avenue

Suite 4900

Seattle, Washington 98101

Attention: Michael A. Barrett

After Delivery of a Change of Address Notice to Landlord from Tenant:

F5 Networks, Inc.

801 Fifth Avenue

Seattle, Washington 98104

Attention: Global Real Estate - Lease Administration

With copies to:

F5 Networks, Inc.

801 Fifth Avenue

Seattle, Washington 98104

Attention: Legal Department - General Counsel Real Estate

And:

Perkins Coie LLP

1201 Third Avenue

Suite 4900

Seattle, Washington 98101

Attention: Michael A. Barrett

11.	Address of Landlord (Section 29.18):

Stockbridge Capital Partners

4 Embarcadero Center, Suite 3300

San Francisco, California 94111

Attention: Stephen Pilch, Managing Director

And

Fifth & Columbia Investors, LLC

2401 Utah Avenue South, Suite 305

Seattle, Washington 98134

Attention: Kevin Daniels

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With copies to: Allen Matkins Leck Gamble Mallory & Natsis LLP 1901 Avenue of the Stars, Suite 1800 Los Angeles, California 90067 Attention: Anton N. Natsis, Esq.

12.	Broker(s) (Section 29.24):	Representing Tenant: Kinzer Partners Representing Landlord: Jones Lang LaSalle

13.	Tenant Improvement Allowance (Section 2 of Exhibit B):	$100.00 per rentable square foot of the Premises for a total of $51,551,800.00, as further provided in Section 2 of the Tenant Work Letter.

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ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS; RENTABLE SQUARE FEET

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, which is a part of the Property. The outline of the Premises is set forth in Exhibit A attached. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “TCCs”) set forth in this Lease, and Tenant and Landlord each covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A, Exhibit A-2, and Exhibit A-3 is to show the approximate location of the Premises, the Office Lobby, the Office Elevators, the Concession Area, the Project loading areas, Tenant’s Generator (as that term is defined in Section 6.5.1 below) and access to the Parking Garage, only, and such Exhibits are not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the Building, or the Project, the precise area thereof or the specific location of the Common Areas, as that term is defined in Section 1.1.4, below, or the elements thereof or of the accessways to the Premises, Building or the Project. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B, including, without limitation, Landlord’s obligation to construct the Base, Shell and Core (as that term is defined in Section 1.1 of the Tenant Work Letter), and to satisfy the Final Completion Condition (as that term is defined in Section 1.5 of the Tenant Work Letter), Tenant shall accept each floor of the Premises in their “as is” condition as of the Lease Commencement Date, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the initial improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter.

1.1.2 Office Lobby; Concession Area. As set forth in Section 2.1 of the Summary, the Building includes the lobby serving the Office Component located on the ground floor of the Building, as depicted on Exhibit A-2 attached hereto (the “Office Lobby”). A portion of the Office Lobby, identified on Exhibit A-2 as the “Concession Area” shall be leased or licensed by Landlord for use as a coffee bar or coffee shop, café, or other retail, restaurant, or concession space providing services or selling goods to the general public and the tenant(s) of the Building, such licensee, tenant or occupant of the Concession Area, is the “Concessionaire”. The Concession Area shall be improved, and shall be operated, including the use thereof, by the Concessionaire, consistent with the Class A Standard, and the improvement of the Concession Area shall be comparable to retail space of a similar use that is of comparable lobby location within the Comparable Buildings. The Concessionaire shall provide services or sell goods to the general public and the tenants of the Building, and otherwise, subject to the terms of this Section 1.1.2, Landlord may lease or license the Concession Area to any Concessionaire selected by Landlord, in Landlord’s sole discretion; provided, however, prior to making a specific use of the Concession Area or changing any specific use of the Concession Area, including in connection with Landlord’s initial lease or license of the Concession Area, if such use will not be as a coffee bar, coffee shop, or similar use, Landlord shall first meet and confer with a representative of Tenant, to the extent a representative is made reasonably available to Landlord, regarding the proposed use of the Concession Area; provided, further however, any suggestions or requests made by Tenant’s representative shall not be binding on Landlord.

1.1.2.1 Turnstiles, Lobby Desk and Supplemental Security Equipment. As part of the construction of the Base, Shell and Core, as Tenant Change Items (as defined in the Tenant Work Letter), and pursuant to the terms of the Tenant Work Letter, Landlord shall construct turnstiles (the “Turnstiles”) and a lobby desk (the “Lobby Desk”) in the Office Lobby in the approximate locations shown on Exhibit A-2 attached hereto, or other locations selected by Tenant, and reasonably approved by Landlord. Subject to Landlord’s approval (which shall not be unreasonably withheld or conditioned) and the terms of this Section 1.1.2.1, in connection with the construction of the Base, Shell and Core, as Tenant Change Items, or at any time after the Lease Commencement Date and during the Lease Term, and pursuant to the TCCs of the Tenant Work Letter, Tenant shall have the right to cause Landlord to alter, modify or improve the interior of the Office Lobby with additional security infrastructure such as additional security cameras (collectively, the “Supplemental Security” and any related equipment or other

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related physical property requested hereunder, the “Supplemental Security Equipment”). The Turnstiles, Lobby Desk and Supplemental Security Equipment, are, collectively, “Tenant’s Lobby Installations”. Tenant’s Lobby Installations shall not prohibit access to the Concession Area by the general public, nor prohibit access to the Office Component by other tenants or occupants of the Office Component, if any (the parties acknowledging that Tenant may satisfy such access requirements by providing, at Tenant’s sole cost, any other tenants or occupants of the Office Component with key cards that operate the Turnstiles). In connection with the foregoing, upon thirty (30) days prior written notice to Tenant, Landlord shall have the right to modify or relocate any of Tenant’s Lobby Installations, or, if relocation options are not commercially feasible, remove the applicable Tenant’s Lobby Installation, all at Tenant’s sole cost and expense, in order to provide for access as contemplated by the preceding sentence; provided, however Landlord shall, within such thirty (30) day period, first meet and confer with Tenant, to the extent a representative of Tenant is made reasonably available, to discuss Landlord’s access concerns. Landlord may only withhold or condition its consent to the design of Tenant’s Lobby Installations based upon the following, provided that such determination shall not be used by Landlord as a means of completely prohibiting Tenant from exercising its rights under this Section 1.1.2.1: (i) Landlord’s reasonable determination that the proposed installation is not consistent, on an aesthetic basis, with the then existing improvements of the Building or the Office Lobby, (ii) the proposed installation materially and adversely affects the Building Systems or Building Structure, (iii) the failure of the installation to comply with Applicable Laws and/or (iv) the installation prohibiting the access that is required under this Section 1.1.2.1. Tenant hereby acknowledges and agrees that Tenant shall be responsible for (a) all costs incurred in connection with the purchase and installation of Tenant’s Lobby Installations, (b) all actual, out-of-pocket costs incurred by Landlord (including, without limitation, repair and maintenance costs) as a result of, or in connection with, the operation and maintenance of Tenant’s Lobby Installations, and (c) upon the expiration or earlier termination of this Lease, if required by Landlord, the removal of Tenant’s Lobby Installations and the restoration of the affected areas to a Building standard condition reasonably acceptable to Landlord. Amounts due from Tenant hereunder shall be payable within thirty (30) days following demand, which demand shall include reasonably detailed documentation substantiating such costs. Notwithstanding any provision to the contrary set forth in this Lease or the Tenant Work Letter, the installation of Tenant’s Lobby Installations shall not be a requirement for Landlord’s satisfaction of the Completion Condition.

1.1.3 Hotel and The Sanctuary. As set forth in Section 2.1 of the Summary, the Project includes a Hotel on floors 2-16 of the Building and includes The Sanctuary. Once per calendar year, upon Tenant’s request, Landlord shall arrange a meeting between Tenant and the third-party operator of the Hotel (the “Hotel Operator”), and upon Tenant’s request, shall attend such meeting, in order to facilitate, without any obligation related to such facilitation, Tenant and the Hotel Operator discussing (i) making Hotel rooms available to Tenant on a priority basis, and at a discounted rate, and (ii) providing for Tenant’s ability to reserve conference space in the Hotel and to reserve space in The Sanctuary on a priority basis, and at a discounted rate. Landlord shall also disclose to Tenant, upon Tenant’s request, any non-confidential information, actually known by Landlord, relating to the pricing and availability of Hotel rooms and conference space to other large, corporate users of the Hotel. The terms of this Lease do not include any express or implied covenant or representation by Landlord that the Hotel and/or The Sanctuary shall operate or remain open during the Lease Term or that the Hotel shall remain a hotel or The Sanctuary shall remain a conference center and/or event space during the Lease Term.

1.1.4 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants and occupants in the Project (which term “other tenants” shall, as used in this Lease, include without limitation the Hotel Operator), and subject to the Rules and Regulations (as that term is defined in Article 5 of this Lease), those portions of the Project which are provided, and that are made available from time to time by Landlord and its successors, for use in common by Landlord and its successors, Tenant and any other tenants and occupants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building that exclusively serve the tenants of the Office Component and includes the Office Lobby and Office Elevators. The term “Project Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Project and outside of the Building. The Building Common Areas and Project Common Areas shall be constructed in accordance with the Base Building Plans (as that term is defined in Section 1.1 of the Tenant Work Letter), and, from and after the Completion Date, the manner in which such Common Areas are maintained and operated shall be consistent with the common areas under the Class A Standard and the use thereof shall be subject to the Rules and Regulations.

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Subject to the terms of this Section 1.1.4, Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas. Except as and to the limited extent specifically permitted under this Lease or required by Applicable Laws, Landlord may not (i) materially and adversely affect Tenant’s right to use or access the Premises for the Standard Permitted Use or otherwise preclude Tenant from using the Premises for the Standard Permitted Use, (ii) materially and adversely affect Tenant’s ability to access or use the Parking Garage in accordance with Tenant’s rights set forth in this Lease, or Tenant’s ability to access or use the Critical Common Areas (as that term is defined in Section 1.1.4.1 below) or the Parking Garage, or (iii) materially impair or eliminate the visibility of Tenant’s Signage (as defined in Section 23.4 below), in each instance, other than temporary impacts caused by repairs, maintenance or replacements necessary to keep the Project in a condition consistent with the Class A Standard; and moreover, in exercising any rights under this Lease, Landlord shall use commercially reasonable efforts to minimize any material adverse effect upon Tenant’s ability to use the Premises for the Standard Permitted Use and the Critical Common Areas in a commercially reasonable manner (collectively, “Landlord’s Obligations to Minimize Tenant Interference”).

1.1.4.1 Critical Common Areas. The term “Critical Common Areas” as used in this Lease shall mean the Office Lobby (excluding the Concession Area, but subject to the terms of Section 1.1.2 above), the Office Elevators, the Bicycle Facilities (as defined in Article 28 below), and any portions of the Common Areas necessary to allow reasonable access the Premises or to have reasonable access to the Parking Garage in accordance with Tenant’s rights set forth in this Lease. After the Final Completion Date, Landlord may change, alter or modify the Critical Common Areas, including the finishes, furniture, and layout or operation of the Critical Common Areas (collectively, “CCA Changes”); provided, however, prior to commencing any material CCA Change (excluding CCA Changes (i) required by Applicable Laws, (ii) otherwise required in accordance with the TCCs of this Lease, (iii) reasonably necessary to address an emergency circumstance or Casualty (as that term is defined in Section 11.1 below) or (iv) constituting on-going repair and maintenance of the Critical Common Areas), (a) Landlord shall provide thirty (30) days’ advance written notice to Tenant identifying, in reasonable detail, the proposed CCA Change and the reason for the same, (b) Landlord shall at Tenant’s election, meet with Tenant at a commercially reasonable, mutually agreed upon time during the thirty (30) day period before the commencement of the CCA Change to discuss the same, (c) consider in good faith any reasonable objections of Tenant to the CCA Change by Tenant, whether such objection is made in writing during such thirty (30) day period or at the aforementioned meeting, and (d) if Landlord proceeds with the CCA Change, Landlord shall notify Tenant regarding the schedule for any work in connection with the CCA Change and, in connection with the foregoing, shall give reasonable consideration to any scheduling changes reasonably and promptly requested by Tenant. Following receipt of a schedule change request under item (d) hereof, if applicable, Landlord and Tenant shall cooperate with each other, on a commercially reasonable basis, so that Landlord may perform the subject work on a timely basis, but without material interference with the conduct of Tenant’s business from the Premises or Tenant’s use of the Critical Common Areas.

1.1.4.2 Tenant Common Areas. For purposes of this Lease, “Tenant Common Areas” shall mean the Office Lobby (excluding the Concession Area, but subject to the terms of Section 1.1.2 above), and the Office Elevators. In addition to the terms of Section 1.1.4.1, prior to commencing any CCA Change to the Tenant Common Areas (“TCA Changes”), Landlord shall obtain Tenant’s approval, not to be unreasonably withheld, conditioned, or delayed, which approval shall be granted or denied within the thirty (30) day period described in (a) of Section 1.1.4.1 above, and Tenant’s failure to respond within such time period shall constitute Tenant’s deemed approval, provided that it shall be reasonable for Tenant to withhold or condition its consent if Tenant determines that the proposed TCA Change would, for example only and not by way of limitation: (i) materially and adversely impact (a) the size, accessibility, quality, functionality or features of the affected Tenant Common Areas for Tenant’s use of the same for or in connection with the Standard Permitted Use, or (b) any of Tenant’s rights under this Lease (including, without limitation, the right to signage and security features); or (ii) be inconsistent with the Class A Standard.

1.1.4.3 Access. Except to the extent Tenant’s right of access is specifically excluded or limited as the result of (i) an emergency which reasonably requires such exclusion or limitation, (ii) Applicable Laws, or (iii) the Rules and Regulations, and subject to the express TCCs of this Lease, Tenant shall have the right of reasonable (taking into account the Permitted Use) ingress and egress to and from the Premises and the Critical Common Areas twenty-four (24) hours per day, seven (7) days per week on each day during the Lease Term; provided, however, that in the event that Tenant’s ingress and egress to and from the Premises and the Critical

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Common Areas is materially limited or denied for any reason, Landlord shall make commercially reasonable efforts to restore access as soon as reasonably practicable and to limit the scope, duration and extent of such limited or denied access to the scope, duration and extent actually and reasonably required by the circumstances justifying the limited or denied access. To the extent that Landlord breaches this Section 1.1.4.3, Tenant’s rights in connection with such breach shall be governed by the terms of Section 6.4 and Section 7.3 of this Lease below.

1.2 Rentable Square Feet of Premises. For purposes of this Lease, “rentable square feet” of the Premises shall be calculated pursuant to Standard Methods of Measurement and Calculating Rentable Area – 2010 (Method A) (ANSI/BOMA Z65.1-2010), and its accompanying guidelines (collectively, “BOMA 2010”). Landlord and Tenant hereby stipulate and agree that the rentable area of the Premises, based on the Base Building Plans (as that term is defined in Section 1.1 of the Tenant Work Letter) is as set forth in Section 2.2 of the Summary. Within sixty (60) days after the Lease Commencement Date, Tenant may object to the amount of the rentable square footage of the Premises as set forth in this Lease; provided, however, Tenant may only object if the Building, as constructed, deviates from the Base Building Plans and, as a result of such deviation, the rentable square footage of the Premises is reduced, and then any objection by Tenant to the rentable square footage of the Premises shall be limited solely to the amount of the actual deviation of the rentable square footages of the Premises from the rentable square footages set forth in this Lease. Tenant’s failure to deliver written notice of such objection within said sixty (60) day period shall be deemed to constitute Tenant’s acceptance of rentable square footage set forth in this Lease. If Tenant objects to the amount of the rentable square footage, Landlord’s space planner/architect and Tenant’s space planner/architect shall promptly meet and attempt to agree upon the rentable square footage of the Premises as measured pursuant to BOMA 2010, it being understood that any adjustment must be limited to the amount, if any, by which the rentable square footages of the Premises, as constructed, deviates from the rentable square footages set forth in this Lease (the “Deviation”). If Landlord’s space planner/architect and Tenant’s space planner/architect cannot agree on the amount of the Deviation within thirty (30) days after Tenant’s objection thereto, Landlord and Tenant shall mutually select an independent third party space measurement professional to field measure the Deviation pursuant to BOMA 2010, subject to the limitations set forth herein. Such third party independent measurement professional’s determination shall be conclusive and binding on Landlord and Tenant. Landlord and Tenant shall equally split the fees and expenses of the independent third party space measurement professional. If the Lease Term commences prior to the calculation of the Deviation, Landlord’s determination of the Deviation shall be utilized until a final determination of the Deviation is made, whereupon an appropriate adjustment, if necessary, shall be made retroactively, and Landlord shall make appropriate payment (if applicable) to Tenant. In the event that pursuant to the procedure described in this Section 1.2 above, it is determined that the rentable square footage amounts shall be different from those set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (including, without limitation, the amount of the Rent, as those term is defined in Section 4.1 of this Lease, and the amount of the Tenant Improvement Allowance, as that term is defined in Section 2.1 of the Tenant Work Letter) shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant.

ARTICLE 2

LEASE TERM; OPTION TERMS

2.1 Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the date of this Lease. Tenant may not occupy the Premises for the conduct of its business prior to the Lease Commencement Date. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.4 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated or extended as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) Lease Month period during the Lease Term; provided, however, that the last Lease Year shall end on the Lease Expiration Date. For purposes of this Lease, the term “Lease Month” shall mean each succeeding calendar month during the Lease Term; provided that the first Lease Month shall commence on the Lease Commencement Date and shall end on the last day of the first (1st) full calendar month of the Lease Term and that the last Lease Month shall expire on the Lease Expiration Date. Within a reasonable period of time after the occurrence of the Lease Commencement Date, the parties shall execute a notice confirming key dates and other information in the form attached hereto as Exhibit C, attached hereto, as a confirmation only of the information set forth therein; however, the failure of the parties to execute such letter shall not defer the Lease Commencement Date or otherwise invalidate this Lease or constitute a breach or default hereunder.

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2.2 Option Terms.

2.2.1 Option Right. Landlord hereby grants Tenant three (3) options (each, an “Extension Option”) to extend the Lease Term for then-existing Premises each by a period of five (5) years (each an “Option Term”), pursuant to the TCCs of this Lease. Each Extension Option shall be exercisable only by Notice (as that term is defined in Section 29.18 of this Lease) delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice Tenant has not received notice of a monetary default under this Lease, which then remains uncured. Upon the proper exercise of such Extension Option, the Lease Term, as it applies to then-existing Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 may only be exercised by the tenant originally named herein (the “Original Tenant”) and its Permitted Transferee Assignee (as that term is set forth in Section 14.8 of this Lease) or an assignee of the entire Premises approved by Landlord under Article 14 of this Lease.

2.2.2 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Market Rent, as that term is defined in, and determined pursuant to, Exhibit F attached hereto. The calculation of the Market Rent shall be derived from a review of, and comparison to, the “Net Equivalent Lease Rates” of the comparable transactions, as provided for in Exhibit F.

2.2.3 Exercise of Option. The Extension Options contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2. Tenant shall deliver notice (the “Exercise Notice”) to Landlord not more than twenty-one (21) months nor less than eighteen (18) months prior to the expiration of the then Lease Term (the “Option Exercise Deadline”), stating that Tenant is exercising the applicable Extension Option; provided, however, that an Extension Option shall not lapse by reason of Tenant’s failure to give an Exercise Notice by the Option Exercise Deadline unless and until Landlord has given Tenant notice (an “Option Reminder Notice”) that the Option Exercise Deadline is approaching or has passed, as the case may be, and the Option Exercise Deadline shall be extended as necessary to give Tenant five (5) business days after receipt of an Option Reminder Notice in which to exercise the Extension Option. By way of example and for the avoidance of doubt, if Tenant has not theretofore exercised an Extension Option and (i) Landlord gives Tenant an Option Reminder Notice forty-five (45) days prior to the Option Exercise Deadline, Tenant must exercise the Extension Option not later than the Option Exercise Deadline, but (ii) if Landlord gives an Option Reminder Notice fifteen (15) days after the Option Exercise Deadline, the Option Exercise Deadline shall be deemed extended to the date that is five (5) business days after Landlord’s delivery of the Option Reminder Notice. Landlord shall deliver notice (the “Landlord Response Notice”) to Tenant on or before the date which is thirty (30) days after Landlord’s receipt of the Exercise Notice, setting forth Landlord’s calculation of the Market Rent (the “Landlord’s Option Rent Calculation”). Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord’s Option Rent Calculation. If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord’s Option Rent Calculation, the parties shall follow the procedure set forth in Section 2.2.4 below, and the Market Rent shall be determined in accordance with the terms of Section 2.2.4 below.

2.2.4 Determination of Market Rent. In the event Tenant timely exercises its option to extend this Lease, but rejects the Option Rent set forth in the Landlord’s Option Rent Calculation pursuant to Section 2.2.2, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is ninety (90) days prior to the expiration of the applicable Lease Term (the “Outside Agreement Date”), then each party shall, within five (5) days following the Outside Agreement Date, simultaneously exchange their separate determinations of the Option Rent (the “Exchanged Option Rents”). The Exchanged Option Rents shall be stated as a Net Equivalent Lease Rate. If the higher of the Exchanged Option Rents is within five percent (5%) of the lower of the Exchanged Option Rents, then the Option Rent shall be the average of the Exchanged Option Rents. If Landlord and Tenant disagree as to whether or not higher of the Exchanged Option Rents is within five percent (5%) of the lower of the Exchanged Option Rents, then the determination shall be made by an MAI appraiser selected by the parties and satisfying the requirements for the Neutral Arbitrator set forth in Section 2.2.4.2 below (the “Exchanged Option Rents Arbitrator”). If the parties cannot agree on an Exchanged Option Rents Arbitrator within thirty (30) days, either party may petition the

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presiding judge of the King County Superior Court to appoint an MAI appraiser satisfying the requirements for the Neutral Arbitrator set forth in Section 2.2.4.1 below as the Exchanged Option Rents Arbitrator. If the higher of the Exchanged Option Rents is not within five percent (5%) of the lower of the Exchanged Option Rents, then the Exchanged Option Rents shall be submitted to arbitration in accordance with this Section 2.2.4. below, but subject to the terms, when appropriate, of Section 2.2.2.

2.2.4.1 Landlord and Tenant shall, within fifteen (15) days of the Outside Agreement Date (or ten (10) days after the determination of the Exchanged Option Rents Arbitrator, if later), each appoint one arbitrator who shall by profession be an MAI appraiser or broker who shall have been active over the ten (10) year period ending on the date of such appointment in the appraising of, or rendering brokerage services relating to, first class office properties in the vicinity of the Building. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

2.2.4.2 The two Advocate Arbitrators shall, within fifteen (15) days of the appointment of the last appointed Advocate Arbitrator, agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be an MAI appraiser and otherwise qualified under the same criteria for an appraiser set forth hereinabove for qualification of an Advocate Arbitrator that is an appraiser except that (i) neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly, or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel. If the Advocate Arbitrators do not agree on a Neutral Arbitrator within such fifteen-day period, either may petition the presiding judge of the King County Superior Court to appoint the appraiser. The decision of the Neutral Arbitrator shall be binding on Landlord and Tenant. After the Neutral Arbitrator is selected, the Advocate Arbitrators shall not be involved in the arbitration process, other than to advise, or advocate on behalf of, Landlord and Tenant, respectively. The following terms shall apply to the Neutral Arbitrator’s determination of whether Landlord’s or Tenant’s Exchanged Option Rent is the closest to the actual Option Rent.

2.2.4.2.1 Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord’s or Tenant’s respective determination of Option Rent;

2.2.4.2.2 The date, time and location of the arbitration shall be mutually and reasonably agreed upon by Landlord and Tenant;

2.2.4.2.3 No discovery by the Neutral Arbitrator or between Landlord and Tenant, or independent investigation by the Neutral Arbitrator shall take place in connection with the arbitration, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the comparable transactions;

2.2.4.2.4 Tenant and Landlord shall each have the right to present oral arguments to the Neutral Arbitrator at the arbitration;

2.2.4.2.5 Not later than ten (10) business days after the date of the arbitration, the Neutral Arbitrator shall render a decision indicating whether Landlord’s or Tenant’s Exchanged Option Rent is closer to the Option Rent, and whichever Exchanged Option Rent is selected by the Neutral Arbitrator as being closer to the Option Rent shall become the then applicable Option Rent;

2.2.5 Amendment to Lease. Following the stipulation to, or determination of, Market Rent for the Premises for the Option Term, Landlord and Tenant shall promptly enter into an appropriate amendment to this Lease, extending the Lease Term for the Option Term with the Rent amended to be the Option Rent as so agreed or determined and otherwise on all of the applicable terms and conditions of this Lease, but the determination of the Option Rent shall be fully effective whether or not the such amendment is executed. In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall continue to pay the Rent at the rate in effect immediately prior to commencement of the Option Term and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party.

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2.3 Early Termination Right. Provided that Tenant has not received notice of a monetary default under this Lease that then remains uncured as of the date of Tenant’s delivery of the Termination Notice, as that term is defined below, Tenant shall have the right to terminate this Lease effective as of the first day of the one hundred thirty-ninth (139th) Lease Month of the Lease Term (the “Termination Date”), and provided that (i) Landlord receives written notice (the “Termination Notice”) from Tenant no later than the first day of the one hundred twentieth (120th) Lease Month of the Lease Term stating Tenant’s election to terminate this Lease pursuant to the terms and conditions of this Section 2.3, together with fifty percent (50%) of the Termination Fee (as that term is defined below), and (ii) on or before the Termination Date, Landlord receives the remaining fifty percent (50%) of the Termination Fee, all as consideration for and as a condition precedent to such early termination. Provided that Tenant terminates this Lease pursuant to the terms of this Section 2.3, this Lease shall automatically terminate and be of no further force or effect and Landlord and Tenant shall be relieved of their respective obligations under this Lease as of the Termination Date, except those obligations set forth in this Lease which relate to the term of Tenant’s lease of the Premises and/or that specifically survive the expiration or earlier termination of this Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease, up to and including the Termination Date. For purposes of this Lease, the “Termination Fee” shall mean an amount equal to the then-unamortized portions, calculated using a five percent (5%) interest factor, on an equal payment basis over the number of Lease Months during which Base Rent is payable during the initial Lease Term (determined on a per rentable square foot basis for the then-existing Premises), of (a) the Tenant Improvement Allowance, (b) the Base Rent Abatement, and (c) leasing commissions paid by Landlord to Tenant’s Broker and Landlord’s Broker in connection with this Lease. Upon Tenant’s delivery of a Termination Notice (if applicable), Tenant’s rights, and Landlord’s restrictions, under Sections 2.2, 5.4 and 23.5 shall thereafter be void and of no further force or effect.

2.4 Pre-Lease Commencement Date Contraction Right. Provided that Tenant has not received notice of a monetary or material non-monetary default under this Lease that remains uncured as of the date of Tenant’s delivery of the Pre-LCD Contraction Notice, as that term is defined below, Tenant shall have the right to terminate its lease of the entirety of floors 46, 47 and 48 in the Building (the “Pre-LCD Contraction Space”) effective immediately upon delivery of the Pre-LCD Contraction Notice, provided that Landlord receives written notice (the “Pre-LCD Contraction Notice”) from Tenant no later than September 1, 2017, stating Tenant’s election to terminate its lease of the Pre-LCD Contraction Space, pursuant to the terms and conditions of this Section 2.4. As a condition precedent to such contraction, concurrently with delivery of the Pre-LCD Contraction Notice, Tenant shall deliver the Pre-LCD Contraction Fee (as that term is defined below) to Landlord. For purposes of this Lease, the “Pre-LCD Contraction Fee” shall mean the leasing commissions paid by Landlord to Tenant’s Broker in connection with this Lease applicable to the Pre-LCD Contraction Space. Provided that Tenant terminates its lease of the Pre-LCD Contraction Space pursuant to the terms of this Section 2.4, Tenant’s lease of the Pre-LCD Contraction Space shall automatically terminate and be of no further force or effect on the date of Tenant’s delivery of the Pre-LCD Contraction Notice, but Tenant’s lease of the remainder of the Premises shall remain in full force and effect and Landlord and Tenant shall be relieved of their respective obligations under this Lease with respect to the Pre-LCD Contraction Space. If Tenant timely exercises Tenant’s contraction right as set forth herein, then the applicable TCCs of Exhibit I attached hereto shall apply, which Exhibit I shall provide the mechanism for appropriate adjustments to Base Rent, Tenant’s Share, and the Tenant Improvement Allowance based on the exclusion of the stipulated number of rentable square feet on the floor or floors in the Office Component which are no longer part of the Premises. Tenant shall execute an amendment to this Lease documenting the multi-tenant nature of the Project upon the applicable TCCs of Exhibit I attached hereto within ten (10) business days of delivery of such amendment to Tenant by Landlord, but the TCCs of Exhibit I shall be fully effective whether or not the such amendment is executed. Upon Tenant’s exercise of its contraction right set forth in this Section 2.4 above, Tenant’s contraction right set forth in Section 2.5 below shall terminate and be of no further force or effect. Landlord shall not be required to disburse any portion of the Tenant Improvement Allowance applicable to the Pre-LCD Contraction Space or construct any Tenant Change Items (as that term is defined in the Tenant Work Letter) applicable solely to the Pre-LCD Contraction Space prior to the expiration or earlier waiver of Tenant’s contraction right set forth in this Section 2.4.

2.5 Contraction Right. Provided that Tenant has not received notice of a monetary default under this Lease that remains uncured as of the date of Tenant’s delivery of the Contraction Notice, as that term is defined

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below, and Tenant did not exercise its contraction right set forth in Section 2.4 above, Tenant shall have the right to terminate its lease of the entirety of the two (2) highest full floors in the Premises (the “Contraction Space”) effective as of 11:59 p.m. on the date designated by Tenant in the Contraction Notice ( the “Contraction Date”) which date is on or between the last day of the seventy-eighth (78th) Lease Month and the last day of the ninetieth (90th) Lease Month, provided that (i) Landlord receives written notice (the “Contraction Notice”) from Tenant no later than twelve (12) Lease Months prior to the Contraction Date, and in any event, not later than the last day of the seventy-eighth (78th) Lease Month, stating Tenant’s election to terminate its lease of the Contraction Space, pursuant to the terms and conditions of this Section 2.5 and setting forth the Contraction Date and (ii) on or before the Contraction Date, Landlord receives the Contraction Fee (as that term is defined below), all as consideration for and as a condition precedent to such contraction. Provided that Tenant terminates its lease of the Contraction Space pursuant to the terms of this Section 2.5, Tenant’s lease of the Contraction Space shall automatically terminate and be of no further force or effect on the Contraction Date, but Tenant’s lease of the remainder of the Premises shall remain in full force and effect and Landlord and Tenant shall be relieved of their respective obligations under this Lease as of the Contraction Date with respect to the Contraction Space, except those obligations set forth in this Lease which relate to the term of Tenant’s lease of the Contraction Space and/or that specifically survive the expiration or earlier contraction of this Lease with respect to the Contraction Space, including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease with respect to the Contraction Space, up to and including the Contraction Date. For purposes of this Lease, the “Contraction Fee” shall mean the then-unamortized portions, calculated using a five percent (5%) interest factor, on an equal payment basis over the number of Lease Months during which Base Rent is payable during the initial Lease Term (determined on a per rentable square foot basis for the Contraction Space), of (a) the Tenant Improvement Allowance, (b) the Base Rent Abatement, and (c) leasing commissions paid by Landlord to Tenant’s Broker in connection with this Lease. If Tenant timely exercises Tenant’s contraction right as set forth herein, then the applicable TCCs of Exhibit I attached hereto shall apply, which Exhibit I shall provide the mechanism for appropriate adjustments to Base Rent and Tenant’s Share based on the exclusion of the stipulated number of rentable square feet on the floor or floors in the Office Component which are no longer part of the Premises. Tenant shall execute an amendment to this Lease documenting the multi-tenant nature of the Project upon the applicable TCCs of Exhibit I attached hereto within ten (10) business days of delivery of such amendment to Tenant by Landlord, but the TCCs of Exhibit I shall be fully effective whether or not the such amendment is executed.

ARTICLE 3

BASE RENT

3.1 In General. From and after the Rent Commencement Date, Tenant shall pay, without prior notice or demand, by ACH in currency or by wire transfer, which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction other than setoffs and deductions that Tenant is permitted to make pursuant to the express TCCs of this Lease. Landlord shall provide its account information (including a completed form W-9) and wiring instructions within five (5) days of receipt of a request from Tenant. In accordance with Section 4 of the Summary, any increases in Base Rent shall occur on the first day of the applicable Lease Month. The parties acknowledge, however, that Tenant shall pay Base Rent for each “calendar month” of the Lease Term (or a prorated portion of a “calendar month”, as applicable), even though the first “Lease Month” may pertain to a period longer than one (1) calendar month. If any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable monthly installment of Base Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Base Rent Abatement. Provided that no monetary or material non-monetary event of default is occurring, then during the first four and one-half (4 1⁄2) full calendar months of the Lease Term (collectively, the “Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Base Rent Abatement Period (collectively, the “Base Rent Abatement”). Tenant

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acknowledges and agrees that the foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Rent and perform the terms and conditions otherwise required under this Lease.

3.3 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days of the date when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant’s receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at the “Interest Rate.” For purposes of this Lease, the “Interest Rate” shall be an annual rate equal to the lesser of (i) the annual “Bank Prime Loan Rate” cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus three (3) percentage points, and (ii) the highest rate permitted by Applicable Laws.

3.4 Right to Offset Tenant Improvement Allowance. Notwithstanding anything to the contrary contained herein, if Landlord fails to timely fulfill its obligation to fund any portion of the Tenant Improvement Allowance, Tenant shall be entitled to deliver notice (“Payment Notice”) thereof to Landlord and to any mortgagee or trust deed holder of the Building whose identity and address have been previously provided to Tenant. If Landlord still fails to fulfill any such obligation within twenty (20) business days after Landlord’s receipt of the Payment Notice from Tenant and if Landlord fails to deliver notice to Tenant within such twenty (20) business day period explaining Landlord’s reasons that Landlord believes that the amounts described in Tenant’s Payment Notice are not due and payable by Landlord (“Refusal Notice”), Tenant shall be entitled to offset the amount so funded, together with interest at the Interest Rate from the date Landlord was obligated to pay such amount until the date of offset, against Tenant’s next obligations to pay Rent; provided, however, Landlord shall be obligated to immediately disburse to Tenant any undisputed amounts. However, if Tenant is in default under Section 19.1 of this Lease at the time that such offset would otherwise be applicable, Tenant shall not be entitled to such offset until such default is cured. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) days after Tenant’s receipt of a Refusal Notice, then the parties agree to submit the matter to arbitration as herein described, specifically: (i) either party shall give written notice to the other that such dispute needs to be resolved by arbitration and (ii) within thirty (30) days after the giving of the notice, both parties shall submit the dispute to arbitration administered by the JAMS or any successor thereto in Seattle, Washington under the Expedited Procedures provisions (Rules 16.1-16.2 in the current edition) of the JAMS Comprehensive Arbitration Rules and Procedures. The determination rendered by the arbitrator shall be binding upon the parties and may be entered in any court having jurisdiction thereof, and the prevailing party shall be awarded its reasonable attorneys’ fees and costs. Tenant shall not be entitled to offset such amount against Rent unless and until such dispute is finally resolved by mutual agreement of the parties or pursuant JAMS arbitration as set forth above.

ARTICLE 4

ADDITIONAL RENT

4.1 In General. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall, from and after the Rent Commencement Date, pay Tenant’s Share of the annual Direct Expenses, as those terms are defined in Sections 4.2.5 and 4.2.1, respectively, of this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Unless a shorter period is specified in this Lease, all payments of miscellaneous Additional Rent charges hereunder (that is, all Rent other than Base Rent and Direct Expenses), shall be due and

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payable within thirty (30) days following Landlord’s delivery to Tenant of an invoice therefor. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Direct Expenses” shall mean Operating Expenses and Tax Expenses.

4.2.2 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.3 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or incurs during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement (subject to limitations on capital expenditures set forth in this Article 4), restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting practices, consistently applied. Without limiting the generality of the foregoing, and subject to the exclusions set forth in this Section 4.2.3 below, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities to the Common Areas, the cost of operating, repairing, replacing (subject to limitations on capital expenditures set forth in this Article 4), maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which are reasonably anticipated to reduce Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) intentionally omitted; (vi) subject to Section 4.2.3.36 below, fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, replacement (subject to the limitations on capital expenditures set forth in this Article 4), and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space (which is currently anticipated to be located on floor 20 in the area shown on Exhibit A attached hereto); (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of property manager and/or project engineer (or such other job title as may be associated with such job function)) engaged in the operation, maintenance and security of the Project; (ix) payments under any Underlying Documents; (x) operation, repair, maintenance and replacement (subject to the limitations on capital expenditures set forth in this Article 4) of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement (subject to the limitations on capital expenditures set forth in this Article 4) and repair of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance, replacement (subject to the limitations on capital expenditures set forth in this Article 4), renovation, repair and restoration of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including five percent (5%) interest on the unamortized cost) over the useful life of the item, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are reasonably anticipated to reduce Operating Expenses, or (B) that are required under any Applicable Laws first enacted or enforced after the Lease Commencement Date; provided, however, that any capital expenditure shall be amortized (including five percent (5%) interest on the amortized cost) over the shorter of (Y) its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied, or (Z) with respect to those items included under item (A) above, their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute Tax Expenses.

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Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

4.2.3.1 costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees and commissions incurred in connection with the original construction or development, or original or future leasing, subleasing or assignment negotiations or transactions for space in the Project, or sale of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating leased or leasable space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas or Parking Garage);

4.2.3.2 except as set forth in items (x), (xi), (xii), and (xiii) above, depreciation, and other non-cash expenditures, interest and principal payments on mortgages and other financing costs (including points, closing costs, broker or finder fees or commissions, loan fees, title insurance, appraisal fees and recording fees), if any, penalties and interest

4.2.3.3 except as set forth in items (x), (xi), (xii), and (xiii) above, costs of capital repairs, replacements and alterations, and costs of capital improvements and equipment and other capital expenditures;

4.2.3.4 costs for which Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else or by warranty (and Landlord shall use commercially reasonable efforts to obtain such reimbursement), and electric power costs for which any tenant directly contracts with the local public service company;

4.2.3.5 any bad debt loss, rent loss, or reserves of any kind, including, without limitation, payments to reserves pursuant to any loan agreements or Underlying Documents;

4.2.3.6 costs associated with the operation of the business of the partnership or other entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project); costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

4.2.3.7 the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of property manager and/or project engineer (or such other title as may be associated with such job function), and any finders fees, brokerage commissions, job placement costs or job advertising costs;

4.2.3.8 rental and other amounts payable by Landlord under any ground lease (excluding Tax Expenses);

4.2.3.9 except for a Project management fee (as limited by Section 4.2.3.36, below), overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

4.2.3.10 any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

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4.2.3.11 rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services to the Project and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

4.2.3.12 all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

4.2.3.13 costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

4.2.3.14 any costs expressly excluded from Operating Expenses elsewhere in this Lease;

4.2.3.15 rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings, with adjustment where appropriate for the size of the applicable project;

4.2.3.16 costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services, penalties, fines, charges and other costs imposed as a result of Landlord’s failure to comply with Applicable Laws, and interest and penalties incurred as a result of Landlord’s delinquent payment of any obligation of Landlord, including without limitation Tax Expenses;

4.2.3.17 any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation, monitoring or other handling of hazardous or toxic materials (as defined under Applicable Laws) and the cost of defending claims in regard to the existence or release of hazardous or toxic materials at the Project, in violation of Applicable Laws (but this exclusion shall not relieve Tenant from liability for any hazardous or toxic materials for which Tenant is otherwise responsible pursuant to the express terms of this Lease);

4.2.3.18 costs of the initial construction of, or correcting defects in, the Base Building or Common Areas, including the costs of constructing the Parking Garage and any portion thereof, and payments made under the Permitted Encumbrances in connection with the original construction and development of the Project;

4.2.3.19 any entertainment, dining or travel expenses of Landlord for any purpose and any flowers, gifts, balloons, etc. provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents;

4.2.3.20 the cost of any “tenant relations” parties, events or promotion unless approved by Tenant;

4.2.3.21 any “validated” parking for any entity;

4.2.3.22 legal fees and costs, judgments, settlements or awards paid or incurred with respect to any negotiations, claims against or disputes between Landlord and its employees or contractors, Landlord and Tenant, or Landlord and other tenants or occupants or prospective tenants or occupants or providers of goods and services to the Project, including, without limitation, any fines or costs resulting from and Landlord’s breach of or default under a lease with a tenant;

4.2.3.23 reserves retained by Landlord;

4.2.3.24 costs incurred to correct any breach of any covenant, agreement, representation, warranty or indemnity made by Landlord in this Lease;

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4.2.3.25 costs (including in connection therewith, all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitration proceedings pertaining to Landlord and/or the Project or Common Area;

4.2.3.26 initial cost of installing any specialty service, such as an observatory, broadcasting facilities, child or daycare, luncheon club or recreation club and all costs of operating and maintaining any such specialty service if revenue is collected with respect to such specialty service;

4.2.3.27 legal and auditing fees which are for the benefit of Landlord only, including, without limitation, collecting delinquent rents, preparing corporate or partnership returns and other corporate or partnership financial statements, and audits other than those incurred in connection with the preparation of statements pursuant to additional rent provisions;

4.2.3.28 any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

4.2.3.29 any expenses incurred by Landlord for use of any portions of the Project or Common Area to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing building services, including, without limitation, lighting and HVAC to such public portions of the Project in normal building operations during standard building hours of operation;

4.2.3.30 costs of acquiring, displaying, insuring and replacing (as opposed to repair and maintenance) sculptures, paintings and other works of art;

4.2.3.31 costs of repair or other work occasioned by the exercise of eminent domain or Casualty to the extent that such costs exceed the amount of the eminent domain award or the amount of the deductible or self-insurance then applicable to Landlord’s casualty insurance, which deductible shall be reasonable by office building industry standards, and any such costs that are payable as part of the deductible must be otherwise includable in Operating Expenses (and not excluded) pursuant to the terms of this Section 4.2.3;

4.2.3.32 costs related to the violation of Applicable Laws and the cost of improvements made or other things done in order to comply with any Applicable Laws, which costs and improvements are to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current Applicable Laws in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such Applicable Laws by the applicable governmental authority as of the Lease Commencement Date;

4.2.3.33 charitable or political contributions;

4.2.3.34 costs of: (i) signs in or on the Project identifying the owner of the Project; or (ii) other tenants’ signs (provided, however, that Landlord shall be permitted to include in Operating Expenses expenditures and costs incurred by Landlord in the maintenance and repair of a monument sign stating only the Project address and the directory for the Project);

4.2.3.35 costs of any work or services to the extent relating to any property other than the Project;

4.2.3.36 Fees payable by Landlord for management of the Project in excess of three percent (3%) of Landlord’s gross rental revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Office Component with all tenants paying full rent (specifically disregarding free or abated rent), including base rent, pass-throughs, and parking fees (but excluding the cost of after-hours services or utilities) from the Project for any calendar year or portion thereof;

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4.2.3.37 the cost of maintaining and repairing, and the cost of personnel (including parking operator fees) that are located in, and operate, the portions of the Parking Garage used for vehicle parking;

4.2.3.38 salaries, wages and benefits and other costs of in-house legal and accounting personnel;

4.2.3.39 Tax Expenses;

4.2.3.40 except for a Project management fee (as limited by Section 4.2.3.36, above), amounts paid to service companies pursuant to service contracts materially in excess of market rates for Comparable Buildings;

4.2.3.41 premiums for any earthquake insurance policy that are not in commercially reasonable amounts taking into consideration the terms of the coverage of such policy, provided that the foregoing exclusionary language shall not apply to the premiums paid for any earthquake insurance policy that is required by any mortgagee;

4.2.3.42 rent payments under the TRC Parking Lease (as that term is defined in Section 28.1 below);

4.2.3.43 expenses incurred by Landlord in connection with complying with and/or applying for, obtaining, and/or maintaining a certification or rating of the Building or Project or any component thereof under a Green Program (as hereinafter defined), including without limitation, costs and expenses of (i) installing, replacing, altering, and operating the Base Building, (ii) monitoring the use of energy, water and other Building services, the disposal of waste or wastewater or the transportation of employees to and from the Premises, and (iii) preparing and submitting applications, reports and other information; provided that Landlord may, subject to any other applicable exclusion from or limitation on Operating Expenses set forth in this Section 4.2.3, include in Operating Expenses reasonable costs and expenses incurred by Landlord in complying with a Green Program that is imposed on the Building or Project by Applicable Laws, without regard to an election made by Landlord to participate in the Green Program (other than an election made by Landlord in the application for and as a condition to the entitlements obtained by Landlord for the initial construction of the Project) and with no right of the Landlord to elect that the Building or Project, as applicable, not be subject to such Green Program or if Landlord reasonably anticipates that compliance with the Green Program will reduce Operating Expenses; “Green Program” shall mean the City of Seattle’s Living Building Challenge Pilot Program, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) rating program, the Living Building Challenge of the International Living Futures Institute, and any similar or comparable standards or program now or hereafter promulgated or conducted by a government or quasi-governmental authority or private organization that relates to the sustainable or environmentally sensitive design, construction, equipping, operation, maintenance, repair, use, replacement or alteration of buildings and building services and utilities; and

4.2.3.44 costs, other than the costs of ordinary repair and maintenance (including replacement of plants and foliage), for the “living wall” to be located on the exterior of the first floor of the Building on the south and west podium walls (the “Living Wall”), and costs of ordinary repair and maintenance (including replacement of plants and foliage) of the Living Wall in excess of the Living Wall Cap. The “Living Wall Cap” shall initially mean $7,500.00 for the first full calendar year of the Lease Term, and such cap shall increase annually on January 1, of each calendar year during the Lease Term by the percentage increase in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (CPI-I) (Seattle-Tacoma-Bremerton, WA 1982-84=100) (the “Index”), as determined on a cumulative basis, year over year. If the format or components of the Index are materially changed during the Lease Term, Landlord shall substitute an index which is published by the Bureau of Labor Statistics or similar agency and which is most nearly equivalent to the Index in effect on the Lease Commencement Date. Landlord shall not be obligated to continue to maintain the Living Wall throughout the Lease Term, and may remove or demolish the Living Wall at any time.

Notwithstanding any provision to the contrary set forth in this Section 4.2.3, in no event shall those components of Operating Expenses constituting Controllable Expenses (defined hereinbelow) in any particular Expense Year, starting with the second Expense Year, exceed on an aggregate basis, the amount that such Controllable Expenses would have been for such Expense Year had the Controllable Expenses included in the first

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Expense Year increased by five percent (5%) per year (on a cumulative and compounding basis). For purposes of this Lease, “Controllable Expenses” shall mean all costs and expenses, with the exception of (A) the cost of union labor (including janitorial staff and security personnel), including labor which is not union as of the date of this Lease, but which unionizes after the date of this Lease, (B) any utility costs, (C) any insurance costs, (D) Tax Expenses, (E) costs to comply with Applicable Laws and other governmental requirements, (F) costs relating to Force Majeure, and (G) capital improvements and expenditures permitted pursuant to this Section 4.2.3 above.

Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses.

4.2.4 Tax Expenses.

4.2.4.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof (including, without limitation, the Property). If any Tax Expenses may be paid in installments, Landlord shall pay the Tax Expenses in the maximum number of installments permitted by Law, and Tenant’s obligation to pay Tenant’s Share of such Tax Expenses shall be limited to each installment or prorated share thereof due and payable during the Lease Term. Tax Expenses attributable to the years in which this Lease commences and terminates shall, if necessary, be prorated and apportioned to coincide with the commencement and expiration of the Lease Term.

4.2.4.2 Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.

4.2.4.3 Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Tax Expenses under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.4 (except as set forth in Section 4.2.4.2, above), there shall be excluded from Tax Expenses (i) all corporate taxes, income

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taxes, excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, and (iv) any taxes attributable to the portion of the Parking Garage located on land owned by the Rainier Club (as that term is defined in Section 28.1 below).

4.2.4.4 Except as otherwise set forth in this Section 4.2.4.4 below, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord’s consent shall constitute an event of default by Tenant under this Lease after the expiration of any applicable notice and cure periods. Except as set forth herein below, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses. Tenant may request from Landlord whether or not Landlord intends to file an appeal of any assessment or portion of Tax Expenses which are appealable by Landlord (the “Appealable Tax Expenses”) for any tax fiscal year. Landlord shall deliver written notice to Tenant within ten (10) days after such request indicating whether Landlord intends to file an appeal of Appealable Tax Expenses for such tax fiscal year. If Landlord indicates that Landlord will not file an appeal of such Appealable Tax Expenses, then Tenant may upon written notice to Landlord (“Appeals Notice”) file an appeal on behalf of Landlord. Tenant shall be solely responsible for all costs incurred in appealing Tax Expenses, including reimbursing Landlord, within thirty (30) days after written demand, for any and all costs reasonably incurred by Landlord. Tenant’s failure to timely deliver an Appeals Notice shall waive Tenant’s rights to appeal the applicable Tax Expenses for such tax fiscal year. In addition, Tenant’s obligations to reimburse Landlord for the costs incurred by Landlord in connection with the appeal pursuant to this Section shall survive the expiration or earlier termination of this Lease. Upon request, Landlord agrees to keep Tenant apprised of all tax protest filings and proceedings undertaken by Landlord to obtain a reduction or refund of Tax Expenses.

4.2.5 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3 Cost Pools. Landlord shall allocate Direct Expenses between different portions or occupants of the Project (the “Cost Pools”) based on the respective rentable square footage of area of each Cost Pool as compared to the total rentable square footage of the Project, or if such allocation would not be equitable (as reasonably determined by Landlord), then Landlord may allocate Direct Expenses based on the respective benefit derived from each Cost Pool of the applicable Direct Expense. Such Cost Pools shall include a Cost Pool for items of Direct Expenses specific to the Office Component, and a Cost Pool for items of Direct Expenses specific to the Hotel. Tenants of the Project shall share, on an equitable basis, based on the respective rentable square footage of the Project, or, if such allocation would not be equitable (as reasonably determined by Landlord), then based on the respective benefit derived, any Direct Expenses under this Lease to the extent attributable to the Project as a whole or benefitting all occupants of the Project, as reasonably determined by Landlord using sound real estate management and accounting practices, consistently applied. Any costs allocated to a Cost Pool which does not include a portion of the Premises shall be excluded from the definition of Direct Expenses for the purposes of this Lease.

4.4 Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year.

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall use commercially reasonable efforts to give to Tenant within one hundred twenty (120) days following the end of each Expense Year, a statement (the “Statement”) which shall state in reasonable detail the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Direct Expenses, as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (an “Excess”), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease or, if there is no further Rent due hereunder due to the expiration of the Lease Term or earlier termination of this Lease, then Landlord shall reimburse Tenant for the amount of such Excess within thirty (30) days. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has

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expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant’s Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the expiration of the applicable Expense Year (other than Tax Expenses or utility billings or assessments).

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall use commercially reasonable efforts to give to Tenant by January 31st of the applicable Expense Year, a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in reasonable detail Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). Landlord’s failure to deliver the Estimate Statement by January 31st of the applicable Expense Year shall not constitute a default by Landlord under this Lease. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary; provided, however, that Landlord shall not revise any Estimate Statement or Estimated Direct Expenses more than one (1) time per Lease Year. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12th) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Any amounts paid based on such an Estimate shall be subject to adjustment as provided in Section 4.4.1 above when actual Direct Expenses are available for each Expense Year. Throughout the Lease Term Landlord shall maintain records with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied or assessed against (i) Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises, and (ii) any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the Premises) (collectively, “Tenant’s Off-Premises Equipment”). If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the Tenant Improvements and Alterations in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are separately assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing,

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operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facilities; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6 Landlord’s Records. Upon Tenant’s written request given not more than ninety (90) days after Tenant’s receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent, Landlord shall furnish Tenant with such reasonable supporting documentation pertaining to the calculation of Operating Expenses set forth in the Statement as Tenant may reasonably request, and Landlord shall make a knowledgeable representative available to a designated employee of Tenant to discuss Landlord’s determination of Operating Expenses set forth on the applicable Statement. Landlord shall provide such documentation and make a representative so available to Tenant within sixty (60) days after Tenant’s written request therefor and any discussions between Landlord’s representative and Tenant’s designated employee shall be non-binding on either party. Within one (1) year after receipt of a Statement by Tenant (the “Audit Period”), if Tenant disputes the amount of Direct Expenses set forth in the Statement, whether or not Tenant has exercised its foregoing rights set forth in this Section 4.6 above, an independent certified public accountant (which accountant (i) is a member of a nationally or regionally recognized certified public accounting firm, which has previous experience in auditing financial operating records of landlords of Comparable Buildings, and (ii) is not working on a contingency fee basis), designated and paid for by Tenant (“Tenant’s Auditor”), may, after reasonable notice to Landlord and at reasonable times, audit Landlord’s records with respect to the Statement, which records shall be made generally available at Landlord’s offices, or otherwise in hard copy, in King County, Washington, provided that (a) Tenant is not then in monetary default under this Lease (beyond the applicable notice and cure periods provided under this Lease), and (b) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement. In connection with such audit, Tenant and Tenant’s Auditor must agree in advance to follow Landlord’s reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Tenant’s Auditor must complete the audit within ninety (90) days of Landlord making Landlord’s records available to Tenant and Tenant’s Auditor. Tenant’s failure to audit the amount of Direct Expenses set forth in any Statement within the Audit Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Direct Expenses, an audit to determine the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) mutually and reasonably selected by Landlord and Tenant; provided that if such audit by the Accountant proves that Direct Expenses set forth in the particular Statement were overstated by more than four percent (4%), then the cost of the Accountant and the cost of such audit shall be paid for by Landlord. If the Accountant shall determine that Tenant has overpaid Direct Expenses due under this Lease, Landlord shall refund to Tenant such overpayment within thirty (30) days following the determination by the Accountant. If the Accountant shall determine that Tenant has underpaid Direct Expenses due under this Lease, Tenant shall pay to Landlord the amount of such underpayment within thirty (30) days following the determination of the Accountant. Tenant hereby acknowledges that Tenant’s sole right to audit Landlord’s records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to Applicable Laws to audit such records and/or to contest the amount of Direct Expenses payable by Tenant.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) retail or restaurant uses, except for approved kitchens, cafeterias and pantries (not serving the general public); or (ii) radio and/or television stations, or other similar media outlets. Tenant shall not allow occupancy density for the Premises which is greater than permitted by Applicable Laws. Tenant further

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covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof in violation of Applicable Laws or for any use or purpose contrary to the provisions of the Rules and Regulations (the rules and regulations, attached hereto as Exhibit D, are, the “Existing Rules and Regulations,” and together with such additional rules and regulations as Landlord may promulgate in accordance with the terms of this Lease, and as the Existing Rules and Regulations and additional rules may be amended or supplemented in accordance with the terms of this Lease, the “Rules and Regulations”). Landlord shall have the right to amend, supplement, and add new commercially reasonable rules and regulations to the Rules and Regulations at any time during the Lease Term, and such amendments, supplements, and new rules and regulations shall be deemed Rules and Regulations hereunder; provided, however, that notwithstanding anything to the contrary in this Lease, the Rules and Regulations shall be enforceable against Tenant only to the extent that (a) they are reasonable and consistent with the Class A Standard; (b) they are consistent with Landlord’s Obligations to Minimize Tenant Interference and do not otherwise materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease; (c) Tenant has been provided notice in writing of such Rules and Regulations; and (d) the Rules and Regulations are applied and enforced in a reasonable, equitable and non-arbitrary manner. Tenant shall not do or permit anything to be done in or about the Premises which will unreasonably interfere with the rights of other tenants or occupants of the Building, or injure them or use or allow the Premises or any of Tenant’s Off-Premises Equipment to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.

5.3 Fitness Center. Tenant may use a portion of the Premises for the operation of a fitness center (the “Fitness Center”) which may include, without limitation, the following primary uses: weight and aerobic training, personal training, group training, fitness classes (including, for example only, yoga, Pilates, dance, aerobics, cycling and similar classes or group exercise activities), hot dry saunas; steam rooms; lockers and locker rooms; shower and restroom facilities; free weights and associated equipment; weight machines; rowing machines, treadmills, stationary bicycles, elliptical machines, stair-climbing machines, and similar exercise equipment, and shall in no event include installation or operation of a swimming pool or whirlpool facilities. The Fitness Center shall be for the exclusive use of Tenant’s and its subtenants’ employees and guests (collectively, the “Fitness Center Users”) and Tenant shall not make the Fitness Center available to other tenants or occupants of the Project (or their employees) or to members of the general public. The Fitness Center shall be of a size that does not violate Applicable Laws. Tenant’s obligations under this Section 5.3 are cumulative and in addition to all other obligations of Tenant under this Lease.

5.3.1 Licensing; Permits and Operation. The Fitness Center shall be constructed, if at all, as part of the Tenant Improvements. If approved by Landlord, the Fitness Center shall be installed and constructed in accordance with the Tenant Work Letter and this Section 5.3 at Tenant’s sole cost and expense (or as a deduction from the Tenant Improvement Allowance). Landlord shall use commercially reasonable efforts, at no cost to Landlord, to cooperate with Tenant to obtain all consents, approvals, permits or registrations required for operation of the Fitness Center, to the extent Landlord’s cooperation is required as owner of the Project. The Fitness Center shall be maintained and operated by Tenant, at Tenant’s expense, in the same manner and to the same standard applicable to the Premises generally and in compliance with all Applicable Laws. Notwithstanding the terms and conditions of Section 6.1.5 below, Landlord shall, at Tenant’s direct expense (and not as part of Operating Expenses), provide janitorial service for, and cleaning of, the Fitness Center. In addition, Tenant shall pay for any other actual and reasonable out-of-pocket increased costs incurred by Landlord with respect to the management, operation, maintenance and repair of the Building resulting solely from Tenant’s operation of the Fitness Center, within thirty (30) days of receiving an invoice therefor.

5.3.2 Waivers. Tenant or the Third Party Operator (as that term is defined in Section 5.3.3 below) of the Fitness Center shall use commercially reasonable efforts to make all Fitness Center Users aware that Landlord is not responsible for, nor affiliated with, the operation of the Fitness Center and that Landlord and the other Landlord Parties shall have no responsibility with respect thereto.

5.3.3 Third Party Operator. Tenant may exercise the right to operate a Fitness Center through subletting the Fitness Center to or the retention of a third party to operate the Fitness Center (a “Third Party Operator”); provided that any sublease shall be subject to Article 14 below and, if the Third Party Operator only operates the Fitness Center, the Third Party Operator must comply with, all of the terms, covenants, conditions and obligations on Tenant’s part to be observed and performed under this Lease to the extent they are reasonably

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applicable to the Fitness Center (other than Tenant’s obligation to pay Base Rent or Direct Expenses under this Lease). Any violation of any provision of this Lease by the Third Party Operator shall be deemed, after the expiration of applicable notice and cure periods, to be a default by Tenant under such provision. Without waiving any right of Tenant under this Lease, Third Party Operator shall have no recourse against Landlord whatsoever on account of any failure by Landlord to perform any of its obligations under this Lease or on account of any other matter. All notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Third Party Operator. In no event shall any use or occupancy of any portion of the Premises by the Third Party Operator release or relieve Tenant from any of its obligations under this Lease. The Third Party Operator shall be a Tenant Party (as that term is defined in Section 10.1 below), and Tenant shall be fully and primarily liable for all acts and omissions of such Third Party Operator as fully and completely as if such Third Party Operator was an employee of Tenant. In no event shall the occupancy of any portion of the Premises by any Third Party Operator be deemed to create a landlord/tenant relationship between Landlord and such Third Party Operator or be deemed to vest in Third Party Operator any right or interest in the Premises or this Lease, and, in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by any Third Party Operator. Upon request from Landlord, Tenant shall provide to Landlord a copy of the insurance required to be maintained by Third Party Operator prior to the Third Party Operator being allowed access to the Premises by Tenant. Any equipment or other property of the Third Party Operator in the Project shall be subject to Section 8.5 and Article 15 of this Lease. However, nothing in this Section 5.3 shall diminish Landlord’s or Tenant’s rights elsewhere in this Lease or imply that Landlord has any duties to the Third Party Operator. No disputes between Tenant and the Third Party Operator shall in any way affect the obligations of Tenant hereunder.

5.4 Competitors. So long as the Original Tenant or its Permitted Transferee Assignee leases and continues to occupy at least 300,000 of the rentable square feet of the Office Component, Landlord, during the Lease Term (as the same may be extended), shall not (i) enter into a lease for space (excluding the Premises) in the Office Component with a Competitor or Competitor Affiliate (as those terms are defined hereinbelow) or (ii) consent to the sublease or assignment of space in the Office Component to a Competitor or Competitor Affiliate, to the extent Landlord has the right to withhold its consent pursuant to the applicable lease document. Notwithstanding anything to the contrary contained herein, the TCCs of this Section 5.4 are not applicable to (a) any space in the Project located outside of the Office Component, and (b) the lease of any other tenant located in the Office Component who has been permitted to assign its lease or sublease space to a Competitor or Competitor Affiliate as the result of a court order. For purposes hereof, “Competitor” shall mean any of the following entities: (1) Amazon, (2) Zillow, (3) Facebook, (4) Google, (5) EMC, (6) Citrix Systems, (7) Radware, and (8) Palo Alto Networks, and “Competitor Affiliate” shall mean any entity that controls, or is controlled by, a Competitor and that primarily conducts business for application (ADN) technology for the delivery of web applications and the security, performance, availability of servers, data storage devices, and other network and cloud services (the “Competitive Business”). Once each year during the month of January during the Lease Term (and any extension thereof), Original Tenant or its Permitted Transferee Assignee shall have the right to replace or add one (1) Competitor with an alternative or new entity that Original Tenant or its Permitted Transferee Assignee reasonably determines primarily conducts a Competitive Business; provided, however, in no event shall the Competitor List ever include the names of more than eight (8) entities.

5.5 Underlying Documents; Initial CC&Rs.

5.5.1 Permitted Encumbrances; Underlying Documents. Tenant shall comply with, and Tenant’s rights and obligations under this Lease and Tenant’s use of the Premises shall be subject and subordinate to, all easements, licenses, operating agreements, declarations, restrictive covenants, or instruments encumbering the Project, including, without limitation, any covenants, conditions and restrictions affecting the Project, and reciprocal easement agreements affecting the Project, development agreements, and any agreements with transit agencies affecting the Project as of the date of this Lease (the “Permitted Encumbrances”). Landlord and Tenant agree that this Lease shall only be subject and subordinate to any future covenants, conditions, and restrictions and amendments thereto (the “CC&Rs”), as specifically required by Landlord pursuant to Section 5.5.2.2, but subject to the TCCs of Section 5.5.2 below, which CC&Rs together with the Permitted Encumbrances, are the “Underlying Documents”.

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5.5.2 Initial CC&Rs. Prior to the Final Completion Date, (i) Landlord shall record the condominium or subdivision or similar plan or map that will subdivide the Office Component from the Hotel, and (ii) Landlord shall record covenants, conditions and restrictions (including any subsequent amendments thereto, the “Initial CC&Rs”) that provide (a) for cost pooling materially consistent with the TCCs of Section 4.3 above, and requires any Hotel Operator to operate the Hotel at a level of service and quality that is equal to, or better than, a Mobile Travel Guide rating of “4-star”, (b) that the Hotel and/or The Sanctuary shall not be required to operate or remain open for any period of time, (c) that the Hotel shall not be required to remain a hotel for any period of time, and (d) that The Sanctuary shall not be required to remain a conference and/or event space for any period of time. Tenant hereby acknowledges and agrees that the initial Hotel Operator, SLS Hotels, and any of the following replacement Hotel Operators are acceptable to Tenant and satisfy the foregoing “4-star” rating: (1) Marriott International (including JW Marriott, and its other various brands), (2) Starwood Hotels and Resorts, (3) Hilton, (4) Hyatt, (5) Fairmont, (6) Four Seasons, (7) Omni, and (8) any other similar major regional or national hotel entity.

5.5.2.1 If Lease is Not Subordinate. Prior to recording the Initial CC&Rs, Landlord shall (i) provide Tenant a copy of the draft Initial CC&Rs that Landlord would otherwise be prepared to record, (ii) at Tenant’s election, meet with Tenant at a commercially reasonable, mutually agreed upon time within the succeeding ten (10) business day period to discuss the Initial CC&Rs, (iii) consider in good faith any reasonable comments or objections of Tenant to the Initial CC&Rs, whether such objection is made in writing during such ten (10) business day period or at the aforementioned meeting; provided, however, if Landlord does not require this Lease to become subordinate to the Initial CC&Rs, then Tenant shall only have the right to object to the Initial CC&Rs, if Landlord fails to cause the items set forth in Sections 5.5.2(ii)(a), above, to be set forth in the Initial CC&Rs.

5.5.2.2 If Lease is Subordinate. If Landlord requires that this Lease become subordinate to the Initial CC&Rs or any other Underlying Documents (collectively, “New Underlying Documents”), excluding the Permitted Encumbrances, Tenant shall have the right to review and reasonably approve the applicable New Underlying Document within ten (10) business days of Landlord’s written request for such approval, except that Tenant may only disapprove the same to the extent the applicable New Underlying Document, or the implementation or enforcement of the New Underlying Document pursuant to the express provisions thereof: (i) would, in Tenant’s reasonable business judgment, (a) materially conflict with any of Tenant’s rights expressly set forth in this Lease, including, without limitation, rights relating to Tenant’s use of, and access to, the Project, Building Common Areas, Parking Garage or Premises, (b) materially conflict with any of Landlord’s obligations expressly set forth in this Lease, or (c) materially increase the costs imposed on Tenant under this Lease, or (ii) as to the Initial CC&Rs, the same do not include (a) the right for Landlord, as the owner of the Office Component, to enforce provisions and covenants of the Initial CC&Rs that benefit the Office Component against the other owners subject to the Initial CC&Rs, (b) limitations under the Initial CC&Rs that prevent express provisions of the Initial CC&Rs from being enforced in a manner that would violate the TCCs of this Section 5.5.2.2(i)(a) – (c) above, and (c) the right for Tenant to cause Landlord to exercise the enforcement rights in this Section 5.5.2.2(ii)(a) above, or, in the alternative, the right for Tenant to exercise such enforcement rights directly under the Initial CC&Rs. Tenant may not object to the terms of any New Underlying Documents that are consistent with the TCCs of Section 5.5.2 above. If Tenant is required by Landlord to subordinate to any New Underlying Documents, Landlord and Tenant shall execute commercially reasonable, appropriate documentation evidencing such subordination, in a form substantially similar to the form of Recognition of Covenants, Conditions, and Restriction, attached hereto as Exhibit M.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Throughout the Lease Term, Landlord shall cause all Building Systems to be operated and maintained in accordance with the Class A Standard. Landlord shall provide the following services at all times and on all days (unless otherwise stated below) during the Lease Term.

6.1.1 HVAC. In accordance with the Base Building Plans, the Building shall be equipped with a heating and air conditioning (“HVAC”) system serving the Office Component (the “BB HVAC System”). Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide BB HVAC System service in a manner consistent with the Class A Standard during the HVAC System

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Hours. Tenant shall have the right to specify the hours of availability of the BB HVAC System, including specifying different hours for different floors of the Premises (the “HVAC System Hours”); provided, however, (i) the HVAC System Hours shall consist of, at a minimum, the hours of 7:00 A.M. to 6:00 P.M. on Monday through Friday and on Saturdays from 8:00 A.M. to 1:00 P.M., except for the date of observation of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day (collectively, the “Holidays”), and (ii) the HVAC System Hours shall consist only of consecutive time periods, as determined on a daily basis. Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the BB HVAC System. If the HVAC System Hours consist of more than seventy-five (75) hours per week, as determined on average on a per floor basis for the entire Premises, then Landlord shall supply such HVAC to Tenant at Landlord’s actual cost (which shall be treated as Additional Rent, but not as an Operating Expense), including the cost of increased depreciation on the BB HVAC System, but excluding the cost of electricity to the extent already paid for directly by Tenant.

6.1.1.1 Supplemental HVAC. As a part of the Tenant Improvements and subject to the terms of the Tenant Work Letter, supplemental HVAC units may be installed in the Premises for the purpose of providing supplemental air-conditioning to the Premises (the “Tenant HVAC System”). All aspects of the Tenant HVAC System (including, but not limited to, any connection to the Building’s chilled water system) shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, unless a Design Problem (as defined in Section 8.1 below) exists. At Landlord’s election prior to the expiration or earlier termination of this Lease, Tenant shall leave the Tenant HVAC System in the Premises upon the expiration or earlier termination of this Lease, in which event the Tenant HVAC System shall be surrendered with the Premises upon the expiration or earlier termination of this Lease, and Tenant shall thereafter have no further rights with respect thereto. In the event that Landlord fails to elect to have the Tenant HVAC System left in the Premises upon the expiration or earlier termination of this Lease, then Tenant shall remove the Tenant HVAC System upon the expiration or earlier termination of this Lease, and repair all damage to the Building resulting from such removal, at Tenant’s sole cost and expense. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation, repair, replacement, and removal (subject to the foregoing terms of this Section 6.1.1.1), of the Tenant HVAC System, and in no event shall the Tenant HVAC System interfere with Landlord’s operation of the Building, but the Tenant HVAC System may, at Tenant’s option, connect to the Building management system. Any reimbursements owing by Tenant to Landlord pursuant to this Section 6.1.1.1 shall be payable by Tenant within thirty (30) days of Tenant’s receipt of an invoice therefor.

6.1.2 Electricity. Landlord shall provide adequate electrical wiring and facilities consistent with the Base Building Description (as that term is defined in the Tenant Work Letter) and power for normal general office use as determined by Landlord. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project, as described in the Base Building Description or the risers or wiring installation. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay directly to Landlord pursuant to submeters installed by Landlord, the cost of all electricity provided to and/or consumed in the Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers), which electricity shall be separately metered (as described above). Tenant shall pay such cost within thirty (30) days after demand and as Additional Rent under this Lease (and not as part of Operating Expenses).

6.1.3 Lighting. As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.4 Water. As contemplated by the Base Building Plans, Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Premises, and Common Areas.

6.1.5 Janitorial. Landlord shall provide janitorial services to the Premises in accordance with the Class A Standard and Comparable Buildings, except Holidays, in and about the Premises and window washing services in a manner and frequency consistent with other Comparable Buildings, but not less frequently than twice per calendar year. Notwithstanding the foregoing, upon request from Tenant, and at Tenant’s sole cost and expense with respect to the Office Component (which may be included within Operating Expenses, or charged directly to Tenant as Additional Rent), Landlord shall use commercially reasonable efforts to provide window washing services more frequently than twice per calendar year.

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6.1.6 Office Elevators. Landlord shall provide (i) non-exclusive, non-attended automatic passenger elevator service, with at least two (2) passenger elevators available at all times, including, without limitation, on weekends, and on Holidays and (ii) exclusive, non-attended freight elevator service, with at least one (1) freight elevator available at all times, with scheduling reasonably managed by Tenant, subject to Applicable Laws, emergency, and subject to use of the freight elevator as required by Landlord to perform its obligations under this Lease.

6.1.7 Loading Areas. Tenant shall have the exclusive right to use the loading areas in the Parking Garage designated on Exhibit A-3 attached hereto as loading area 1 and loading area 2. Tenant shall coordinate all deliveries to the Premises using the foregoing loading areas. As of the date hereof, Landlord anticipates that the Hotel shall be entitled to the exclusive use of loading area 5. Tenant is not entitled to utilize any of the loading areas that are exclusively reserved for the Hotel. Landlord shall not grant exclusive use of any loading areas, other than the two (2) loading areas designated for Tenant’s exclusive use as set forth herein and one (1) loading area designated for the Hotel’s exclusive use.

6.1.8 Access Control; Tenant’s Security System.

6.1.8.1 Access Control. Landlord shall, as part of Operating Expenses, provide on-site access control procedures and security services twenty-four (24) hours a day, seven (7) days a week, consistent with such service in Comparable Buildings. Although Landlord agrees to provide such access control procedures and security services, notwithstanding anything to the contrary contained in this Lease, the “Landlord Parties,” as that term is defined in Section 10.1 of this Lease, shall not be liable for, and the Landlord Parties are hereby released from any responsibility for any damage either to person or property sustained by Tenant incurred in connection with or arising from any acts or omissions of such access control personnel, or the Landlord Parties; provided, however, that Landlord shall remain liable for personal injury and/or property damage to the extent directly caused by the negligence or willful misconduct of Landlord’s access control personnel or the Landlord Parties (but in any event Landlord shall not be liable hereunder for the acts or omissions of any third parties at the Project).

6.1.8.2 Tenant’s Security System in the Premises. Subject to the terms and conditions of this Lease (including Article 8 hereof), Tenant may, at its own expense, install, maintain, repair and replace from time to time, its own security system (“Tenant’s Security System”) in the Premises, which may be a Lenel access system. If not installed as part of the Tenant Improvements and approved by Landlord in accordance with the Tenant Work Letter, Tenant shall coordinate the selection, installation and operation of Tenant’s Security System with Landlord, and Landlord likewise shall cooperate with Tenant, in order to ensure that Tenant’s Security System is compatible with Landlord’s Building security systems and equipment, and to the extent that Tenant’s Security System is not compatible with Landlord’s Building systems and equipment, Tenant shall not be entitled to install and/or operate the Tenant’s Security System. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the installation, monitoring, operation and removal of Tenant’s Security System. Tenant may coordinate Tenant’s Security System to provide that the Building Systems and Tenant’s Security System will operate on the same type of key card, so that Tenant’s employees are able to use a single card for both systems, but shall not otherwise integrate Tenant’s Security System with the Building Systems.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, use office equipment or lighting (other than lighting installed as Tenant Improvements), which may that individually or collectively cause the air conditioning system serving the Premises to be unable, on a commercially reasonable basis, to maintain appropriate temperatures in the Premises in compliance with this Lease. If Tenant’s density or machines or equipment (i) affects the temperature otherwise maintained by the HVAC system or (ii) otherwise exceeds the capacity of any utility, Landlord may, after notice to Tenant and a reasonable opportunity for Tenant to cease such overstandard use, install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of design, installation, operation, use, and maintenance shall be paid by Tenant to Landlord within thirty (30) days after Landlord has delivered to Tenant an invoice therefor. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay to Landlord within thirty (30) days after Landlord has delivered to Tenant an invoice therefor, Landlord’s standard charge for any services provided to Tenant which Landlord is not specifically obligated to provide to Tenant pursuant to the terms of this Lease.

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6.3 Interruption of Use. Except as set forth to the contrary in Section 6.4 below, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or Casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise provided in Section 6.4 or elsewhere in the Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.3.1 Procedures for Interrupting Services. Prior to any scheduled interruption in services or utilities (other than as requested by Tenant), Landlord shall (i) give or cause to be given ten (10) business days’ advance written notice to Tenant identifying, in reasonable detail, the proposed interruption, the reason therefor and the schedule for its completion, (ii) if Tenant requests, meet with Tenant at a commercially reasonable, mutually agreed upon time during such ten (10) business day period to discuss the interruption, (iii) consider reasonably and in good faith any reasonable objections of Tenant to the proposed interruption, (iv) if the interruption proceeds longer than the scheduled completion initially provided to Tenant, provide periodic updates to Tenant regarding the status thereof and any changes to the schedule for its completion and (v) in connection with the foregoing, give reasonable, good faith consideration to any scheduling changes reasonably requested by Tenant. Landlord shall comply with Landlord’s Obligations to Minimize Tenant Inference in connection with any schedule interruption in services or utilities. In any emergency, or unscheduled interruption in services or utilities of which Landlord has actual knowledge, Landlord shall provide notice to Tenant (via email to an email address or addresses designated by Tenant in written notice(s) delivered to Landlord from time to time), as soon as reasonably practicable, and shall provide any information that Landlord may have about the interruption (including the anticipated timing for ceasing of the interruption).

6.4 Abatement Event. In the event that Tenant is prevented, without taking extraordinary measures or incurring material expense, from using the Premises (or any portion thereof) for the Permitted Use, and does not thereafter use, the affected portion of the Premises for Permitted Uses as a result of (i) any repair, maintenance, alteration, or remediation performed by Landlord, or which Landlord fails to perform, after the Lease Commencement Date and required by the Lease, (ii) any failure of Landlord to provide, or any material restriction of, services to the Premises, utilities to the Premises, or materially necessary access to the Premises, Critical Common Areas, or Parking Garage, in all events as required by this Lease, (iii) any Renovations, as that term is defined in Section 29.30 of this Lease, or (iv) during any period of remediation, removal, abatement, or encapsulation of any hazardous materials required to be performed by Landlord pursuant to this Lease (such set of circumstances as set forth in items (i), (ii) (iii), or (iv) above, to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, which notice may be provided by email to an email address or addresses designated by Landlord in written notice(s) delivered to Tenant from time to time, so long as notice is concurrently provided as required under Section 29.18 of this Lease, by recognized overnight courier service for next day delivery, and if such Abatement Event continues for three (3) consecutive business days (one (1) business days in the event of a failure to provide access as required under Section 1.1.4.3 of this Lease) after any such notice (the “Eligibility Period”), then the Base Rent and Tenant’s Share of Direct Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using the Premises (or any portion thereof) for the Permitted Use without taking extraordinary measures or incurring material expense, and does not use, the Premises or any portion thereof, for the Permitted Use, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using for the Permitted Use without taking extraordinary measures or incurring material expense, and does not use for the Permitted Use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using for the Permitted Use without taking extraordinary measures or incurring material expense, and does not use, a portion of the Premises for the Permitted Use for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if

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Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using for the Permitted Use, and does not use for the Permitted Use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period and recommences use of such portion of the Premises for the Permitted Use, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. For the avoidance of doubt, the unavailability of all Office Elevators shall, subject to the terms of this Section 6.4, be deemed to be an Abatement Event giving rise to Tenant’s rights under this Section 6.4. Landlord shall use commercially reasonable efforts to minimize the duration of an Abatement Event within Landlord’s reasonable control, provided that such right to abate Base Rent and Tenant’s Share of Direct Expenses and Tenant’s rights under Section 7.3, if and to the extent applicable, shall be Tenant’s sole and exclusive remedies at law or in equity for an Abatement Event. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder. For purposes of this Section 6.4, a “material restriction” shall mean a restriction of services, utilities or access such that Tenant cannot reasonably use the Premises as permitted by this Lease.

6.5 Generator.

6.5.1 In General. Subject to the terms hereof (including, without limitation, the Tenant Work Letter and Article 8 of this Lease, as applicable) and Applicable Laws, Tenant shall have the right, at Tenant’s sole cost and expense, to install one (1) back-up generator (the “Generator”) in the location set forth on Exhibit A-3, attached hereto (the “Generator Area”) to service the Premises in the event of a power outage. For purposes of this Lease, the “Generator” shall be deemed to include, without limitation, all associated equipment, connections and/or facilities and shall be considered a part of Tenant’s Off-Premises Equipment. All plans and specifications relating to the Generator shall be subject to the approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed; provided however, the Generator shall not exceed the specifications described on Exhibit L attached hereto. Subject to the terms of this Section 6.5, Landlord shall permit Tenant, at its sole cost and expense, to install and maintain the Generator, all in compliance with Applicable Laws. The cost of design (including engineering costs) and installation of the Generator and the costs of the Generator itself shall be Tenant’s sole responsibility.

6.5.2 Operation and Maintenance of Generator. In no event shall Tenant permit the Generator to interfere with normal and customary use or operation of the Building and Project by Landlord or other tenants and/or occupants (including, without limitation, by means of noise or odor). Tenant shall be responsible, at Tenant’s sole cost and expense, for all maintenance and repairs and compliance with Law obligations (including, without limitation, any Department of Ecology requirements imposed with respect to the fuel tank) with respect to the Generator, and Tenant acknowledges and that Landlord shall have no responsibility in connection with the Generator and that Landlord shall not be liable for any damage that may occur with respect to the Generator, provided that Landlord shall remain liable for property damage to the Generator to the extent caused by Landlord’s negligence or willful misconduct. Without limitation of the foregoing provisions of this Section 6.5.2, all matters (including all plans and specifications) relating to the installation, connection, use, maintenance, repair, compliance with Laws, and removal of the Generator (including, without limitation, the manner and means of Tenant’s connection of the Generator to the electrical systems of the Building) shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord’s engineers, so that the Building Systems or other components of the Building and the occupants of the Building are not adversely affected by the installation and operation of the Generator, and/or based upon other reasonable factors as determined by Landlord. In the event that Tenant shall fail to comply with the requirements set forth herein within a reasonable period of time following notice from Landlord (provided that no notice shall be required in the case of an emergency), without limitation of Landlord’s other remedies, Landlord shall have the right, at Tenant’s sole cost and expense, to cure such breach, in which event Tenant shall be obligated to pay to Landlord, within thirty (30) days following demand by Landlord, the amount expended by Landlord. Tenant shall maintain, at Tenant’s cost, industry standard “boiler and machinery” insurance coverage with respect to the Generator.

6.5.3 Generator Use. The Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage or interruption in the Building. Tenant shall be entitled to operate the Generator for testing and regular maintenance only at reasonable times when permitted by Applicable Laws.

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6.5.4 Landlord Costs. Except to the extent resulting from the negligence or willful misconduct of any Landlord Party or Landlord’s violation of this Lease, Tenant shall be responsible for any and all costs, if any, incurred by Landlord as a result of or in connection with Tenant’s installation, operation, use and/or removal of the Generator. In the event that Landlord shall incur any such costs as a result of or in connection with the rights granted to Tenant herein, Tenant shall reimburse Landlord for the same within thirty (30) days following billing.

6.5.5 Removal of Generator. The Generator shall remain Tenant’s property and Tenant may, at Tenant’s sole cost and expense, remove the Generator at any time during the Lease Term, provided that Tenant repairs all damage to the Building and Project resulting from the use and removal of the Generator and restores all affected areas to their condition existing prior to the installation thereof (collectively, the “Generator Restoration Obligations”). If Tenant shall not elect to remove the Generator during the Lease Term in accordance with the preceding terms, notwithstanding anything contained herein to the contrary, at Landlord’s option (which shall be made, if at all, by notice to Tenant at the time of Landlord’s approval of the plans and specifications for the initial installation of the Generator), Tenant shall be obligated, at Tenant’s sole cost and expense, to remove the Generator and to perform all Generator Restorations Obligations prior to the expiration or earlier termination of this Lease (or upon any earlier termination of Tenant’s rights with respect to the Generator as provided hereunder). The foregoing obligations of Tenant shall survive the expiration or earlier termination of this Lease.

6.6 Property Management. Daniels Real Estate LLC (“DRE”) will act as property manager (“Property Manager”) providing property management services for the Office Component, as of the Lease Commencement Date. At all times during the Term, the Property Manager shall be provided by DRE or a first-class institutional property manager with experience providing services to comparable Class A office projects. Landlord shall not change the Property Manager without first providing to Tenant advance notice and a reasonable opportunity for Tenant to meet and confer with Landlord regarding Landlord’s proposed Property Manager and obtaining Tenant’s prior consent; provided, however, that Tenant’s consent shall not be required if the replacement Property Manager is an affiliate of DRE or Stockbridge Capital Partners or is a first-class institutional property manager with experience providing services to comparable Class A office projects (but Landlord shall provide advance notice and a reasonable opportunity for Tenant to meet and confer with Landlord).

ARTICLE 7

REPAIRS AND MAINTENANCE

7.1 Repair and Maintenance by Tenant. At all times during the Lease Term, subject to Article 8 below, Tenant shall, at Tenant’s own expense, keep all portions of the Premises (excluding the Building Systems and other items to be maintained by Landlord pursuant to Section 7.2) in good order, repair and condition, reasonable wear and tear and damage from Casualty that is not Tenant’s obligation to repair hereunder excepted, and in accordance with all Applicable Laws and the equipment manufacturer’s suggested service programs, including all improvements, fixtures, furnishings, and systems and equipment therein (including, without limitation, plumbing fixtures other than plumbing fixtures in Common Area restrooms (as opposed to restrooms located on any full floors of the Premises, which shall be Tenant’s obligation to repair and maintain) and equipment such as dishwashers, garbage disposals, and instant hot dispensers), and any of Tenant’s Off-Premises Equipment and all areas, improvements and systems exclusively serving the Premises, including the branch lines of the plumbing, electrical and BB HVAC System, including the Tenant HVAC System, all duct work, and the floor coverings in the Premises. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by reasonable wear and tear associated with reasonable, normal and customary use of the item in question that does not impair the function of the item in question for its intended use (“reasonable wear and tear”); provided however, that, at Landlord’s option, or if Tenant fails to make such repairs after the expiration of applicable notice and cure periods, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, within thirty (30) days of being billed for same. If the Premises include, now or hereafter, one or more floors of the Building in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered to be a part of the Premises.

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7.2 Repair and Maintenance by Landlord. Notwithstanding the foregoing, Landlord shall maintain, repair, replace, and correct all latent defects in, as needed, the Base Building (including the core portions of the Building Systems) and Common Areas, as necessary to maintain the Base Building and Common Areas in condition consistent, in all material respects, with the Class A Standard, including maintenance, repair and replacement of the exterior of the Project (including painting) and landscaping, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, further, however, that, subject to the terms of Section 10.3.2.2 of this Lease, if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Landlord shall also operate, maintain, repair and replace the Building Systems as necessary in order to keep airborne concentrations of spores and other products of toxic molds and other biota below levels that are generally recognized as injurious to human health; provided, however, Landlord shall be deemed to be satisfying the foregoing requirement if Landlord constructs the Building Systems in accordance with the Base Building Plans, and maintains and operates the same in accordance with their operating specifications. Landlord may, but shall not be required to, enter the Premises at all reasonable times, subject to Article 27 below, to make such repairs, alterations, improvements or additions to all or any portion of the Premises, the Base Building or the Project as Landlord shall desire or deem necessary, or as Landlord may be required to do under Applicable Laws, or by governmental or quasi-governmental authority, or by court order or decree. All costs in performing the work described in this Section 7.2 shall be included in Direct Expenses, except to the extent excluded by Section 4.2.3.

7.3 Tenant’s Right to Make Repairs. Notwithstanding any of the terms set forth in this Lease to the contrary, if Tenant provides Notice (or oral notice in the event of an Emergency Condition, as that term is defined, below) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance required to be performed by Landlord under this Lease that relates to (i) any floor leased by Tenant, (ii) any Building Systems, (iii) the Critical Common Areas, or (iv) any Emergency Condition, which event or circumstance materially and adversely affects the conduct of Tenant’s business from the Premises or Tenant’s access to the Premises and/or Critical Common Areas, without Tenant being obligated to take extraordinary measures or incur material expense, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such Notice, but in any event not later than ten (10) business days after receipt of such Notice and to diligently prosecute the corrective action to completion, then Tenant may proceed to take the required action upon delivery of an additional five (5) days’ Notice to Landlord specifying that Tenant is taking such required action (provided, however, that the initial ten (10) business day Notice and the subsequent five (5) day Notice shall be replaced with a single twenty-four (24) hour notice in the event of an Emergency Condition) and if such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) business day period (or within twenty-four (24) hours in the event of an Emergency Condition) and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action. Notwithstanding anything contained herein to the contrary, in no event shall Tenant be permitted to take any action under this Section 7.3 that relates to the Building Structure, as that term is defined in Section 8.2 of this Lease.

7.3.1 Emergency Condition Defined. For purposes of this Section 7.3, the term “Emergency Condition” shall mean any event or circumstance which requires repair or maintenance by Landlord under this Lease and which (i) creates an immediate material risk (a) of physical harm to any Tenant Party, or (b) to the protection, safety, operation and preservation of Tenant’s mission-critical or business-critical personal property in the Premises (including, for example, server rooms), or (ii) prevents Tenant from accessing the Premises or Critical Common Areas on a commercially reasonable basis.

7.3.2 Other Terms. In the event Tenant takes such action pursuant to this Section 7.3, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Promptly following completion of any work taken by Tenant pursuant to the terms of this Section 7.3, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not either

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(i) pay such amounts, or (ii) deliver a detailed written objection to Tenant within ten (10) business days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease, the amount set forth in such invoice with interest. If, however, Landlord delivers to Tenant, within ten (10) business after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord or were not permitted to be taken by Tenant pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent, and if so elected by Tenant shall be Tenant’s sole remedy for Landlord’s failure to pay such costs. On the other hand, Tenant may pursue a claim against Landlord for the balance of the amounts due, including interest at the Interest Rate. If Tenant prevails in such legal action, the amount of the final non-appealable award, together with interest at the Interest Rate, if not paid by Landlord within thirty (30) days, may be deducted by Tenant from the Rent next due and owing under this Lease.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Except for Cosmetic Alterations (defined below), Tenant may not make any improvements, alterations, additions or changes to the Premises or any electrical, mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld or conditioned by Landlord, provided Landlord shall only withhold its consent to any Alteration which would (i) violate any Applicable Laws, (ii) adversely affect (in the reasonable discretion of Landlord) or require any modification to the Base Building or void any warranty on any Base Building component or design, or (iii) affect (in the sole discretion of Landlord) the (a) exterior appearance of the Project (other than Tenant’s Signage, the approval of which is subject to the TCCs of Section 23.4.4 below), (b) appearance of the Common Areas, (c) quiet enjoyment of other tenants or occupants of the Project (other than to a de minimis extent), or (d) provision of services to other occupants of the Project (any such Alteration or Tenant Improvement described in items (i) through (iii) above shall be deemed to contain a “Design Problem”). Landlord shall respond to Tenant’s request for Landlord’s consent to an Alteration within five (5) business days. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following five (5) business days’ notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations do not (I) cause a Design Problem, or (II) cost more than $250,000.00 (any such Alterations are “Cosmetic Alterations”). To the extent that Landlord grants Tenant the right to use areas within the Project, whether pursuant to the terms of this Lease or through plans and specifications subsequently approved by Landlord (and without implying that Landlord shall grant any such approvals), (A) in no event may Tenant use more than Tenant’s Share of the areas within the Building or utility capacity made available by Landlord for general tenant usage for Tenant’s installations and operations in the Premises (including chilled water, electricity, telecommunications room space, electrical room space, plenum space and riser space), and (B) Tenant shall comply with the provisions of this Section with respect to all such items, including Tenant’s Off-Premises Equipment. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8, except for the applicable terms of this Section 8.1 above and Section 8.5 below, which shall apply to the Tenant Improvements as set forth therein.

8.2 Manner of Construction. In connection with the construction of any Alterations, Tenant shall utilize only contractors reasonably approved by Landlord, and any removal and/or restoration obligations required to be performed pursuant to the TCCs of Section 8.5 of this Lease; provided, however, it shall not be reasonable for Landlord to withhold consent to a contractor proposed by Tenant if such contractor is licensed, bonded and insured and does work in Comparable Buildings. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall notify Landlord prior to performing such Alterations and comply with Landlord’s Rules and Regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all Applicable Laws and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord’s construction Rules and Regulations

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and the Tenant Improvement Manual (as that term is defined in Section 2.3 of the Tenant Work Letter); provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the Base Building, as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. Since all or a portion of the Project may be certified under the LEED rating system as “silver” for Core & Shell, Tenant expressly acknowledges and agrees that without limitation as to other grounds for Landlord withholding its consent to any proposed Alteration, Landlord shall have the right to withhold its consent to any proposed Alteration in the event that such Alteration is not compatible with such certification of the Core & Shell under such LEED rating system. Tenant shall construct such Alterations and perform such maintenance and repairs in a good and workmanlike manner, in conformance with any and all Applicable Laws (including all applicable permits and consents issued with respect to the Alterations or maintenance and repairs) and pursuant to a valid building permit, issued by the City of Seattle, all in conformance with Landlord’s Rules and Regulations applicable to construction. All work under Section 7.1 above and this Article 8 which may affect the Base Building must be approved by the Project’s engineer of record, at Tenant’s expense, and if any work by Tenant affects or requires changes to the Base Building, then Landlord may elect, at Tenant’s expense, to make such changes. The “Base Building” shall mean the structural portions of the Building (including the roof, roof membrane, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, structural columns and beams and curtain walls), and the Common Area restrooms, elevators, exit stairwells (collectively, the “Building Structure”) and the Building Systems. The “Building Systems” shall mean the Building’s HVAC, life-safety, plumbing, electrical, mechanical and elevator systems. In performing any work under Section 7.1 above and this Article 8, Tenant shall have the work performed in such manner so as not to damage the Building or unreasonably interfere with or obstruct access to the Project or any portion thereof, or business of Landlord or other tenants in the Project. Tenant shall use commercially reasonable efforts to not disturb labor harmony at the Project. In addition to Tenant’s obligations under Article 9 of this Lease, Tenant shall deliver to the Project construction manager an accurate reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment by Tenant. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. If Tenant orders any work directly from Landlord, and Landlord agrees to perform such work, Tenant shall pay to Landlord a supervision fee equal to (i) three percent (3%) of the cost of such work, for the first $150,000 of such costs, (ii) two percent (2%) of the cost of such work, for such costs of more than $150,000 and up to $500,000, (iii) one percent (1%) of the cost of such work for such costs of more than $500,000. In addition, in all events, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of any Alterations (other than Cosmetic Alterations); provided, however, that before incurring any such cost or expense, Landlord shall provide Tenant with an estimate of the same at least five (5) business days before incurring any such expense, during which five (5) business day period Tenant may withdraw its request for such Alterations. At Landlord’s option, prior to the commencement of construction of any Alteration, Tenant shall provide Landlord with the reasonably anticipated cost thereof, which Landlord shall disburse during construction pursuant to Landlord’s standard, commercially reasonable disbursement procedure.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, during the performance of any Alterations and/or work performed under Section 7.1 above, Tenant shall carry or shall cause its contractors and subcontractors to carry “Builder’s All Risk” insurance (and shall provide Landlord with evidence of the same) in a commercially reasonable amount taking into account the nature and scope of the Alterations and work and with companies covering such Alterations that satisfy the requirements of Section 8.2, and such other insurance and endorsements as Landlord may reasonably require consistent with the practices of the owners of Comparable Buildings. All Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.

8.5 Landlord’s Property. All Alterations, improvements, fixtures (other than trade fixtures), and/or affixed equipment which may be installed or placed in or about the Premises, from time to time, shall, except as otherwise provided herein or in the Tenant Work Letter, be at the sole cost of Tenant and upon the expiration or termination of the Lease shall be and become the property of Landlord. Notwithstanding the foregoing, at the time Landlord approves any Alteration, Landlord shall be deemed to have required Tenant, at Tenant’s expense, to

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remove any Specialty Improvements (as that term is defined below) within the Premises and to repair any damage to the Premises and Building caused by such removal, unless, in connection with its notice to Landlord with respect to any such Specialty Improvements (including any Tenant Improvements), or at any time thereafter (but not more than once in connection with any Alteration or Tenant Improvement), (i) Tenant requests Landlord’s decision with regard to the removal of such Specialty Improvements, such request to be made using the form attached hereto as Exhibit J (“Tenant’s Removal Request”), and (ii) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Specialty Improvements, then Tenant shall not be required to so remove such Specialty Improvements. If Landlord consents to the Alteration, but fails to respond to Tenant’s Removal Request within ten (10) business days after receipt thereof and of electronic and hard copy versions of all plans relating to the applicable Alterations, then Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED ELECTION TO NOT REQUIRE TENANT TO REMOVE THE SPECIFIED ALTERATIONS UPON THE EXPIRATION OF THE LEASE TERM” (the “Removal Reminder Notice”). Any such Removal Reminder Notice shall also include a complete hard copy of Tenant’s plans and specification for such Alteration. If Landlord fails to respond within five (5) business days after receipt of a Removal Reminder Notice, then Landlord shall be deemed to have elected to not require Tenant to remove the specified approved Alteration upon expiration of the Lease Term. If Tenant fails to complete any removal and/or to repair any damage caused by the removal of any Specialty Improvements that are required to be removed pursuant to this Lease, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the performance of any work under this Article 8 or installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease. “Specialty Improvements” means any Alterations or Tenant Improvements other than normal and customary general office improvements. Notwithstanding the foregoing, “Specialty Improvements” (i) shall not include conference rooms, training space, Cosmetic Alterations, Lines (as that term is defined in Section 29.32 below), and any private/internal stairways constructed in the Premises as part of the Tenant Improvements and (ii) shall include (a) the Fitness Center, (b) any kitchens, showers, restrooms (excluding restrooms installed by Landlord as part of the Base, Shell and Core, as that term is defined in Section 1.1 of the Tenant Work Letter), washrooms or similar facilities in the Premises that are not part of the Base Building, (c) any Alterations or Tenant Improvements made by, or on behalf of Tenant to the Office Lobby, and (d) any Tenant Change Items, as that term is defined in the Tenant Work Letter.

8.6 Landlord’s Permit Obligations. At Tenant’s sole cost and expense, throughout the Lease Term, Landlord shall maintain on file with the City of Seattle, current plans for the Building and Project, as necessary for Landlord to maintain a blanket permit for the Building and Project. Upon request, Tenant shall provide Landlord with any information relating to the Tenant Improvements, any Alterations, and the Premises, required to satisfy the foregoing obligation.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall remove any such lien or encumbrance within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof; provided, however, Tenant shall have the right to contest any such liens or encumbrances, and accordingly if Tenant is in the process of contesting the same, Tenant may bond around such lien or encumbrance, rather than paying amounts to remove the same. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

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ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except to the extent of the negligence or willful misconduct of the Landlord Parties or the breach of this Lease by the Landlord Parties. Except to the extent of the negligence or willful misconduct of the Landlord Parties or breach of this Lease by the Landlord Parties, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from: (a) any causes in, on or about the Premises or Tenant’s Off-Premises Equipment; (b) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises or Tenant’s Off-Premises Equipment or relating to Tenant’s actions taken under Section 7.3 above, provided that the terms of the foregoing indemnity shall not apply to the extent of third party claims against Landlord that would have existed absent the actions undertaken by Tenant under Section 7.3, above; (c) any negligence or willful misconduct of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant, any Third Party Operator, or any such person, in, on or about the Project (collectively, “Tenant Parties”); (d) any breach of the terms of this Lease by any Tenant Party; and (e) the placement of any personal property or other items within the Premises. Landlord shall indemnify, defend, protect, and hold harmless Tenant from and against any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from (i) the negligence or willful misconduct of the Landlord Parties related to this Lease or the Project or (ii) breach of this Lease by the Landlord Parties, either prior to or during the Lease Term, except to the extent caused by the negligence or willful misconduct of the Tenant Parties or breach of this Lease by the Tenant Parties. Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Section 10.1 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the

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extent such policies cover, or if carried, would have covered the matters, subject to the parties’ respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. Landlord and Tenant each hereby agrees that it shall not assert any industrial insurance immunity rights pursuant to Title 51 RCW (as the same may be amended, substituted or replaced) if such assertion would be inconsistent with or otherwise impair Tenant’s or Landlord’s, as the case may be, right to indemnification under this Section 10.1, and, accordingly, each hereby waives all such industrial insurance immunity rights. The foregoing waiver of industrial insurance immunity rights was specifically negotiated by Landlord and Tenant and is solely for the benefit of the Landlord and Tenant, and their successors and assigns, under the Lease, and is not intended as a waiver of Landlord’s or Tenant’s rights of immunity under such industrial insurance for any other purposes. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

/s/ KD	/s/ FLD

Landlord’s Initials	Tenant’s Initials

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense and after reasonable prior notice of the same (which shall be not less than thirty (30) days), comply with Landlord’s insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises for any use other than the Standard Permitted Use causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body. Landlord will not obtain any insurance that would prohibit the conduct of business from the Premises for the Standard Permitted Use.

10.3 Tenant’s Insurance. Throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4(I) sub-sections (x) and (y), or Section 10.4(II) below (as applicable). Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.3.1 Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant’s operations, occupancy or maintenance of the Project and all areas appurtenant thereto. Such insurance shall be written on an “occurrence” basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord’s managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization’s form CG2011 or a comparable form approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant’s coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. This policy shall include coverage for all liabilities assumed under this Lease as an insured contract for the performance of all of Tenant’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury and Property Damage Liability	$10,000,000 each occurrence
Personal Injury and Advertising Liability	$10,000,000 each occurrence

Tenant Legal Liability/Damage to Rented Premises Liability	$3,000,000

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10.3.2 Property Insurance covering (i) all office furniture, personal property, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s business personal property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, and (iii) all Alterations performed in the Premises. Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the CP 10 30 04 02 Coverage Special Form, (b) water damage from any cause whatsoever, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains, and (c) terrorism (to the extent such terrorism insurance is available as a result of the Terrorism Risk Insurance Act of 2002 (Pub. L. 107-297, 116 Stat. 2322), the Terrorism Risk Insurance Program Reauthorization Act of 2005 (Pub. l. 109-144), and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (Pub. L. 110-160, 121 Stat. 183), any successor statute or regulation, or is otherwise available at commercially reasonable rates).

10.3.2.1 No Representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.

10.3.2.2 Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.4(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. Landlord and Tenant hereby represent and warrant that their respective “all risk” property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against any of the Landlord Parties or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. Tenant will cause all subtenants and licensees of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.3.2.2 and to obtain such waiver of subrogation rights endorsements. If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all claims, losses, costs, damages, expenses and liabilities (including, without limitation, court costs and reasonable attorneys’ fees) arising out of, resulting from, or relating to, such failure.

10.3.3 Business Income Interruption for six (6) months.

10.3.4 Worker’s Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.

10.3.5 Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A-X (or to the extent AM Best ratings are no longer available, then a similar rating from another comparable rating agency), or which is otherwise acceptable to Landlord and licensed to do business in the State of Washington, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3 (including, Sections 10.3.1 through 10.3.5), (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies, and (iv) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing. Tenant shall deliver said policy or policies or certificates thereof and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of: (x) the Lease Commencement Date, and (y) the date Tenant and/or its employees, contractors and/or agents first enter the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) five (5)

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business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord after delivery to Tenant of bills therefor.

10.5 Additional Insurance Obligations. After the expiration of the initial Lease Term, Landlord shall have the right to require Tenant to carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be consistent with the requirements of landlords of Comparable Buildings.

10.6 Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor’s certificates of insurance and applicable endorsements at least seven (7) business days prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (collectively, a “Third Party Contractor”). All such insurance shall (i) name Landlord as an additional insured under such party’s liability policies as required by Section 10.3.1 above and this Section 10.6, (ii) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor’s commercial general liability insurance, (iii) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (iv) be of types, and in amounts, that are commercially reasonable, taking into consideration the type and cost of work to be performed by the Third Party Contractor.

10.7 Landlord’s Insurance. Landlord shall carry commercial general liability insurance with respect to the Building during the Lease Term, and shall further insure the Building and the Project during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine, consistent with the practices of institutional owners of Comparable Buildings. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage, terrorist acts and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Notwithstanding the foregoing provisions of this Section 10.7, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the types of coverage and limits and deductible amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings (provided that in no event shall Landlord be required to carry earthquake or terrorism insurance), and Worker’s Compensation and Employer’s Liability coverage as required by Applicable Laws. Notwithstanding anything contained herein to the contrary, Landlord shall carry commercially reasonable earthquake insurance to the extent the same is commercially reasonably available upon commercially reasonable terms.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. If the Base Building or any Common Areas serving or providing access to the Premises shall be damaged by a fire or any other casualty (collectively, a “Casualty”), Landlord shall promptly and diligently, subject to reasonable delays Force Majeure (as defined in Section 29.16 below), and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the Casualty, except for modifications required by Applicable Laws or required by the holder of a mortgage on the Building or Project in accordance with the applicable loan documents or any other modifications to the Common Areas deemed desirable by Landlord, subject to Section 1.1.4 above, which are consistent with the Class A Standard, provided that (i) access to the Premises, (ii) such changes shall not adversely affect the quality and functionality of services (for example only, without limitation, the availability of, and service level of, utilities and the BB HVAC System). Tenant shall promptly notify Landlord upon the occurrence of any damage to the Premises resulting from a Casualty, and Tenant shall promptly inform its insurance carrier of any such damage. Upon notice (the “Landlord Repair Notice”) to Tenant from Landlord in connection with a Casualty that materially affects the

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Base Building and the Common Areas, as well as the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2(ii) and (iii) of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Alterations installed in the Premises and shall return such Tenant Improvements and the Alterations to their original condition; provided that if the cost of such repair by Landlord shall exceed the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, at Tenant’s option, upon notice to Landlord within thirty (30) days following receipt of notice from Landlord that the proceeds of Tenant’s insurance are anticipated to be insufficient, Tenant may elect either (a) to perform all repairs to the Tenant Improvements and Alterations, at Tenant’s cost, (b) to modify the Tenant Improvements and Alterations to reduce the cost of repairs and have Landlord proceed to make such repairs, provided that (I) Tenant shall pay, prior to the commencement of repair of the damage, the amount of any insufficiency in insurance proceeds (if the same shall exist), (II) any changes shall be consistent with the Class A Standard and shall be subject to the reasonable approval of Landlord, and (III) Tenant’s abatement of Rent hereunder shall terminate as of the date repairs would have been completed by Landlord absent such changes by Tenant, or (c) require Landlord to perform repairs without Tenant changes, in which event the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the Casualty becomes known to Landlord or in the event the Casualty only materially affects the Premises, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Alterations installed in the Premises and shall return such Tenant Improvements and Alterations to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto. In the event that Landlord shall perform the repairs to the Tenant Improvements and Alterations hereunder, Landlord shall select the contractors to perform such improvement work. In the event that Tenant shall perform the repairs to the Tenant Improvements and Alterations hereunder, Tenant shall select the contractor to perform the work, provided that such contractor shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged the Premises or Critical Common Areas, and the Premises is used by Tenant for the Permitted Use as a result thereof, then during the time and to the extent the Premises is not used for the Permitted Use, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is not used by Tenant for the Permitted Use bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2 Landlord’s and Tenant’s Termination Rights.

11.2.1 Landlord’s Termination Rights. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by Casualty, and if the Premises is also affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within two hundred seventy (270) days after the date of the Casualty (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project requires that the insurance proceeds or any portion thereof be used to retire the mortgage debt, in accordance with the terms of the loan documents; (iii) provided that Landlord maintains the insurance required pursuant to the terms of Section 10.7 of this Lease, the damage is not fully covered, except for the Landlord Contribution (as that term is defined below) by Landlord’s insurance policies; (iv) the damage occurs during the last twelve (12) months of the Lease Term. For purposes hereof, the “Landlord Contribution” shall mean $2,000,000.

11.2.2 Tenant’s Termination Rights. Notwithstanding the foregoing, if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above and (i) the Casualty affects twenty-five percent (25%) or more of the Premises or (ii) Tenant cannot reasonably conduct business from the Premises for the Standard Permitted Use free of material hindrance and without taking extraordinary measures or

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incurring material expense, including by reason of loss of access or inability to use the Parking Garage, and either (a) the repairs cannot be completed within two hundred seventy (270) days after the date of the Casualty or (b) the damage occurs during the last twelve (12) months of the Lease Term, Tenant may elect, no earlier than sixty (60) days after receipt of Landlord’s Repair Estimate Notice and not later than ninety (90) days after receipt of Landlord’s Repair Estimate Notice, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days (“Landlord’s Repair Estimate Notice”). Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within ninety (90) days following the anticipated date of completion set forth in Landlord’s Repair Estimate Notice, Tenant shall have the right to terminate this Lease during the first ten (10) business days following the expiration of such ninety (90) day period, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than thirty (30) days and not more than sixty (60) days following delivery of such notice.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of Washington, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any TCC herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other TCC herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

13.1 Total Taking. If the whole of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation of the whole of the Premises, Building or Project, this Lease shall terminate effective as of the date possession is required to be surrendered to the authority, and Landlord shall give Tenant notice of such termination not later than thirty (30) days after the order for the taking is entered by a court of competent jurisdiction.

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13.2 Partial Taking. (i) If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken on a non-temporary basis, or (ii) if access to the Premises, including access to the Office Elevators is materially impaired, or (iii) access to, and use of, the Parking Garage, is materially impaired (and Landlord has not made reasonably comparable parking available to Tenant in reasonable proximity to the Building), then in any such event, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Landlord shall give prompt notice to Tenant of any order for the taking entered by a court of competent jurisdiction, and the parties shall have thirty (30) days after delivery of Landlord’s notice to exercise the foregoing termination rights. If a party having the right to terminate this Lease under this Section 13.2 fails to give such notice of termination within such thirty (30) day period, such right shall be deemed waived and this Lease shall remain in full force and effect. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises is taken, and this Lease shall not be so terminated, (a) the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which has been taken (or which is not usable for the Permitted Use, without taking extraordinary measures or incurring material expense, as a result of taking bears to the total rentable square feet of the Premises, as a result of the taking) bears to the total rentable square feet of the Premises, and (b) Landlord at its expense, shall restore the remainder of the Base Building, the Premises, the Tenant Improvements, any Alterations, and the Common Areas in accordance with Section 13.5 below. Tenant hereby affirms that all condemnation proceeds applicable to the Base Building, Premises, Tenant Improvements, any subsequent Alterations and Common Areas shall be the sole and exclusive property of Landlord.

13.3 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken or which is not usable for the Permitted Use, without taking extraordinary measures or incurring material expense, as a result of taking bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

13.4 Required Notices. If Landlord shall receive written notice from a governmental authority stating such authority’s intent to take all of any portion of the Building or Critical Common Areas, Landlord shall (i) within ten (10) business days after receiving such notice, give Tenant a copy thereof and (ii) upon request, meet with Tenant within sixty (60) days after receiving such notice, to discuss the potential taking, including the likelihood of the taking proceeding, whether Landlord (or, to Landlord’s knowledge, the owner of the portion of the Project affected by the taking, if other than Landlord) will or will not contest such taking, and whether such taking may give rise to either party’s right to terminate this Lease under any of the provisions of this Article 13. If, at any point in the course of a taking, Landlord determines that it will not contest the taking (or if Landlord obtains actual knowledge that the owner of the affected portion of the Project, if other than Landlord, will not contest the taking), Landlord shall promptly give Tenant notice of such determination.

13.5 Obligation to Restore. If this Lease is not terminated as provided in this Article 13, Landlord shall, at its sole expense, restore with due diligence the affected portions of the Base Building, the Premises, the Tenant Improvements, any Alterations, and the Common Areas, so far as is practicable to a complete unit of like quality, character, and condition as that which existed immediately prior to the taking, provided that (i) Landlord shall not be obligated to expend an amount greater than that which was awarded to Landlord for such taking, plus any portion of Tenant’s award made available by Tenant to Landlord for restoration, (ii) Landlord shall not be required to restore Tenant Improvements or Alterations made by or on behalf of Tenant, including, without limitation, any of Tenant’s signage, the Rooftop Equipment (as defined in Section 21.1 below), the Generator, the Lobby Desk, or Tenant’s personal property unless and except to the extent the award received by Landlord was in compensation for the taking of such items or Tenant makes available to Landlord for the restoration of such items a portion of its award sufficient to pay for the restoration thereof, and (iii) if Landlord fails to complete such

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restoration within two hundred seventy (270) days after the date on which title to the property subject to the taking is transferred to the governmental authority, Tenant may terminate this Lease by written notice given to Landlord within thirty (30) days following the expiration of such two hundred seventy (270) day period, and Tenant’s failure to delivery such notice within such time period, shall constitute Tenant’s waiver of its termination right set forth in this Section 13.5. Tenant, at its sole cost and expense, shall restore its furniture, fixtures and other allowed leasehold improvements in such manner as Tenant elects, subject to the terms of this Lease.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) a copy of the operative document effecting the proposed Transfer, (iv) the calculation of the Transfer Premium, as that term is defined in Section 14.3 below, in connection with such Transfer, if any, (v) the name and address of the proposed Transferee, and (vi) in connection with a sublease of less than a full floor of the Premises, current financial statements of the proposed Transferee certified by an officer, partner or owner thereof. In connection with items (iii) and (iv) above, Landlord shall execute, at Tenant’s request, a commercially reasonable confidentiality and nondisclosure agreement prior to receipt of the documentation provided for therein. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord; provided, however, that in no event shall such fees exceed $2,000.00 in connection with a single Transfer (so long as no material amendment to this Lease is required in connection therewith).

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the Class A Standard;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the rent and other monetary obligations of the Transferee under the applicable sublease or assignment affecting the Transfer, as determined on the date consent is requested; or

14.2.5 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee is negotiating with Landlord or has negotiated with Landlord during the three (3)-month period immediately preceding the date Landlord receives the Transfer Notice to lease space in the Project.

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If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within twelve (12) months after Landlord’s consent, but not later than the expiration of said twelve (12)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions of the Transfer from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld, conditioned or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord twenty-five percent (25%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent, free additional rent, improvement allowances or other economic concessions reasonably provided to the Transferee, and (iii) any brokerage commissions, and accountants’ and attorneys’ fees paid in connection with the Transfer. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer; provided, however, that, in no event shall the Transfer Premium include proceeds related to a sale of any portion of Tenant’s business, including any Transfer to a Permitted Transferee pursuant to Section 14.8 below, regardless of whether such Permitted Transferee satisfies the other requirements of a Permitted Transfer pursuant to Section 14.8 below. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant in connection with the Transfer.

14.4 Intentionally Omitted.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of the operative assignment agreement, sublease, or other document effecting the Transfer, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer or another qualified officer of Tenant, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) a Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall not relieve Tenant from any liability under this Lease, including, without limitation, in connection with the Subject Space. Tenant and Transferee being jointly and severally liable therefor. In the event that Tenant subleases all or any portion of the Premises in accordance with the terms of this Article 14, Tenant shall cause such subtenant to carry and maintain the same insurance coverage terms and limits as are required of Tenant, in accordance with the terms of Article 10 of this Lease, provided, however, with respect to any sublease of less than 50,000 rentable square feet, the references to “$10,000,000” in Section 10.3.2 shall be deemed to be “$5,000,000”. Landlord or its authorized representatives shall have the right, after ten (10) business days’ prior to Tenant, at all reasonable times to audit the books, records and papers of Tenant relating to the Transfer Premium in connection with a Transfer for which a Transfer Premium is or may be payable, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s costs of such audit.

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14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) or more of the partners, or transfer of more than fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7 Attornment; Default. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (iii) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (iv) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (v) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 14.7. The provisions of this Section 14.7 shall be self-operative, and no further instrument shall be required to give effect to this provision. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (i) a Transfer to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) any transfer of corporate shares of capital stock in Tenant on a nationally-recognized stock exchange, (iii) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (iv) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not require Landlord’s consent under this Article 14 or be subject to Section 14.3 above (any such assignee or sublessee described in items (i) through (iv) of this Section 14.8 hereinafter referred to as a “Permitted Transferee” and any such Transfer, a “Permitted Transfer”), provided that (a) Tenant notifies Landlord at least thirty (30) days prior to the effective date of any such assignment or sublease (unless such notice is legally prohibited or otherwise subject to confidentiality obligations, then Tenant shall notify Landlord as soon as permissible, and in any event within thirty (30) days following the effective date thereof) (such notice from Tenant to Landlord, the “Permitted Transfer Notice”) and promptly supplies Landlord with such documents or

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information reasonably requested by Landlord to establish that the Transfer qualifies as a Permitted Transfer, (b) Tenant is not in default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (c) such Permitted Transferee shall be of a character and reputation consistent with the Class A Standard, (d) any Permitted Transferee Assignee shall have (I) cash or marketable securities of at least $200,000,000 and (II) a tangible net worth (excluding good will and other intangibles) of at least $4,500,000,000, as determined by generally accepted accounting principles, as evidenced by either (A) publically available documentation filed with the SEC that is separate and distinct for the Permitted Transferee (as opposed joint or cumulative filings with an entity that controls the Permitted Transferee or with entities which are otherwise affiliates of the Permitted Transferee), if stock in the entity which constitutes the Permitted Transferee (as opposed to an entity that controls the Permitted Transferee or is otherwise an affiliate of the Permitted Transferee) is publicly traded on NASDAQ or a national stock exchange, or (B) otherwise, a certification that the Permitted Transferee satisfies the Permitted Transferee Credit Requirement, which is factually correct, from a reputable, national, independent CPA firm provided by Tenant as part of the Permitted Transfer Notice, (e) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and (f) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.” “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of fifty percent (50%) or more of the voting interest in, any person or entity and the ability to direct the affairs of the entity in question.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such subleases or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of Section 8.5 above and this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, Casualty and condemnation which is not Tenant’s obligation to repair hereunder, and repairs which are specifically made the responsibility of Landlord hereunder excepted, free of any liens or encumbrances and free of Hazardous Materials placed on the Premises by any Tenant Parties during the Lease Term. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, unattached equipment, unattached business and trade fixtures, free-standing cabinet work, movable partitions and walls and other articles of personal property owned by Tenant or installed or placed by any other Tenant Party (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord unless Landlord requires such removal), and remove such alterations, additions, improvements, and Tenant’s Off-Premises Equipment as Landlord may require pursuant to Section 8.5 above. Tenant shall repair at its own expense all damage to the Premises and Building resulting from removal of the items described above. If Tenant fails upon the expiration or earlier termination of this Lease, subject to any holdover by Tenant pursuant to Article 16 below, to remove any property, including any of the property described above, Landlord may, at Landlord’s option, (i) deem such items to have been abandoned by Tenant, the title thereof shall immediately pass to Landlord at no cost to Landlord, and such items may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be

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considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted hereunder or otherwise, (ii) remove such items, perform any work required to be performed by Tenant hereunder, and repair all damage caused by such work, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations hereunder (including collection costs and attorneys’ fees), plus interest thereon at the Interest Rate, or (iii) elect any of the actions described in clauses (i) and (ii) above as Landlord may elect in its sole discretion. The provisions of this Article 15 shall survive the end of the Lease Term.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term, with the express written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate of one hundred ten percent (110%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. If Tenant holds over after the expiration of the Lease Term without the express written consent of Landlord, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to one hundred twenty-five percent (125%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis) for the first six (6) months of such holdover and one hundred fifty percent (150%) of the Base Rent applicable during the last Lease Month of the Lease Term (calculated on a per diem basis) thereafter. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord’s express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Tenant acknowledges that any holding over without Landlord’s express written consent may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises within sixty (60) days following the termination or expiration of this Lease, and Landlord has not consented in writing to such holdover, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits and damages, resulting from such failure to vacate and deliver. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney’s fees in connection therewith.

ARTICLE 17

ESTOPPEL CERTIFICATES

Subject to Section 19.1.3 below, within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. At any time during the Lease Term, but only in connection with a sale, financing or refinancing of the Project, or any portion or interest therein, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years

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prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. In no event shall Tenant be obligated to deliver to Landlord the same financial statements more than one time. Further, notwithstanding anything contained herein to the contrary, Tenant shall have no obligation to deliver financial statements hereunder in the event that Tenant is a publicly traded corporation. Failure of Tenant to timely execute, acknowledge and deliver an estoppel certificate as required under this Article 17 shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

Landlord shall, at any time and from time to time (but no more often than one (1) time in any twelve-month period) within ten (10) business days after written request therefor by Tenant, without charge, deliver to Tenant or to any person or entity designated by Tenant, a certificate from Landlord certifying the date the Lease Term commenced, the date the Rent commenced and is paid through, the amount of Rent and other charges due under this Lease, the Lease Expiration Date (and any then-remaining rights to extend the Lease Term), that this Lease is then in full force and effect, and any other factual matter concerning this Lease, Landlord, the Premises or the Project reasonably requested by Tenant or such person or entity (limited to Landlord’s actual knowledge, where Landlord reasonably determines such limitation to be appropriate).

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds (collectively, “Mortgages”), unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases (collectively, “Mortgage Holders”), require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the Mortgage Holder or any successors thereto upon any such foreclosure sale or deed in lieu thereof, if so requested to do so by such Mortgage Holder, and to recognize such Mortgage Holder as the lessor under this Lease, provided such Mortgage Holder shall agree recognize this Lease in the event of any foreclosure, sale under power of sale, or transfer in lieu of the foregoing and to accept this Lease and not disturb Tenant’s occupancy, use and enjoyment of the Premises, so long as Tenant timely pays the rent and is not in default under this Lease after the expiration of any applicable notice and cure period. Notwithstanding the foregoing, the subordination of this Lease to any future Mortgage shall be subject to, and conditioned upon, Tenant’s receipt of a commercially reasonable non-disturbance agreement (a “SNDA”) in recordable form which provides in substance that so long as Tenant is not in default under this Lease past applicable cure periods, its use and occupancy of the Premises shall not be disturbed, notwithstanding any default of Landlord under such Mortgage. It shall not be reasonable for Tenant to disapprove an SNDA if it is at least as favorable in all material respects to Tenant as the form of SNDA attached hereto as Exhibit G. Landlord’s interest herein may be assigned as security at any time to any Mortgage Holder. Subject to Section 19.1.3 below, Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such Mortgages. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Concurrently with execution of this Lease, Landlord shall provide Tenant with an SNDA from Landlord’s current lender for the Project in the form of Exhibit G attached hereto.

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ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice from Landlord of Tenant’s failure to pay; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 The failure by Tenant to observe or perform according to the provisions of Articles 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord, which notice, for the avoidance of doubt, shall be in addition to Landlord’s initial request made under Article 17 or 18.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant (following expiration of the applicable notice and cure period), Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

19.2.1.1 The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

19.2.1.2 The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.3 The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.4 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

19.2.1.5 At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

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The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1.1 and 19.2.1.2, above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1.3, above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may continue the Lease in effect (whether or not Tenant has abandoned or vacated the Premises) and, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord may re-enter and attempt to relet the Premises without terminating this Lease and remove all persons and property from the Premises (which property may be removed and stored in a public warehouse or elsewhere at the sole cost and risk of, and for the account of, Tenant), all without service of notice or resort to legal process and without being deemed guilty of trespass, or any liability of Landlord for any loss or damage which may be occasioned thereby. If Landlord, without terminating this Lease, either (i) elects to re-enter the Premises and attempts to relet the Premises, (ii) takes possession of the Premises pursuant to legal proceedings, or (iii) takes possession of the Premises pursuant to any notice provided by law, then Landlord may, from time to time, make such alterations and repairs as may be necessary in order to relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Lease Term) and at such rent and other terms as Landlord in its reasonable discretion deems advisable; provided, however, Landlord shall use commercially reasonable efforts to mitigate damages in the event Landlord pursues its remedies under this sentence. Upon such reletting, all rent received by Landlord from such reletting shall be applied, first to the payment of any indebtedness of Tenant to Landlord (other than for any rent due hereunder); second, to the payment of any costs and expenses of obtaining possession and any such reletting, including the expense of alterations and repairs, brokerage fees and attorneys’ fees; third, to the payment of any rent due and unpaid hereunder. If such rents and any other amounts received from such reletting during any month are less than that to be paid during that month by Tenant, then Tenant shall immediately pay such deficiency to Landlord. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election by Landlord to terminate this Lease unless a notice of such intention is given by Landlord to Tenant. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default. Should Landlord at any time terminate this Lease for any default, in addition to any other remedies it may have, Landlord shall be entitled to the remedy set forth in Section 19.2.1 above, and may recover all damages it may incur by reason of such default, including the cost of recovering the Premises, reimbursement of any brokerage fees incurred by Landlord in connection with this Lease and all rent (accrued or to accrue during the Lease Term) which, at Landlord’s election, shall be accelerated and be due in full on demand.

19.2.4 Landlord shall at all times have the rights and remedies set forth in this Section 19.2 (which shall be cumulative with each other), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or

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omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5 Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Subject to the terms of this Lease (and Landlord’s rights hereunder), Landlord covenants that Tenant shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

ROOFTOP RIGHTS

21.1 In General. In accordance with, and subject to, (i) reasonable Rules and Regulations pertaining to construction and the Tenant Improvement Manual, (ii) the Building standards therefor, if any, and (iii) the terms and conditions set forth in Article 8 of this Lease and this Article 21, Tenant may install, repair, maintain and use, at Tenant’s sole cost and expense but without the payment of any Base Rent or similar fee or charge, satellite dishes, antennae, and other communication devices, and other equipment needed or desirable for Tenant’s operations, supporting equipment and conduit and Lines between such devices and equipment and the Premises, within an area mutually and reasonably determined by Landlord and Tenant (the “Rooftop Equipment”). Landlord makes no representations or warranties whatsoever with respect to the condition of the roof of the Building, or the fitness or suitability of the roof of the Building for the installation, maintenance and operation of the Rooftop Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Rooftop Equipment and the presence of any interference with such signals whether emanating from the Building or otherwise. For all purposes under this Lease, the Rooftop Equipment shall be deemed to be included within the definition of Tenant’s Off-Premises Equipment. Tenant’s obligations under this Article 21 are cumulative and in addition to all other obligations of Tenant under this Lease.

21.2 Installation of Rooftop Equipment. In the event Tenant elects to exercise its right to install the Rooftop Equipment, then Tenant shall give Landlord prior written notice thereof and shall submit to Landlord (a) construction ready plans and specifications (specifically including, without limitation, all mounting and waterproofing details) prepared by a registered professional engineer in the State in which the Premises are located and reasonably approved by Landlord which (i) specify in detail the design, location, size, model, weight, method of installation and method of screening and frequency of the Rooftop Equipment and (ii) are sufficiently detailed to allow for the installation of the Rooftop Equipment in a good and workmanlike manner and in accordance with all Applicable Laws for Landlord’s review and approval (such submission, review and approval shall be governed by

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Article 8 of the Lease, the Tenant Work Letter (if the Rooftop Equipment is being constructed by Tenant as part of the Tenant Improvements) and this Article 21); provided, however, that Landlord may withhold consent in its sole and absolute discretion if the weight of the Rooftop Equipment would require the installation of bracing or other structural support or would affect Landlord’s roof warranties and (b) all necessary consents, approvals, permits or registrations, including architectural guidelines in effect for the area in which the Building is located as they may be amended from time to time, required for the installation, maintenance, use or operation of the Rooftop Equipment in accordance with Applicable Law. If approved by Landlord, the Rooftop Equipment shall be installed and constructed in accordance with Article 8 of this Lease, the Tenant Work Letter (if the Rooftop Equipment is being constructed by Tenant as part of the Tenant Improvements) and this Article 21 at Tenant’s sole cost and expense. Tenant shall remain solely liable for any damage arising in connection with Tenant’s installation, use, maintenance and/or repair of such Rooftop Equipment, including, without limitation, any damage to a portion of the roof or roof membrane and any penetrations to the roof. Landlord may require, as a condition to Landlord’s approval of the plans and specifications, Tenant to install screening around such Rooftop Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Tenant shall reimburse to Landlord the actual costs reasonably incurred by Landlord in approving such Rooftop Equipment. If the Rooftop Equipment uses any electricity, Tenant shall pay for the cost to purchase and install electrical submeter equipment and wiring, and thereafter Tenant shall pay to Landlord the monthly electrical submeter charges throughout the Term. Landlord’s approval of any such plans and specifications shall not constitute a representation or warranty by Landlord that such plans and specifications comply with sound architectural guidelines and/or engineering practices or will comply with all Applicable Laws; such compliance shall be the sole responsibility of Tenant. Tenant shall maintain all permits necessary for the maintenance and operation of the Rooftop Equipment while it is on the Building, and all such permits shall be in Tenant’s name.

21.3 Repair, Maintenance and Removal of Rooftop Equipment.

21.3.1 Tenant may use such contractors and service providers as it may choose for installation, operation, repair, removal and replacement of the Rooftop Equipment, subject to Landlord’s approval, which shall not to be unreasonably withheld, conditioned or delayed. Tenant shall give Landlord not less than forty eight (48) hours prior written notice of any such installation, repair, removal or replacement (or, in an emergency, such other notice as may be practicable under the circumstances) and use commercially reasonable efforts to coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If Landlord so requires, Tenant, at Tenant’s sole cost and expense, shall retain any contractor having a then-existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor.

21.3.2 If Landlord contemplates roof repairs or other work on the roof that could affect the Rooftop Equipment or could result in an interruption of service from the Rooftop Equipment, Landlord shall give Tenant not less than thirty (30) days prior notice (or, in an emergency, such other notice as may be practicable under the circumstances). Landlord shall use commercially reasonable efforts to avoid or minimize any interference with Tenant’s use of the Rooftop Equipment and any interruption in the service provided by the Rooftop Equipment.

21.3.3 Tenant shall operate, service, maintain and repair such Rooftop Equipment and any screening therefor, in good repair and condition, in accordance with all Applicable Laws, all manufacturer’s suggested maintenance programs, the approved plans and specifications therefor and in such a manner so as not to unreasonably interfere with any other equipment or systems (including other satellite, antennae, or other transmission facility) in the Project, all at Tenant’s sole cost and expense. Tenant shall remain solely liable for any damage arising in connection with Tenant’s installation, use, maintenance and/or repair of such Rooftop Equipment, including, without limitation, any damage to a portion of the roof or roof membrane and any penetrations to the roof. Prior to the expiration of this Lease or, if earlier, within five days after this Lease or Tenant’s right to possess the Premises has been terminated or Tenant’s vacating the Premises or the termination of Tenant’s rights under this Article 21, Tenant shall, at its sole risk and expense, remove the Rooftop Equipment, repair any damage caused thereby and restore the affected portion of the rooftop, the Building and the Premises to the condition the rooftop, the Building and the Premises would have been in had no such Rooftop Equipment been installed (reasonable wear and tear and damage from Casualty and condemnation that is not Tenant’s obligation to repair pursuant to Article 11, above excepted). If Tenant fails to do so, Landlord may remove the Rooftop Equipment and store or dispose of it in any manner Landlord deems appropriate without liability to Tenant; Tenant shall reimburse Landlord for all actual and substantiated costs incurred by Landlord in connection therewith, plus Landlord’s standard administrative fee, within ten days after Landlord’s request therefor.

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21.4 Use of Rooftop Equipment. Tenant shall not be entitled to license its Rooftop Equipment to any third party (as opposed to Transferees (including Permitted Transferees)), nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Rooftop Equipment by a third party. Tenant’s right to install such Rooftop Equipment shall be non-exclusive, and Tenant hereby expressly acknowledges Landlord’s continued right to itself utilize a portion of the rooftop of the Building, to grant similar rights to other tenants, subtenants, and occupants of the Project (if any), and to grant rights to other third parties.

21.5 No Interference. Landlord shall not and shall not permit any other person to install equipment on or to make alterations or improvements to the roof of the Building of a type or in a location that will cause radio frequency or electromagnetic interference with any Rooftop Equipment that Landlord has already approved and Tenant has already installed (the “Interference-Protected Rooftop Equipment”). If Landlord installs or permits any other person to install equipment on or to make alterations or improvements to the roof of the Building that cause radio frequency or electromagnetic interference with any Interference-Protected Rooftop Equipment, Landlord shall take all steps necessary to stop the use of such other equipment and to remove or modify such alterations or improvements so that such interference ceases. If such interference continues for more than five (5) business days after notice from Tenant, Tenant shall have the rights and remedies provided under Section 7.3.

21.5.1 If Tenant installs any additional Rooftop Equipment, other than Interference-Protected Rooftop Equipment, that cause radio frequency or electromagnetic interference with any equipment or alterations or improvements to the roof of the Building installed by Landlord, or with Landlord’s approval by any other party, Tenant shall take all steps necessary to stop the use of such additional Rooftop Equipment and to remove or modify such additional Rooftop Equipment so that such interference ceases.

21.5.2 If Landlord, Tenant or any other person changes the operation of its rooftop equipment installed in compliance with this Section 21.5 (i.e., without causing radio frequency or electromagnetic interference with other rooftop equipment) and such change in operation creates radio frequency or electromagnetic interference with other rooftop equipment, the provisions of Sections 21.2 above shall apply as if such change in operation constituted the installation of new rooftop equipment.

21.5.3 If Landlord contemplates roof repairs or other work on the roof that could affect the Rooftop Equipment or could result in an interruption of service from the Rooftop Equipment, Landlord shall give Tenant not less than thirty (30) days prior notice (or, in an emergency, such other notice as may be practicable under the circumstances). Subject to the foregoing terms of this Section 21.5, Landlord shall use commercially reasonable efforts to avoid or minimize any interference with Tenant’s use of the Rooftop Equipment and any interruption in the service provided by the Rooftop Equipment.

ARTICLE 22

LANDLORD’S REPRESENTATIONS AND WARRANTIES

22.1 Landlord Representations and Warranties. Landlord represents and warrants that:

22.1.1 As of the Effective Date, no person or entity (except Tenant and Landlord) has any right to lease, occupy or possess the Premises or any portion thereof.

22.1.2 If Landlord is a corporation or limited liability company, Landlord is a duly authorized and existing corporation or limited liability company, that Landlord has and is qualified to do business in the State, that the corporation or limited liability company has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is authorized to do so.

22.1.3 General office use does not invalidate or otherwise violate a requirement or condition of any fire, extended coverage or any other insurance policy carried by Landlord covering the Project or any portion thereof, or the property located therein.

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22.1.4 Neither its execution of nor performance under this Lease shall cause Landlord to be in violation of any agreement, instrument, contract, or Law by which Landlord is bound.

ARTICLE 23

SIGNS

23.1 Premises Identification Signage. Without prior notice to or consent of Landlord, Tenant, at its sole cost and expense, may install signage anywhere in the Premises including in the elevator lobbies of each of Tenant’s full floor, provided that such signs must not be visible from the exterior of the Building.

23.2 Building Directory. Tenant shall be entitled, at Landlord’s sole cost and expense, to have its name listed on the directory that services the Building.

23.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed by Tenant outside of the Premises or that are visible from the exterior of the Building and that have not been approved by Landlord may be removed by Landlord at the sole expense of Tenant (provided that the notice requirements of Article 27, below, shall be applicable to the extent Landlord shall be required to enter the Premises in connection therewith). Except as specifically set forth in Section 23.4, below, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other similar items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion. Without limitation of the foregoing, Tenant shall at all times maintain the exterior appearance of the Premises in a manner consistent with the Class A Standard.

23.4 Tenant’s Signage. Subject to the TCCs of this Section 23.4, and provided that Tenant has obtained all required governmental approvals, Tenant, at Tenant’s sole cost and expense, shall have the right to install, repair and maintain (i) one (1) or more exterior signs depicting Tenant’s name and/or logo on the Office Component that utilizes the maximum exterior signage for the Office Component permitted by Applicable Laws, (ii) exclusive signage (except for the Building directory) in the Office Lobby depicting Tenant’s name and/or logo, and (iii) one (1) sign on any of the monument signs constructed by Landlord, at Landlord’s sole cost and expense, depicting Tenant’s name and/or logo (collectively, “Tenant’s Signage”), subject to Landlord’s approval pursuant to this Section 23.4 below. The potential locations of Tenant’s Signage are shown on Exhibit H attached hereto, which locations are for illustrative purposes only and shall not be deemed to be a limitation on Tenant’s signage rights set forth in this Section 23.4.

23.4.1 Tenant’s Signage Specifications and Permits. Tenant’s Signage shall set forth Tenant’s name and logo as set forth on Exhibit H-1, attached hereto. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, without limiting other reasons for which Landlord may reasonably withhold its approval, it shall be deemed reasonable for Landlord to withhold its approval of Tenant’s Signage if the same is inconsistent with, or otherwise not compatible with the Class A Standard. For purposes of this Section 23.4, the reference to “name” shall mean name and/or logo. In addition, Tenant’s Signage shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all Applicable Laws and the Underlying Documents. Landlord shall use commercially reasonable efforts to assist Tenant, at no cost to Landlord, in maximizing and obtaining all necessary governmental permits and approvals for Tenant’s Signage, provided that Landlord shall also be allowed to supply signage for the Hotel and Hotel Operator. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining TCCs of this Lease shall be unaffected.

23.4.2 Objectionable Name or Logo. To the extent Tenant desires to change the name and/or logo from that set forth on Exhibit H, any new name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the Class A Standard (an “Objectionable Name”). The parties hereby agree that the name “F5 Networks” or any reasonable derivation thereof, shall not be deemed an Objectionable Name.

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23.4.3 Transfer of Right to Tenant’s Signage. The rights contained in this Section 23.4 may only be exercised by Tenant or any assignee of Tenant’s entire interest in this Lease, and Tenant may grant rights to use all of, but not less than all of, Tenant’s Signage to a subtenant subleasing at least 300,000 rentable square feet of the Premises. In connection with the foregoing, any new name or logo on Tenant’s Signage shall not be an Objectionable Name.

23.4.4 Cost and Maintenance. If Landlord grants its approval, Tenant shall erect Tenant’s Signage in accordance with the approved plans and specifications, in a good and workmanlike manner, in accordance with all Applicable Laws, so long as Tenant has received all requisite approvals thereunder (the “Sign Requirements”), and in a manner so as not to unreasonably interfere with the use of the Project grounds while such construction is taking place; thereafter, Tenant shall maintain Tenant’s Signage in a good, clean and safe condition in accordance with the Sign Requirements, all at Tenant’s sole cost and expense. Subject to the TCCs of this Article 23, including the process for Landlord’s review and approval of Tenant’s Signage, Tenant’s Signage shall be constructed pursuant to the TCCs of Article 8 above, if an Alteration, or pursuant to the TCCs of the Tenant Work Letter, if a Tenant Improvement. For all purposes under this Lease, the Tenant’s Signage shall be deemed to be included within the definition of Tenant’s Off-Premises Equipment. Tenant’s obligations under this Section 23.4 are cumulative and in addition to all other obligations of Tenant under this Lease. The costs of the actual signs comprising Tenant’s Signage and the installation, design, construction, and any and all other costs associated with Tenant’s Signage, including, without limitation, metering and utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant, subject to the Tenant Improvement Allowance. Should Tenant’s Signage require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to commence to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence or thereafter fail to diligently pursue the same to completion, Landlord shall, upon the delivery of an additional ten (10) business days’ prior written notice, have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work. Upon the expiration or earlier termination of this Lease (or earlier termination of Tenant’s signage rights), Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Signage to be removed and shall cause the areas in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Signage except for ordinary wear and tear. If Tenant fails to timely remove such Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all reasonable and actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The TCCs of this Section 23.4 shall survive the expiration or earlier termination of this Lease.

23.5 Building Identity. Subject to Applicable Laws and the Underlying Documents, Tenant or any assignee of Tenant’s entire interest in this Lease shall have the right to designate the name and identity of the Building, which shall not include the right to designate the name and identity of the Hotel or The Sanctuary (the “Name/Identity Right”), and which Name/Identity Right shall be subject to Landlord’s reasonable approval. Pursuant to the Name/Identity Right, Landlord shall rename the Building to the name F5 Tower (the “Building Name”). Landlord will not disapprove any Building Name containing a designation that also contains the name of the Original Tenant or any Permitted Transferee Assignee. Notwithstanding the foregoing, the Building Name shall not be substantially similar to the name of any other office project in the Seattle/Bellevue area, or contain any Objectionable Name. So long as Tenant continues to have the Name/Identity Right, Landlord shall: (i) utilize the Building Name in a consistent manner when identifying the Building, using graphics reasonably approved by Tenant (including font type and size as appropriate to the particular usage of such name), (ii) cause its stationery, announcements, and advertisements to use the Building Name, and shall, as new supplies are ordered that customarily would contain the name of the Building, will order such supplies using the Building Name, (iii) cause real estate databases and new leasing marketing materials to contain the Building Name in a reasonable time frame,

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(iv) cause all badges on the security guards in the Building (excluding the Hotel) (and other vendors providing services exclusively to the Building, other than to the Hotel, unless Landlord is prevent by contract from doing so) to contain the Building Name, and (v) cause all other forms of customary Building identity (including without limitation all directional signs, parking signs, exits, entrances, and valet parking signs) to use the Building Name. Tenant acknowledges that certain wayfinding signs and services to the Project are shared with the Hotel, and that such wayfinding signs and services will not be required to display the Building Name.

ARTICLE 24

COMPLIANCE WITH LAW

24.1 Landlord’s Compliance Obligations. Landlord shall comply with all Applicable Laws relating to the Base Building and Common Areas, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would (i) prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or from legally using the Critical Common Areas, (ii) subject Tenant to a penalty or fine, (iii) unreasonably and materially affect the safety of Tenant’s employees, (iv) create a significant health hazard for Tenant’s employees, (v) have a material adverse effect upon the conduct of Tenant’s business at the Premises for the Standard Permitted Use or (vi) have a material adverse effect upon Tenant’s rights or obligations under this Lease. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 subject to the limitations in and to the extent not prohibited by the terms of Section 4.2.3, above.

24.2 Tenant’s Compliance Obligations. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way violate any Applicable Laws. At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant’s use of the Premises (including any restrooms located on full floors of the Premises), (ii) the Alterations or the Tenant Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant’s Alterations, the Tenant Improvements, or use of the Premises for uses other than the Standard Permitted Use. Tenant shall only be required to make Alterations to the Premises to comply with Applicable Laws to the extent such Alterations are triggered by Tenant’s Alterations, the Tenant Improvements, or use of the Premises for uses other than the Standard Permitted Use. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

24.3 Definitions. For the purposes of this Lease, the term “Laws” shall mean any law, statute, ordinance, code, judicial or administrative ruling, decision or order; or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, and the term “Applicable Laws” shall mean the Laws that apply to the specific circumstance, situation or context presented.

ARTICLE 25

INTENTIONALLY DELETED

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2 above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

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26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations reasonably incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses for which Tenant is required to indemnify Landlord pursuant to Section 10.1 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

27.1 In General. Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency, in which case only such notice as is reasonable under the circumstances, including no notice, shall be required) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last fifteen (15) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any default of this Lease in the manner permitted by Applicable Laws; and (C) to the extent permitted under this Lease, and after the expiration of any applicable notice and cure period, perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (x) emergencies, (y) repairs, alterations, improvements or additions required by Applicable Laws, or (z) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant’s use of the Premises and shall be performed after normal business hours if reasonably practical. With respect to items (x), (y) and (z) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by the entry by Landlord into the Premises in accordance with this Article 27. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises (provided that Landlord shall in all instances act in a commercially reasonable manner and shall seek to cause as little damage as is reasonably practicable under the circumstances). Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

27.2 Secured Areas. Notwithstanding anything to the contrary set forth in this Article 27, Tenant may reasonably designate in writing certain reasonable areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential or proprietary information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency, or to perform repair and maintenance obligations, subject to the following terms of this Section 27.2. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such secured areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Base Building; (ii) as required by Applicable Laws, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval, and only after providing Tenant at least forty-eight (48) hours advanced notice and subject to the following limitations (a) access must be during hours reasonably designated by Tenant when confidential materials are not present or confidential activities are not being

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conducted, provided, however, Tenant shall be solely responsible to reimburse Landlord within thirty (30) days of request for any over-time charges incurred by Landlord in accommodating Tenant, (b) Landlord and all other visitors must be escorted by a designated Tenant representative, and Tenant shall make such representative reasonably available, and (c) Landlord and all other visitors must sign a commercially reasonable nondisclosure agreement.

ARTICLE 28

TENANT PARKING

28.1 The Parking Garage. Landlord shall construct the Parking Garage in accordance with the Base Building Plans, and street access to the Parking Garage shall be materially consistent with Exhibit A-3 attached hereto. Subject to Applicable Laws, Articles 11 and 13, and Sections 1.1.4 and 29.30 of this Lease, and temporary closures contemplated in Section 28.5 below, at all times during the Lease Term (i) the Parking Garage shall include at least two hundred fifty-nine (259) parking stalls (the “Building Spaces”) and (ii) parking for at least eighty-four (84) bicycles and associated shower facilities (the “Bicycle Facilities”). Tenant acknowledges that an additional sixty-two (62) parking stalls (the “TRC Spaces”, together with the Building Spaces, the “Spaces”, and each a “Space”) in the Parking Garage belong to The Rainier Club (the “Rainier Club”), and that, as of the date hereof, Landlord is leasing the TRC Spaces from the Rainier Club (the “TRC Parking Lease”). At any time that the TRC Parking Lease is in effect (i.e., including the TRC Spaces), subject to Applicable Laws, Articles 11 and 13, and Sections 1.1.4 and 29.30 of this Lease, and temporary closures contemplated in Section 28.5 below, the Parking Garage shall include at least three hundred twenty-one (321) parking stalls, which shall include the number of compact Spaces and handicap Spaces required by Applicable Laws. After the Lease Commencement Date, Landlord shall not re-stripe the Parking Garage to materially increase the number of compact Spaces, except as required by Applicable Law, without Tenant’s reasonable consent.

28.2 Rainier Club Parking; Rainier Club Lease. Tenant acknowledges and agrees that, pursuant to the TRC Parking Lease, the Rainier Club and its visitors have certain rights to use the TRC Spaces from time to time (the “Rainier Club Use”). Landlord shall use commercially reasonable efforts to provide Tenant with prior notice of any Rainier Club Use, which use is in connection with a weekday event at the Rainier Club, which notice may be provided via email to an address or addresses designated by Tenant, or by posting notices at the Building. If reasonably required to accommodate the Rainier Club Use of the Parking Garage, Landlord shall have the right to institute off-site, or valet assisted parking, or to permit transient parking to accommodate the Rainier Club Use; provided, however, (i) Landlord shall use commercially reasonable efforts to minimize the number of Tenant’s Parking Passes affected by any such off-site or valet assisted parking (and any off-site parking for any of Tenant’s Parking Passes shall require Tenant’s prior written consent) in connection with the Rainier Club Use, and (ii) if any of holders of any of Tenant’s Parking Passes (each, a “Holder”) are reasonably unable to find a Space in the Parking Garage (other than on Nights and Weekends (defined below)) due to the Rainier Club Use, and such Holder enters the Parking Garage to find a Space and then exits the Parking Garage and then parks outside of the Parking Garage, Landlord shall reimburse Tenant for the actual costs incurred by such Holder to find alternative parking within the general vicinity of the Project for that day, within thirty (30) days of receipt of an invoice therefor (not to exceed a total of sixty-two (62) Parking Passes on any particular day) (the “Reimbursement Right”). If Tenant exercises its Reimbursement Right, it shall be assumed that such exercise was due to the Rainier Club Use; provided, however, by written notice to Tenant, Landlord shall have the right to object to the determination of any Holder that Spaces were not available, and that such lack of availability was due to the Rainier Club Use. Landlord shall have the burden of proof of unavailability due to Rainier Club Use (as opposed to use of the Parking Garage by Tenant and its visitors). In connection with such objection, the parties shall meet within ten (10) business days after Tenant’s receipt of Landlord’s notice at a commercially reasonable, mutually agreed upon time and attempt to resolve any such objections. In addition, if Tenant is requesting reimbursement from Landlord pursuant to the Reimbursement Right more frequently than twice per month, upon request from Tenant, Landlord shall meet with Tenant at a commercially reasonable, mutually agreed upon time during the ten (10) business day period to discuss the foregoing and solutions to minimize the effect of the Rainier Club Use on Holders of Tenant’s Parking Passes. Landlord will use commercially reasonable efforts (not including the incurrence of material costs by Landlord, including, without limitation, payment of any fee or other consideration to the Rainier Club for such extension, other than the reasonable legal and administrative costs of negotiating such extension) to extend the term of the TRC Parking Lease through the expiration of this Lease, on terms which are acceptable to Landlord in its sole discretion.

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Upon request from Tenant, Landlord shall use commercially reasonable efforts to enforce any of Landlord’s rights under the TRC Parking Lease and/or the Underlying Documents in order to cause the Rainier Club to comply with the Rainier Club’s obligations thereunder, to the extent such enforcement is required for Landlord to comply with this Lease. Notwithstanding the foregoing, neither Tenant nor any other Tenant Parties shall contact, discuss with, or negotiate with, any board member, employee or other members of the Rainier Club regarding the TRC Parking Lease or the terms thereof, as the same may be amended.

28.3 Parking Passes.

28.3.1 Subject to Section 28.2.3 below, and to the Rainier Club Use, Tenant shall rent from Landlord (i) three hundred twenty-one (321) parking passes if the TRC Parking Lease is in effect, and, otherwise two hundred fifty-nine (259) parking passes (such passes, in each instance, the “Tenant’s Unfloated Passes”) and (ii) thirty-nine (39) additional parking passes, based on a fifteen percent (15%) float (the “Float”) on the Building Spaces, which float may be increased by Landlord to twenty percent (20%) upon Tenant’s consent, not to be unreasonably withheld. Tenant may increase the number of additional parking passes rented by Tenant, upon thirty (30) days prior written notice to Landlord, subject to Applicable Laws (and in no event shall the total Float, as modified, exceed fifty percent (50%) of the Building Spaces), and all such additional passes above Tenant’s Unfloated Passes, actually rented by Tenant are the “Tenant’s Floated Passes”. Tenant’s Unfloated Passes and Tenant’s Floated Passes are collectively the “Parking Passes”. Each Parking Pass rented by Tenant pursuant to this Section 28.3.1 shall provide the Holder with the right to use the Parking Garage at all times, provided that any use of the Parking Garage on Nights and Weekends (defined below) shall be on a first-come, first-serve basis. Notwithstanding the foregoing, in the event that Spaces are unreasonably unavailable in the Parking Garage on Nights and Weekends due to the exercise of Landlord’s rights set forth in Section 28.4 below, in Tenant’s reasonable discretion, upon at least thirty (30) days prior written notice to Landlord, Tenant may direct Landlord to label or otherwise restrict up to fifty (50) Spaces on Level J of the Parking Garage (or such other location as reasonably determined by Landlord) as exclusively designated for use by Holders during Nights and Weekends and Tenant shall use commercially reasonable efforts to cause any Holders first entering the Parking Garage on Nights and Weekends to first park in such designated Spaces (“Tenant’s After-Hours Requirement”). Tenant shall have the right to increase the number of Spaces pertaining to Tenant’s After-Hours Requirement by up to five (5) Spaces per Lease Year commencing on the first anniversary of the Lease Commencement Date, on a cumulative and compounding basis, but the total of such Spaces shall not exceed one hundred twenty (120) Spaces. In addition, upon at least thirty (30) days prior written notice to Landlord, in Tenant’s sole discretion, Tenant may direct Landlord to label or otherwise restrict up to twenty-three (23) Building Spaces on Level C as exclusively reserved for use by Tenant’s visitors, other than on Nights and Weekends (“Tenant’s Visitor Requirement”). Other than on Nights and Weekends, Landlord shall, or shall cause, signs to be placed at the entrance(s) of the Parking Garage stating “No Public Parking; Parking Reserved for F5 Networks and Guests Only”. Tenant expressly acknowledges and agrees that Tenant’s Visitor Requirement and any electrical vehicle parking contemplated by Section 28.6 below, due to the fact that such Spaces are not subject to a “float” factor, may adversely affect the availability of Spaces to Holders and Landlord shall have no liability in connection with such availability.

28.3.2 Costs of Parking Passes. Tenant shall pay to Landlord (or its designee) for the Parking Passes rented by Tenant on a monthly basis at the prevailing rate charged from time to time for the Parking Garage (together with any taxes imposed by any governmental authority in connection with the renting of the Parking Passes by Tenant or the use of the Parking Garage by Tenant), which rates shall be materially consistent with the rates then being charged at Comparable Buildings with garages underneath such buildings (as opposed to surface lots or adjacent garages) and the types of passes, as reasonably designated by Landlord, rented by Tenant (the “Prevailing Rate”).

28.3.3 Use of Parking Passes. Tenant’s continued right to use the Parking Passes is conditioned upon Tenant abiding by all rules and regulations which set forth in the parking manual to be developed by Landlord (the “Parking Manual”) for the orderly operation and use of the Parking Garage, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s Holders and visitors also comply with such rules and regulations set forth in the Parking Manual. Prior to finalizing or amending the rules and regulations set forth in the Parking Manual (the “Parking Manual Modifications”) (excluding any rules and regulations (i) required by Applicable Laws, (ii) otherwise required in accordance with the TCCs of this Lease, or (iii) reasonably necessary to address an emergency circumstance or Casualty), (a) Landlord shall provide ten (10)

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business days’ advance written notice to Tenant identifying, in reasonable detail, the proposed rule and regulation (or modification thereto) and the reason for the same, (b) Landlord shall at Tenant’s election, meet with Tenant at a commercially reasonable, mutually agreed upon time during the ten (10) business day period before the commencement of the effectiveness of the rule and regulation (or modification thereto) to discuss the same, (c) consider in good faith any reasonable objections of Tenant to the rule and regulation (or modification thereto) by Tenant, whether such objection is made in writing during such ten (10) business day period or at the aforementioned meeting. In addition, except as may be required by items (i) through (iii) above, Landlord shall not implement any Parking Manual Modifications that would materially and adversely affect Tenant’s rights and Landlord’s obligations under this Article 28, without first obtaining Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and shall be granted or withheld within ten (10) business days of Landlord’s request. Any Parking Manual Modifications entered into without Tenant’s consent, in violation of the foregoing sentence, shall not be binding on Tenant. The Parking Passes are provided to Tenant solely for use by Tenant’s own personnel and may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except on a pro-rata basis in connection with a Transfer to which Landlord has consented or for which Landlord’s consent is not required.

28.4 Nights and Weekends. Notwithstanding Tenant’s rights set forth in Section 28.3 above, but subject to Tenant’s After-Hours Requirement, if applicable, Landlord shall have the right to sell transient parking passes for parking in the Spaces in the Parking Garage between the hours of 4:30 p.m. to 6:00 a.m. Monday through Friday, and on weekends from the hours of 12:01 a.m. on Saturday to 5:59 a.m. on Monday (collectively, “Nights and Weekends”). For the avoidance of doubt, Landlord shall not have the right to sell transient parking for Spaces in the Parking Garage during Tenant Parking Hours to any party including, but not limited to, the Rainier Club (other than in connection with the Rainier Club Use).

28.5 Operation of the Parking Garage. Subject to Landlord’s Obligations to Minimize Tenant Interference and the terms of Section 1.1.4 above and this Article 28, Landlord specifically reserves the right to change the size (but not decrease the size), configuration, design, layout and all other aspects of the Parking Garage (including the Bicycle Facilities) at any time. Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Parking Garage and/or Bicycle Facilities for purposes of permitting or facilitating any such construction, alteration or improvements, subject to Landlord’s Obligations to Minimize Tenant Interference and the terms of Section 1.1.4 above and this Article 28, and provided that Landlord makes reasonably comparable parking available during any closures of the Parking Garage. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord; provided that any such parking operator shall have experience operating parking garages in Comparable Buildings or comparable parking garages.

28.6 Electrical Vehicle Charging Stations. Upon request from Tenant, Landlord shall cooperate with Tenant to identify locations to install, at Landlord’s sole cost and expense, conduit for up to ten (10) electrical vehicle charging stations in the Parking Garage; provided that Tenant shall otherwise be solely responsible, at Tenant’s sole cost and expense (or as a deduction from the Tenant Improvement Allowance), for installation of any electrical vehicle charging stations. In the event Tenant elects to install any such electrical vehicle charging stations, the same shall be designated for exclusive use by Tenant, except as required by Applicable Laws, and Tenant shall at all times rent Parking Passes pertaining to the number of electrical vehicle charging stations, at the Prevailing Rate applicable to the other Parking Passes.

28.7 Parking Garage Lease. Prior to the Lease Commencement Date, the parties shall use commercially reasonable efforts to enter into a lease or license agreement pertaining to Tenant’s use of the Parking Garage (the “Parking Garage Lease”). The TCCs of the Parking Garage Lease shall be substantially consistent with the TCCs set forth in this Article 28 (as the same may be modified by Exhibit I attached hereto), and otherwise on commercially reasonable terms that are reasonably acceptable to Landlord and Tenant. Landlord shall prepare the initial draft of the Parking Garage Lease, and Tenant shall respond to Landlord’s request for comment within thirty (30) days, and the parties shall repeat such process until the terms have been reasonably and mutually agreed upon. As of the date of the full execution and delivery of the Parking Garage Lease, the terms of this Article 28 (and the corresponding provisions in Exhibit I attached hereto) shall be deemed deleted and of no further force or effect.

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ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a commercially reasonable ministerial or clerical modification of this Lease (for example, modifying Landlord’s notice address to require notices of default be provided to a lender), which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified (provided that such modification is commercially reasonable) and agrees to execute whatever commercially reasonable documents are reasonably required therefor and to deliver the same to Landlord within twenty (20) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within twenty (20) days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and provided such transferee expressly assumes in writing all obligations of Landlord under the Lease arising on and after the date of transfer, Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability arising under this Lease after the date of the Transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations arising hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, after the date of the Transfer and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Recording. Tenant shall have the right to record against the entirety of the Project a memorandum providing record notice of the Lease, which shall be in the form of Exhibit K attached hereto (the “Memorandum”). Within ten (10) business days after Landlord’s written request, Tenant, at Tenant’s sole cost and expense, shall prepare, execute, notarize and record (subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed) any necessary amendments or modifications to the Memorandum, as necessary to reflect any amendments or modifications to this Lease, including (i) the contraction of the Premises pursuant to Sections 2.4 or 2.5 above, and (ii) the recordation of an amendment to the legal description of the Memorandum to remove the Memorandum from encumbering the legal description of the Hotel, to the extent the Hotel is on a legal condominium unit or subdivision parcel that is separate from the remainder of the Project. In addition, within thirty (30) days after Landlord’s written request following the expiration or earlier termination of this Lease, Tenant shall execute and deliver to Landlord in recordable form, termination of the Memorandum. Tenant’s obligation to execute and deliver such termination of the Memorandum shall survive the expiration or earlier termination of this Lease. Tenant shall be solely responsible for all costs incurred under this Section 29.6.

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29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto. Tenant agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the physical condition of the Building, the Project, the land upon which the Building or the Project are located, or the Premises, or the expenses of operation of the Premises, the Building or the Project, or any other matter or thing affecting or related to the Premises, except as herein expressly set forth in the provisions of this Lease.

29.13 Limitations or Remedies.

29.13.1 Landlord Exculpation. The liability of the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building and all related accounts and agreements, including leases and operating agreements, and any sales or insurance proceeds received by Landlord in connection with the Project, Building or Premises. None of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease.

29.13.2 Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages, except for Tenant’s indemnification obligations set forth in Article 16 above.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

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29.15 Right to Lease. Except as otherwise set forth in Section 5.4 above, Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Subject to the foregoing, Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, unforeseen inability to obtain services, labor, or materials or reasonable substitutes therefor, unforeseen governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable ability to anticipate or the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent, the Tenant Improvement Allowance and other charges to be paid by Landlord or Tenant pursuant to this Lease (collectively, a “Force Majeure”) shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure; provided, however, that if the party delayed or prevented from performing can anticipate or otherwise mitigate the effect of any Force Majeure on a commercially reasonable basis, such party shall undertake actions to mitigate, or which are intended to mitigate, the effect of any such Force Majeure, provided that such party shall not be required to incur any additional costs or expenses in connection therewith which are not commercially reasonable additional costs or expenses; and further provided, that if the party delayed or prevented from performing fails to notify the other of the occurrence of Force Majeure within ten (10) business days after obtaining actual knowledge of the occurrence of Force Majeure, then such party’s performance shall only be excused with respect to days occurring after the party delayed or prevented from performing notifies the other of the occurrence of such Force Majeure.

29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant or Landlord may from time to time designate in a Notice to the other party. Any Notice will be deemed given (i) the date the Mail or overnight courier delivery is made (or refused), or (ii) the date personal delivery is made (or refused).

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed on Tenant under this Lease shall be joint and several. All unperformed payment obligations and obligations of Tenant regarding the condition and repair of the Premises hereunder not fully performed at the end of the Lease Term shall survive the end of the Lease Term.

29.20 Authority. Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of Washington and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Within thirty (30) days after written demand by Landlord, which demand shall only be made in connection with a sale or refinancing of the Building or Project, or in connection with the execution of Lease documentation by Tenant, Tenant shall deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in the State of Washington.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

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29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of Washington. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT SITTING IN KING COUNTY, WASHINGTON, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY WASHINGTON LAW, AND (III) TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall have only the rights to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord that are expressly set forth in this Lease.

29.26 Project or Building Name and Signage; Tenant’s Name and Logo. Tenant shall not use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose, other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord. Landlord shall not use Tenant’s name and/or logo, except that Landlord may use Tenant’s name and/or logo for any purpose relating to the Name/Identity Right, on pictures or depictions of the Project and/or Building, and in the ordinary course of Landlord’s business as the owner of the Building, for example, disclosing that Tenant is a Tenant of the Building, and in offering materials, and email solicitations.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Confidentiality. Landlord and Tenant each hereby agrees to use commercially reasonable efforts to maintain the confidentiality of the terms set forth in this Lease and any related documents, provided that in no event shall any disclosure as required by law or as reasonably required in connection with the operation, management, leasing and/or sale of the Building or Project or the administration or enforcement of this Lease or any related document be a violation of this Section 29.28, nor shall the disclosure to Landlord’s lender or prospective lender, any proposed purchaser of the Project or any portion thereof or interest therein, or any proposed Tenant

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assignee of this Lease, as may be amended, be violation of this Section 29.28, provided that such party has agreed in writing to maintain the confidentiality of the terms set forth in this Lease and any related documents. Further, in no event shall disclosure of the terms of this Lease and any related document to either party’s affiliates, partners, members, consultants (including, without limitation, space planning, construction, legal and/or financial consultants), and investors be a violation of this Section 29.28.

29.29 Transportation Management. Tenant shall fully comply with programs adopted by Landlord to comply with Applicable Laws pertaining to the management of parking, transportation or traffic in and around the Project and/or the Building (but only to the extent compliance is in fact required by such Applicable Laws). Landlord shall not adopt a program that includes more stringent or burdensome requirements than those that Landlord is required to adopt pursuant to Applicable Law. In connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30 Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Project, the Premises or the Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that, in addition to the construction of the Building specifically contemplated by and set forth in this Lease, Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project or the Building, or any portion or component thereof, other than the Premises (subject to Section 1.1.4 above, including without limitation, Tenant’s rights with respect to CCA Changes and approval rights for TCA Changes); provided, however, that after such Renovations are made, the Building and Project shall remain consistent with the Class A Standard; and further provided that Landlord shall comply with the terms of Section 1.1.4 above and Landlord’s Obligations to Minimize Tenant Interference. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent (except as specifically set forth in Section 6.4 of this Lease). Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements, except as set forth in Section 6.4 above, resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

29.31 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.32 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor (reasonably approved in writing by Landlord), and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be reasonably identified outside of the Premises, (iii) any new or existing Lines servicing the Premises shall comply with all Applicable Laws, and (iv) Tenant shall pay all costs in connection therewith.

29.33 Hazardous Materials.

29.33.1 Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized by any of the “Environmental Laws,” as that term is defined below, as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste or otherwise that is otherwise regulated due to its deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity.

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Hazardous Materials include, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and/or toxicity, to the extent that the same are regulated by Environmental Laws. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.33.2 Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease. Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any Hazardous Materials in or on the Premises. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available cleaners and chemicals typically used in Comparable Buildings to maintain office space and in Tenant’s routine operations for the Permitted Use (such as printer toner and copier toner) (hereinafter the “Permitted Chemicals”). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.

29.33.3 Tenant Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises, and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. Within ten (10) business days following a reasonable request from Landlord, but not more than once per Lease Year, Tenant agrees to deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof. At any time following Tenant’s receipt of a request from Landlord, Tenant shall promptly complete an “environmental questionnaire” using the form then-provided by Landlord. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, and/or the Project or any portion thereof by any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease). Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials in existence on the Premises, Building or Project prior to the Lease Commencement Date or brought onto the Premises, Building or Project after the Lease Commencement Date by any third parties not under Tenant’s control.

29.33.4 Landlord’s Right of Environmental Audit. If Tenant commences using the Premises for any Permitted Use other than the Standard Permitted Uses, which Permitted Use includes the regular use of Hazardous Materials, Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant’s sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.

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29.33.5 Indemnifications. Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such liability, obligation, damage or costs was a result of actions caused or knowingly permitted by a Landlord Party. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by a Tenant Party.

29.34 Office and Communications Services.

29.34.1 The Provider. Landlord has advised Tenant that certain office and communications services (which may include, without limitation, cable or satellite television service) may be offered to tenants of the Building by a concessionaire (which may not have exclusive rights to offer such services in the Building) under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree. Tenant shall be permitted to contract with other Providers, at Tenant’s election, and subject to prior written notice to Landlord, provided, however, any such Provider shall be a nationally or regionally recognized Provider providing service to Comparable Buildings.

29.34.2 Other Terms. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, subject to Section 6.4 above, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord, except for property damage and personal injury to the extent arising from the negligence or willful misconduct of any Landlord Party.

29.35 LEED Certification for Core and Shell. In connection with the initial construction of the Base, Shell and Core, Landlord may, in Landlord’s sole and absolute discretion, elect to apply to obtain or maintain a LEED Core & Shell certification for the Project (or portion thereof). In the event that Landlord elects to pursue such an aforementioned certification, Tenant shall, at no out-of-pocket cost to Tenant, and if necessary to obtain such certification, promptly cooperate with the Landlord’s efforts in connection therewith and provide Landlord with any documentation it may need in order to obtain or maintain the aforementioned certification.

29.36 Climate Measures. Landlord and Tenant acknowledge that it is likely that new Laws will be enacted dealing with energy conservation, C02 emissions, transportation and other matters related to global climate change (collectively, “Climate Measures”) and that existing Climate Measures policies may be implemented through the adoption of new Laws (such new Laws, rules and regulations being collectively referred to herein as “New Climate Measures”) which could increase the obligations of, and restrictions on, Landlord related to the Building and/or Project from those which existed on the date of this Lease. Tenant covenants to comply with the requirements of New Climate Measures applicable to Tenant’s use and occupancy of the Premises and to reasonably cooperate with Landlord in connection with satisfying Landlord’s compliance requirements with respect to the New Climate Measures, including, but not limited to, providing Landlord with monitoring data and reporting duties

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related to the Premises and its energy and water consumption, and trash and composting volumes and weights, if required by such New Climate Measures. Tenant shall not, however, be required to make any Alterations to the Building or Premises by reason of any New Climate Measures, except to the extent required by Tenant’s particular use of the Premises, as opposed to Tenant’s use of the Premises for general office or administration use. Furthermore, Tenant acknowledges that Landlord may have or may adopt policies and procedures with respect to energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting of displays or interior spaces; closing shades in the Premises to avoid overheating the space; turning off lights and equipment at the end of the work day; purchasing ENERGY STAR® qualified equipment, including but not limited to lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; purchasing products certified by the U.S. EPA’s Water Sense® program; as well as whole-building operations and maintenance issues including chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. Tenant may elect, but shall not be required to comply with any of Landlord’s sustainability practices unless such practices are imposed on Tenant by New Climate Measures.

29.37 Prohibited Persons and Transactions. Tenant certifies that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification. Landlord certifies that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation. Landlord hereby agrees to defend, indemnify, and hold harmless Tenant from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification. Notwithstanding anything contained herein to the contrary, for the purposes of this Section 29.37, the foregoing certifications shall not include (x) any holder of a direct or indirect interest in a publicly traded company, or (y) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Landlord or Tenant.

29.38 UBTI. Landlord and Tenant agree that all Rent payable by Tenant to Landlord shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Revenue Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Treasury Regulations”). In the event that Landlord, in its sole and absolute discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Revenue Code and the Treasury Regulations promulgated thereunder, Tenant agrees (i) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all Rents as “rents from real property,” and (ii) to permit an assignment of this Lease; provided, however, that any adjustments required pursuant to this Section 29.38 shall be made so as to produce the equivalent Rent (in economic terms) payable prior to such adjustment, and further provided that any such amendment or amendments or assignment shall not materially affect Tenant’s rights or obligations under this Lease; and Landlord shall reimburse Tenant for any actual, out-of-pocket cost or expense reasonably incurred by Tenant in connection with such amendment or amendments or assignment, including Tenant’s reasonable attorneys’ fees.

29.39 Construction Period. Notwithstanding anything set forth in the foregoing Section 10.1 or any other provision of this Lease or the Tenant Work Letter to the contrary, during the Construction Period (defined below) only, the following provisions shall be applicable.

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29.39.1 With respect to any indemnity obligation of Tenant arising at any time during the Construction Period only, (i) the term “Landlord Parties” shall mean and shall be limited to Fifth & Columbia Investors, LLC (or any entity that succeeds to the entire interest of Fifth & Columbia Investors, LLC as Landlord under this Lease) and shall not include any other person or entity; provided, however, that Landlord may include in any claim owed by Tenant to it any amount which Landlord shall pay or be obligated to indemnify any other person or entity, and (ii) any indemnity obligation shall be limited to losses caused by, or arising as a result of any act or failure to act of, Tenant or Tenant’s employees, or agents; and

29.39.2 Tenant’s liability under this Lease for Tenant’s actions or failures to act under this Lease during the Construction Period (defined below), including, without limitation, (i) Tenant’s indemnity obligations under this Lease during the Construction Period and (ii) all Base Rent and Additional Rent obligations owed by or paid by Tenant during the Construction Period (though the parties acknowledge that Tenant’s obligation to pay Base Rent and Additional Rent shall not occur until Tenant is obligated to pay the same pursuant to the terms of Articles 3 and 4 of this Lease) shall be limited to eighty-nine and five-tenths percent (89.5%) of Landlord’s Project Costs (defined hereinbelow), determined as of the date of Landlord’s claim for such amount owed by Tenant. As used in this Section, (a) ”Construction Period” shall mean the period from the Effective Date to the date that Landlord substantially completes construction of the Base Building and Common Areas of the Project in accordance with the Tenant Work Letter, regardless of the occurrence of any delays caused by Tenant and (b) ”Landlord’s Project Costs” shall mean the amount capitalized in the Project by Landlord in accordance with U.S. generally accepted accounting principles, plus other costs related to the Project paid to third parties (other than lenders or owners of Landlord), excluding land acquisition costs, but including land carrying costs, such as interest or ground rent incurred during the construction period, and including all costs incurred by Landlord in connection with the development and construction of the Base Building and Common Areas of the Project. For the avoidance of doubt, Landlord and Tenant agree that (1) no claim by Landlord for Tenant’s repudiation of this Lease at any time shall be limited under this Section 29.39 and (2) if during the Construction Period, Landlord makes any claim against Tenant pertaining to any period after the Construction Period and the amount payable by Tenant for such claim is limited by the provisions of this Section 29.39 above, the entire amount (to the extent not theretofore paid) shall be due with interest at the Interest Rate payable as Additional Rent immediately following the Construction Period.

[signatures follow on next page]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”

FIFTH & COLUMBIA INVESTORS, LLC, a Delaware limited liability company

By:	DANIELS REAL ESTATE, LLC,
Its Managing Member

By:	/s/ Kevin Daniels
Name:	Kevin Daniels
Its:	Manager

“TENANT”

F5 NETWORKS, INC. a Washington corporation

By:	/s/ François Locoh-Donou
Name:	François Locoh-Donou
Its:	President and Chief Executive Officer

By:
Name:
Its:

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NOTARY PAGE

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of    Washington    )

County of King                                    )

On April 27, 2017 , before me, Joetta Cook ,
(insert name of notary)

Notary Public, personally appeared François Locoh-Donou                                                                                                                  , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Washington                                          that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature /s/ Joetta Cook                                                                                                                             (Seal)

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ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of Washington                )

County of King                                    )

On April 27, 2017 , before me, Joetta Cook ,
(insert name of notary)

Notary Public, personally appeared Kevin Daniels                                                                                                                                       , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Washington                                          that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature /s/ Joetta Cook                                                                                                                             (Seal)

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of                                         )

County of                                                  )

On , before me, ,
(insert name of notary)

Notary Public, personally appeared                                                                                                                                                               , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of                                                               that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                                                                                                                                                      (Seal)

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EXHIBIT A

OUTLINE OF THE PREMISES

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EXHIBIT A-1

LEGAL DESCRIPTION

PARCEL B OF CITY OF SEATTLE LOT BOUNDARY ADJUSTMENT NO. 3010105, RECORDED UNDER RECORDING NO. 20091119900005, IN KING COUNTY, WASHINGTON.

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EXHIBIT A-2

DEPICTION OF OFFICE LOBBY, OFFICE ELEVATORS, AND CONCESSION AREA

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EXHIBIT A-3

LOCATION OF LOADING AREAS, GENERATOR AREA, AND PARKING GARAGE ACCESS

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EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of Sections 1 through 5 of this Tenant Work Letter.

SECTION 1

LANDLORD’S CONSTRUCTION OF THE BASE BUILDING

1.1 Construction of Base Building. Landlord shall construct, at its sole cost and expense, and without deduction from the Tenant Improvement Allowance, the base, shell, and core of the Building (collectively, the “Base, Shell and Core” and/or “Base Building”) and the Building Common Areas, which Base, Shell and Core and the Building Common Areas shall be in compliance with Applicable Laws in effect as of the date of Landlord’s receipt of permits to construct the Base, Shell and Core, including the local enactments of handicap access codes promulgated in relation to the Americans with Disabilities Act (to the extent necessary for Tenant to obtain and retain a certificate of occupancy, temporary certificate of occupancy, or legal equivalent (a “CofO”) for the Premises for general office use), in accordance with the plans and specifications referenced in Schedule 1A, attached hereto (the “Base Building Plans”), subject to Landlord Minor Changes and Tenant Change Items, as those terms are defined herein below. Additionally, to the extent not set forth in the Base Building Plans, Landlord shall make the necessary modifications to the Base Building to provide that the Base Building, as constructed by Landlord, shall comply with the Base Building Description set forth in Schedule 2, subject to Landlord Minor Changes and Tenant Change Items. In the event of a conflict between Schedule 1A and Schedule 2, Schedule 2 shall prevail; provided, however, in the event of a conflict between the Base Building as constructed and in existence as of the Effective Date and Schedule 2, the Base Building as constructed and in existence as of the Effective Date shall prevail.

1.2 Changes to the Base Building Plans.

1.2.1 Landlord Minor Changes. Landlord hereby reserves the right to modify the Base Building Plans and the Base Building Description, provided that such modifications (i) are required to comply with Applicable Laws, (ii) will not (a) materially and adversely affect Tenant’s ability to conduct its business from the Premises for the Standard Permitted Use, or (b) require material changes to any Construction Drawings (as that term is defined in Section 3.1 below), previously approved by Landlord and Tenant, that would materially increase the costs of, or delay the performance of, constructing the Tenant Improvements, or (iii) relate to areas of the Project located outside of the Office Component and Building Common Areas (collectively, “Landlord Minor Changes”). Landlord shall use commercially reasonable efforts to minimize interference with the construction of the Tenant Improvements in implementing any Landlord Minor Changes, including efforts to minimize any increases in costs of the Tenant Improvements resulting therefrom.

1.2.2 Tenant Change Items. Notwithstanding anything to the contrary set forth herein, Landlord shall provide, construct and install the “Tenant Change Items” set forth on Schedule 1B attached hereto, as part of the Base, Shell and Core, which have been generally approved by Landlord and Tenant in concept, but remain subject to Landlord’s review and approval of the applicable Tenant Change Item Drawings pursuant to this Section 1.2.2 below. Tenant shall have the right to request Landlord’s approval of additional Tenant Change Items relating to the Office Component of the Base Building Plans by delivery of written notice to Landlord (the “Tenant Change Item Notice”), which Tenant Change Item Notice shall include complete Tenant Change Item Drawings (as that term is defined below). Following mutual execution and delivery of this Lease, Landlord shall reasonably cooperate, and shall cause its architect and engineers to reasonably cooperate with Tenant to facilitate preparation of complete construction drawings and proposed revisions to the Base Building Plans for the Tenant Change Items, prepared by Tenant, at Tenant’s sole cost and expense (the “Tenant Change Item Drawings”). No later than February 1, 2018, Tenant shall deliver the Tenant Change Item Drawings to Landlord for approval, and Tenant shall have delivered all Tenant Change Item Notices as of such date. Landlord shall approve or disapprove the Tenant

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Change Item Drawings within ten (10) business days after receipt of the applicable Tenant Change Item Drawings, which approval shall not be unreasonably withheld, conditioned or delayed, provided that, Landlord may withhold its consent to any portion of the Tenant Change Item Drawings that could, in Landlord’s reasonable judgment: (i) materially adversely affect the quality of the Base, Shell and Core, (ii) jeopardize the LEED v2009 Core & Shell silver certification, (iii) affect the portions of the Office Component other than floor or floors of the Premises, the Office Lobby or the Office Elevators, or the Building Systems which service the floors of the Premises, (iv) fail to comply with Applicable Laws, (v) have a material adverse effect on the Building Structure or the Building Systems and, except for louvers installed pursuant to item (vii) below, affect the exterior appearance of the Building, (vi) if the applicable Tenant Change Item will be implemented before Substantial Completion Date, materially affect the critical path of construction of the Base, Shell and Core, the parties acknowledging that any change that would delay the critical path of construction is material, (vii) include the installation of louvers on any windows, other than the windows on the east and south sides of the Building, and (viii) the costs of constructing the applicable Tenant Change Item (together with the cost of all other Tenant Change Items) could reasonably exceed the Tenant Change Items Cap. If Landlord fails to respond within such ten (10) business day period, and Tenant gives Landlord another notice requesting approval of the Tenant Change Item Drawings, and Landlord fails within five (5) business days to respond to such request, such failure shall be deemed to be Landlord’s approval of the proposed Tenant Change Item Drawings. If Landlord disapproves of any proposed Tenant Change Item Drawings (or any portion thereof), then Landlord shall state in reasonable detail its reasons for disapproving the proposed Tenant Change Item Drawings (or applicable portion thereof). Landlord’s review of the Tenant Change Item Drawings as set forth in this Section 1.2.2, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, conformance with Tenant’s specifications or requirements, compliance with Applicable Laws or other like matters. Accordingly, notwithstanding that any Tenant Change Item Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Tenant Change Item Drawings, and Tenant’s waiver and indemnity set forth in Section 10.1 of this Lease, as modified by Section 29.39 of this Lease, shall specifically apply to the Tenant Change Item Drawings.

1.2.2.1 Landlord’s Change Notice; Cost Estimate. Promptly following Landlord’s approval of the Tenant Change Item Drawings, Landlord shall deliver to Tenant written notice of (i) the “Cost Estimate” (as hereinafter defined) of the costs that will be incurred to implement the proposed Tenant Change Item, (ii) Landlord’s estimate of whether the Tenant Change Item will be completed as part of the Completion Condition or the Final Completion Condition, as those terms are defined below, (iii) an appropriate change order from Landlord’s general contractor in order to effect the Tenant Change Item (or a new contract with Landlord’s general contractor, if applicable) and reasonable supporting documentation, and (iv) the proposed revisions to the Base Building Plans to incorporate the Tenant Change Item in addition to those set forth in the Tenant Change Item Drawings (such notice, a “Landlord’s Change Notice”). Within five (5) business days after receipt of Landlord’s Change Notice, Tenant shall (I) advise Landlord to proceed with the proposed Tenant Change Item, (II) disapprove Landlord’s Change Notice, in which event Landlord shall have no obligation to construct the applicable Tenant Change Item, or (III) request reasonable modifications to the proposed revisions to the Base Building Plans. In the event Tenant requested changes to Landlord’s Change Notice pursuant to item (III) above, then Landlord shall make appropriate modifications to Landlord’s Change Notice in consultation with Tenant, and shall resubmit Landlord’s Change Notice to Tenant for approval, in accordance with the foregoing process. A “Cost Estimate” with respect to any change shall be Landlord’s reasonable estimate of the following: (1) direct construction costs thereof, (2) related general contractor’s general conditions, overhead and general contractor’s other indirect costs thereof (with respect to which Landlord shall provide Tenant with adequate supporting documentation for Tenant’s confirmation), (3) the general contractor’s fee, (4) design, permitting, testing, inspecting, engineering and other indirect costs to be at Landlord’s actual costs incurred, and (5) Landlord’s administrative or supervision fee equal to one percent (1%) of items (1)-(4).

1.2.2.2 Construction of Tenant Change Items. Following Tenant’s approval of the Cost Estimate and Landlord’s proposed changes to the Base Building Plans, the Tenant Change Items shall be incorporated into the Base Building Plans (and Landlord shall provide Tenant with an updated copy of the Base Building Plans), and Landlord shall proceed to construct the Tenant Change Item as part of either the Completion Condition or the Final Completion Condition, as designated in Landlord’s Change Notice. The costs of any Tenant

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Change Items shall be deducted from the Tenant Improvement Allowance; provided that the total cost of the Tenant Change Items, and the amount deducted from the Tenant Improvement Allowance, shall not exceed $50,000,000 in the aggregate (the “Tenant Change Items Cap”) Landlord shall provide Tenant copies of any invoices, lien releases, and other applicable documentation received from Landlord’s general contractor applicable to payment for the Tenant Change Item, provided that the cost deducted from the Tenant Improvement Allowance shall only include the items set forth in items (1)-(5), above.

1.3 Substantial Completion Condition. The “Substantial Completion Condition” shall mean that each of the following has occurred.

(i) The Base, Shell and Core of the Office Component and Building Common Areas have been substantially completed in accordance with the Base Building Plans (as the same may be modified in accordance with the terms and conditions of this Tenant Work Letter, but expressly excluding any Tenant Change Items to be completed after the Completion Condition), as certified by Landlord’s architect, with the exception of any punch list items (the “Base Building Punch List Items”).

(ii) Landlord has received a CofO for the Base, Shell and Core of the Office Component and the Building Common Areas, except to the extent Landlord is unable to obtain such CofO because of any error in the design of the Tenant Improvements (including if the same do not comply with Applicable Laws) or because of any Tenant Delay.

(iii) The Base, Shell and Core and Project Common Areas shall be in compliance with Applicable Laws for unoccupied space in effect as of the date of Landlord’s receipt of permits to construct the Base, Shell and Core, including local enactments of handicap access codes promulgated in relation to the Americans with Disabilities Act (to the extent necessary for Tenant to obtain and retain a CofO for the Premises for general office use).

(iv) The Premises is free of all Hazardous Materials in violation of Environmental Laws.

(v) All Building Systems serving the Premises are complete and Landlord is providing services to the Premises in accordance with the requirements of this Lease as necessary for construction of the Tenant Improvements.

(vi) The Premises is fully enclosed and watertight.

The date that Landlord causes the Substantial Completion Condition to occur shall be referred to as the “Substantial Completion Date”.

1.4 Base Building Punch List Items; Completion Condition. Within forty-eight (48) hours of the Substantial Completion Date, Landlord shall make the Premises and Base, Shell and Core available for a walk-through by Tenant at a commercially reasonable time mutually acceptable to Landlord and Tenant, to (i) confirm that Substantial Completion Condition has occurred, and (ii) mutually and reasonably agree upon the Base Building Punch List Items. For purposes of clarification, Base Building Punch List Items shall not include any items (other than Tenant Change Items designated to be completed after Completion Condition) that would (A) materially interfere with the operation of Tenant’s business from the Premises or (B) prevent Tenant from obtaining a CofO for the Premises following construction of the Tenant Improvements. Following such walk-through, Landlord shall promptly and diligently proceed to fully complete all Base Building Punch List Items in a reasonable period of time (taking into consideration the on-going construction of the Tenant Improvements) and in a manner calculated to minimize interference with the construction of the Tenant Improvements. The “Completion Condition” shall mean that the Substantial Completion Date has occurred, and Landlord has completed all Base Building Punch List Items, including any Tenant Change Items designated in Landlord’s Change Notice for completion as part of the Completion Condition, but excluding any Tenant Change Items designated in Landlord’s Change Notice for completion as part of the Final Completion Condition. The date that Landlord causes the Completion Condition to occur shall be referred to as the “Completion Date”.

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1.5 Final Completion Condition. The “Final Completion Condition” shall mean that the Completion Date has occurred, and Landlord has completed all Tenant Change Items and Tenant may conduct its business from the Premises for the Permitted Use without material interference. The date that Landlord causes the Final Completion Condition to occur shall be referred to as the “Final Completion Date”.

1.6 Milestone Deadlines. For purposes of the Lease and this Tenant Work Letter, Landlord shall achieve the following milestones (each a “Milestone”) by the applicable date set forth below (such applicable date, a “Milestone Deadline”), subject to extension for Tenant Delay and Force Majeure Delay (defined below).

•	Substantial Completion Date – June 1, 2018.

•	Final Completion Date – April 1, 2019.

•	Completion of the Hotel and The Sanctuary – April 1, 2019.

1.7 Milestones.

1.7.1 Late Milestone Rent Abatements. If the applicable Milestone has not been achieved by the applicable Milestone Deadline set forth above (“First Rent Abatement Date”), subject to extension by virtue of Force Majeure Delay and Tenant Delay, then Tenant shall be entitled to a day-for-day abatement of Base Rent for each day following the First Rent Abatement Date until the earlier to occur of: (i) the satisfaction of the applicable Milestone, and (ii) thirty (30) days after the First Rent Abatement Date. If the applicable Milestone has not been achieved within thirty-one (31) days after the First Rent Abatement Date (such day being the “Second Rent Abatement Date”), subject to extension by virtue of Force Majeure Delay and Tenant Delay, Tenant shall be entitled to an abatement of Base Rent equal to twice the per diem Base Rent for each day following the Second Rent Abatement Date until the satisfaction of the applicable Milestone (the Base Rent abatements described herein are referred to herein, collectively, as the “Late Milestone Abatements”). Tenant shall immediately apply any accrued Late Milestone Abatements against payments of Rent as they become due.

1.7.2 Termination Right. Further, if the Substantial Completion Date has not occurred within one hundred twenty (120) days of the applicable Milestone Deadline set forth above (the “Milestone Termination Date”), subject to extension by virtue of Force Majeure Delay, and Tenant Delay, Tenant shall have the right to terminate this Lease by written notice to Landlord (“Milestone Failure Termination Notice”) effective upon the date occurring five (5) business days following receipt by Landlord of the Milestone Failure Termination Notice (the “Milestone Termination Effective Date”). As a condition precedent to such termination, concurrently with delivery of the Milestone Failure Termination Notice, Tenant shall deliver the Milestone Termination Fee (as that term is defined below) to Landlord. For purposes of this Lease, the “Milestone Termination Fee” shall mean $3,740,936.75. Should the Substantial Completion Date occur prior to Tenant’s exercise of the foregoing termination right, however, such termination right shall, in such event, expire and be of no further force or effect upon the occurrence of the Substantial Completion Date (provided that Tenant shall be entitled to receive all of the Late Milestone Abatements). If Tenant delivers a Milestone Failure Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of Milestone Termination Effective Date for a period ending thirty (30) days after the Milestone Termination Effective Date by delivering written notice to Tenant, prior to the Milestone Termination Effective Date, that, in Landlord’s reasonable, good faith judgment, the Substantial Completion Date will occur within thirty (30) days after the Milestone Termination Effective Date. If the Substantial Completion Date has occurred within such thirty (30) day suspension period, then the Milestone Failure Termination Notice shall be of no force or effect, and Landlord shall return the Milestone Termination Fee to Tenant, but if the Substantial Completion Date has not occurred within such thirty (30) day suspension period, then this Lease shall terminate upon the expiration of such thirty (30) day suspension period. The Milestone Termination Effective Date shall be extended to the extent of any Force Majeure Delays and Tenant Delays occurring after Tenant’ delivery of a Milestone Failure Termination Notice. Upon any termination as set forth in this Section 1.7.2, Landlord and Tenant shall be released from any and all liability to each other resulting under this Lease. Tenant’s rights to receive the Late Milestone Abatements and to terminate this Lease, as set forth in this Section 1.7, shall be Tenant’s sole and exclusive remedies at law or in equity for the failure of a Milestone to be satisfied by any particular date.

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1.8 Tenant Delay and Force Majeure Delay. As used herein, the term “Tenant Delay” shall mean (i) the failure of Tenant to timely approve or disapprove any matter requiring Tenant’s approval relating to the construction of the Base, Shell and Core; (ii) unreasonable (when judged in accordance with industry custom and practice) interference by Tenant, its agents or other Tenant Parties (except as otherwise allowed by this Tenant Work Letter) with the substantial completion of the Base, Shell and Core and which objectively preclude or delay the construction of the Base, Shell and Core or any Milestone, (iii) Tenant’s physical alteration of the items of the Base, Shell and Core on any floor of the Premises, which alteration interferes with Landlord’s ability to cause any applicable Milestone to occur, and (iv) any actual delay resulting from any error in the design of the Tenant Improvements (including if the same do not comply with Applicable Laws). As used herein, the term “Force Majeure Delay” shall mean only an actual delay resulting from a Permit Delay (as that term is defined herein below), industry-wide strikes, fire, wind, damage or destruction to the Project (or portion thereof), explosion, casualty, flood, hurricane, tornado, the elements, acts of God or the public enemy, sabotage, war, invasion, insurrection, rebellion, civil unrest, riots, earthquakes, or actual, industry-wide delay affecting all similar works of construction in the vicinity of the Building, including by reason of regulation or order of any governmental agency. As used in this Tenant Work Letter, the term “Permit Delay” shall mean the inability of Landlord to obtain building permits required in connection with the construction of the Base, Shell and Core and Project to the extent caused by the complete cessation of granting or processing of building permits by the appropriate governmental authority. Notwithstanding any provision to the contrary set forth in this Tenant Work Letter, the Force Majeure Delay shall not extend any particular date by more than a total of one hundred twenty (120) days. If Landlord contends that a Tenant Delay or Force Majeure Delay has occurred, Landlord shall notify Tenant in writing (the “Tenant Delay Notice”) of the event which constitutes such Tenant Delay or Force Majeure Delay, as applicable. If such actions, inaction or circumstance described in the Tenant Delay Notice are not cured within one (1) business day of Tenant’s receipt of the Tenant Delay Notice and if such action, inaction or circumstance otherwise qualify as a Tenant Delay or Force Majeure Delay, then a Tenant Delay or Force Majeure Delay, as applicable, shall be deemed to have occurred commencing as of the date of Tenant’s receipt of the Tenant Delay Notice and ending as of the date such delay ends. Notwithstanding the foregoing, an event shall constitute the basis for a Tenant Delay only to the extent the effect of such Tenant Delay cannot be mitigated in a reasonably practicable manner by Landlord on commercially reasonable terms (without requiring Landlord to incur any expense or overtime) and only to the extent that such event actually delays Landlord from achieving a Milestone.

1.9 Cooperation. Provided that Tenant and Tenant’s agents do not interfere with Landlord’s construction of the Project, including the Tenant Improvements, Landlord shall allow Tenant and Tenant’s employees, consultants and vendors access to the Premises, Critical Common Areas, and Parking Garage prior to the anticipated Substantial Completion Date, and continuing throughout the construction of the Tenant Improvements, during the normal construction hours for the purpose of Tenant coordinating with Landlord relating to the construction of the Tenant Improvements, Tenant’s move to the Premises, and Tenant’s installation of furniture, fixtures, equipment and other personal property in the Premises. Prior to Tenant’s entry into the Premises, Critical Common Areas, and Parking Garage as permitted by the terms of this Section 1.9, Tenant shall submit a schedule to Landlord, for its approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall not unreasonably interfere with or delay the work of Landlord and/or its contractors or consultants, and Tenant shall coordinate and cooperate with Landlord, and Tenant shall cause Tenant’s employees, vendors, and consultants to work in harmony with Landlord and Landlord’s contractors and consultants to minimize any interference or delay with respect to the construction of the Base, Shell and Core and the Tenant Improvements.

1.10 Substantial Completion of the Tenant Improvements. Except as expressly set forth in Section 1.7 of this Tenant Work Letter above, and even though Landlord shall retain the Contractor, as that term is defined in Section 4.1.1 of this Tenant Work Letter, below, Landlord shall have no liability to Tenant, and the Lease Commencement Date shall not be adjusted, based on any delay in, or the date of the occurrence of, the substantial completion of the Tenant Improvements.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time Tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount set forth in Section 13 of the Summary for costs

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relating to the initial design and construction of improvements in the Premises and certain other costs (the “Tenant Improvements”). In no event shall Landlord be obligated to pay a total amount which exceeds the Tenant Improvement Allowance. Tenant shall utilize not less than approximately $100 per rentable square foot of the Tenant Improvement Allowance on each floor of the Premises that is constructed as part of the Tenant Improvements, but up to three (3) floors of the Premises may be excluded from construction as part of the initial Tenant Improvements (the “Unconstructed Floors”). Accordingly, Tenant may utilize more than $100 per rentable square foot of the Tenant Improvement Allowance towards the cost of construction of each of the other twenty-five (25) floors of the Premises (the “Constructed Floors”), or may utilize any undisbursed and unallocated portion of the Tenant Improvement Allowance towards the cost of construction of the Unconstructed Floors at any time following completion of construction of the Constructed Floors.

2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to the disbursement process set forth in the Contract, as that term is defined in Section 4.2.1 below) only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1 Payment of (i) the fees of consultants retained in connection with the design, engineering and construction of the Tenant Improvements, including without limitation, the fees of any project manager retained by Tenant (including the Project Manager), (ii) Tenant’s actual, reasonable, out-of-pocket costs reasonably incurred in connection with Tenant’s relocation to the Premises, (iii) the payment of plan check, permit and license fees relating to construction of the Tenant Improvements and other permitting costs, (iv) the costs of acquisition and installation of furniture, fixtures, equipment, and data and telecommunications cabling and equipment for use in the Premises, which costs described in this item (iv) shall, notwithstanding anything to the contrary contained in this Tenant Work Letter, not exceed an aggregate amount equal to Fifteen and 00/100 Dollars ($15.00) per rentable square foot of the Premises, and (v) any other hard or soft costs related to the design, engineering and construction of the Tenant Improvements;

2.2.2 Payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the Construction Drawings as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.3 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, trash removal costs, costs of Tenant’s Signage and contractors’ fees and general conditions;

2.2.4 The cost of any changes in the Base Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by Applicable Laws;

2.2.6 The cost of the Coordination Fee, as that term is defined in Section 4.2.2.1 of this Tenant Work Letter;

2.2.7 Sales and use taxes

2.2.8 The cost of any approved Tenant Change Items, subject to the Tenant Change Items Cap; and

2.2.9 All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements and for which Landlord is entitled to be reimbursed by Tenant.

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2.3 Building Standards; LEED Standards. Landlord has provided Tenant with a copy of Landlord’s construction rules, regulation, requirements and procedures, and specifications, design criteria and Building standards (the “Tenant Improvement Manual”), which provided minimum quality standards for the Tenant Improvements and any Tenant Change Items. Tenant, the Architect, as that term is defined below, and all Tenant’s agents must comply with the minimum quality standards in designing and constructing the Tenant Improvements. Tenant shall utilize the same window coverings throughout the entire Premises. Removal requirements regarding the Tenant Improvements are addressed in Article 8 of this Lease. Landlord may withhold its consent to any Tenant Improvements that would jeopardize the LEED v2009 Core & Shell silver certification.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain NBBJ, or another architect/space planner approved by Landlord, as the architect/space planner (the “Architect”) to prepare the Construction Drawings, pursuant to an AIA Document B101 – 2007 Standard Form of Agreement Between Owner and Architect, with modifications mutually and reasonably agreed upon by Tenant, Architect and Landlord (the “Architect Contract”), and subject to the terms of Section 4.4 below. Landlord acknowledges that it has approved a substantially complete draft of the Architect Contract in the form existing on the Effective Date. Tenant, the Contractor, or NBBJ shall retain the engineering consultants listed on Schedule 3 attached hereto (the “Engineers”) to prepare all plans and engineering working drawings relating to the work described on Schedule 3 attached hereto. Tenant may utilize Engineers designated by Tenant, and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) to prepare all other Construction Drawings. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s approval, which approval shall not be withheld unless a Design Problem (as that term is defined in Section 8.1 of this Lease) exists, and except for revisions to the Base Building Plans, which shall be subject to the review process described below in this Section 3.1; provided, however, Landlord, in its reasonable discretion, may require the installation of emergency drainage and leak detection water sensors in connection with the installation of any restrooms, shower facilities, saunas, steam rooms, or similar water related features of the Premises (as opposed to the Base, Shell and Core), at Tenant’s sole cost and expense (or as a deduction from the Tenant Improvement Allowance). Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building Plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, compliance with Applicable Laws or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in Section 10.1 of this Lease, as modified by Section 29.39 of this Lease, shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant’s design intent, for the Premises before any architectural working drawings or engineering drawings have been commenced, and concurrently with Tenant’s delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such final space plan. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request, to the extent reasonable, clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is approved or disapproved; provided, however, Landlord may not withhold its consent unless a Design Problem exists. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

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3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant, the Contractor or NBBJ shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the Final Working Drawings (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which approval shall not be withheld, unless a Design Problem exists. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of the Final Working Drawings, and concurrently with Tenant’s delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is approved or disapproved. If Landlord disapproves of the Final Working Drawings (or any portion thereof), Tenant shall promptly revise the Final Working Drawings in accordance with such disapproval of Landlord in connection therewith.

3.4 Approved Working Drawings. The Final Working Drawings, once approved by Landlord pursuant to Section 3.3 above, shall be referred to herein as the “Approved Working Drawings”. Tenant shall obtain approval of the Final Working Drawings prior to submission of the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings, other than de minimis changes, modifications or alterations, may be made without the prior written consent of Landlord, which consent shall not be withheld unless a Design Problem exists, and Landlord shall grant its approval, or disapprove the same (with reasonable explanation as to the reasons for such disapproval), within ten (10) business days of request.

3.5 Deemed Approvals. The Construction Drawings shall be deemed approved by Landlord if Landlord fails to respond to Tenant’s request for approval within the applicable time periods set forth in Sections 3.2, 3.3 and 3.4 above, and following Tenant’s delivery of an additional notice to Landlord (together with a copy of the applicable Construction Drawings), and the lapse of a five (5) business day cure period.

3.6 Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, Landlord and Tenant may transmit or otherwise deliver any of the approvals or notices (including pursuant to Section 3.5 above) required under this Tenant Work Letter via electronic mail to Tenant’s or Landlord’s representative identified in Section 5.1 of this Tenant Work Letter, as applicable, or by any of the other means identified in Section 29.18 of this Lease.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor. A general contractor shall be retained by Tenant for preconstruction services and the same general contractor shall be retained by Landlord to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant, and reasonably approved by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection. Landlord hereby pre-approves the following general contractors: GLY Construction, Turner Construction Company, Sellen Construction, Howard S. Wright, Lease Crutcher Lewis, and Venture Construction.

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4.1.2 Tenant’s Project Manager. Tenant shall retain Seneca Group as project manager (the “Project Manager”) to oversee the day-to-day construction of the Tenant Improvements and to advise Contractor in connection with the construction of the Tenant Improvements. Landlord shall cause the Contractor to reasonably cooperate with Tenant and the Project Manager in connection with the construction of the Tenant Improvements.

4.2 Construction of Tenant Improvements.

4.2.1 Construction Contract; Cost Budget. The Contractor shall be retained pursuant to a Guaranteed Maximum (GMAX) contract prepared based on the AIA Document A133-2009 and A201 – 2007 General Conditions of the Contract for Construction, with modifications mutually and reasonably agreed upon by Tenant, Contractor and Landlord) (the “Construction Contract”), and subject to the terms of Section 4.4 below. Landlord acknowledges that it has approved a substantially complete draft of the Construction Contract in the form existing as of the Effective Date. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1 through 2.2.9 of this Tenant Work Letter above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Construction Contract (“Final Costs”). Prior to the commencement of construction of the Tenant Improvements, Tenant shall identify the amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). Tenant shall pay a percentage of each amount requested by the Contractor or otherwise to be disbursed under this Tenant Work Letter, which percentage shall be equal to the Over-Allowance Amount divided by the amount of the Final Costs (after deducting from the Final Costs any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Tenant Improvement Allowance Items incurred prior to the commencement of construction of the Tenant Improvements), and such payments by Tenant (the “Over-Allowance Payments”) shall be a condition to Landlord’s obligation to pay any amounts from the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall increase, any additional costs necessary to such design and construction in excess of the Final Costs, shall be added to the Over-Allowance Amount and the Final Costs, and the Over-Allowance Payments shall be recalculated in accordance with the terms of the immediately preceding sentence. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall decrease, any such savings shall be deducted from the Over-Allowance Amount and the Final Costs, and, if the construction of the Tenant Improvements is then on-going, the Over-Allowance Payments shall be recalculated in accordance with the terms of the immediately preceding sentence. Notwithstanding anything set forth in this Tenant Work Letter to the contrary, construction of the Tenant Improvements shall not commence until (a) the Construction Contract has been assigned to Landlord pursuant to Section 4.4 below, and (b) Tenant has procured and delivered to Landlord a copy of all Permits.

4.2.2 Project Management.

4.2.2.1 Landlord’s General Conditions for Project Manager and Tenant Improvement Work. Tenant shall cause the Project Manager to comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Tenant and the Project Manager shall abide by all rules made by Landlord’s Building manager with respect to the use of freight, loading areas and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of (a) one percent (1%), and (b) the Tenant Improvement Allowance, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements.

4.2.2.2 Indemnity. The indemnity by Tenant, as set forth in Section 10.1 of this Lease, as modified by Section 29.39 of this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or the Project Manager, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment.

EXHIBIT B -9-	THE MARK TOWER F5 Networks, Inc.

4.2.3 Meetings. Commencing upon the execution of this Lease, Landlord and Tenant shall hold weekly meetings at a mutually agreeable time, with the Architect, the Project Manager, and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at the Building or a mutually agreeable alternative location in Seattle, Washington.

4.3 Copy of Record Set of Plans. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

4.4 Contract Structure. Notwithstanding any provision to the contrary set forth in this Tenant Work Letter, Tenant shall initially enter into the Architect Contract and the Construction Contract (each a “Contract” and collectively, the “Contracts”), and shall subsequently assign its interests as “Owner” under each Contract to Landlord, and Landlord shall assume such interests, effective as of the commencement of construction phase as determined by either the certain notice to proceed issued from Tenant to Contractor or otherwise determined pursuant to that certain GMP Amendment executed by Tenant and Contractor and as contemplated under the Construction Contract (the “Contract Assignment Date”). Upon the date of final completion of the Tenant Improvements, as determined pursuant to the Construction Contract and Section 10.1 of the General Conditions therein (the “Contract Re-Assignment Date”), Landlord shall assign its interests as “Owner” under each Contract back to Tenant, and Tenant shall assume such interests. The period occurring from and after the Contract Assignment Date and prior to the Contract Re-Assignment Date is referred to herein as the “Landlord Contract Period”. Prior to Tenant’s execution of each Contract, Tenant shall submit the applicable Contract to Landlord for approval, such approval not to be unreasonably withheld conditioned and delayed; provided, however, notwithstanding any approval of the Contracts by Landlord, each of the Contracts (unless one particular Contract requirement is expressly required below) shall include the following terms: (i) the assignment and assumption of the “Owner” interests to Landlord shall not require the consent or approval of the Architect or Contractor, as applicable, (ii) Landlord, and any other Landlord designated parties, shall, at no cost to Landlord, be named as additional insureds under the Architect’s and Contractor’s insurance policies required under each respective Contract, (iii) Landlord, and any other Landlord designated parties, shall be named as indemnified parties in connection with the indemnity obligations of Architect and Contractor under their respective Contracts, and (iv) the Contractor shall be responsible for conditions of the Project site, including safety of all persons and property, during performance of construction and shall ensure that the work is performed in a manner that meets statutory and common-law requirements for the provision of a safe place to work. Landlord shall only be obligated to assume, and Tenant shall only be permitted to assign, the obligations under each Contract pertaining the Landlord Contract Period. Further, on or before the Contract Re-Assignment Date, in connection with Landlord’s assignment of the Contracts back to Tenant, Tenant shall cause the Architect and Contractor to release Landlord from any and all claims and liabilities arising or accruing during the Landlord Contract Period under their respective Contract. Tenant shall have the right to negotiate each of the Contracts directly with the Architect and the Contractor, including without limitation any Contractor penalties in the Construction Contract for delays in connection with the substantial completion of the Tenant Improvements. Notwithstanding the fact that Landlord shall sign the Contracts, Landlord’s sole obligation under the Contracts shall be with respect to payment obligations to the extent of the Tenant Improvement Allowance. Landlord and Tenant hereby expressly acknowledge that Tenant and/or the Project Manager shall be responsible to manage the Contractor’s construction of the Tenant Improvements and the Architect’s performance of construction administration services and with respect to enforcement of the Contracts, Landlord shall only be obligated to use commercially reasonable efforts to enforce the terms of the Contracts when so directed by Tenant and/or the Project Manager. For purposes of clarification, Tenant or Project Manager shall be responsible to provide Landlord with written notification of any breach by Contractor or Architect and request Landlord to take enforcement actions as permitted under the respective Contract, provided that Landlord shall deliver to Tenant any

EXHIBIT B -10-	THE MARK TOWER F5 Networks, Inc.

and all penalty amounts Landlord receives from the Architect or the Contractor due to such party’s failure to perform its obligations under the Contracts. Tenant hereby releases Landlord and acknowledges that Landlord shall have no liability in connection with Landlord’s administration of the Contracts. The indemnity by Tenant, as set forth in Section 10.1 of this Lease, as modified by Section 29.39 of this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities arising out of, or related in any way to the Contracts, including, without limitation, any preconstruction services performed by Contractor, and Tenant hereby releases Landlord from all liability relating thereto, except to the extent of the gross negligence or willful misconduct of the Landlord Parties arising during the Landlord Contract Period. During the Landlord Contract Period, Landlord shall (x) use commercially reasonable efforts to consult with Tenant and Project Manager on major decisions under each Contract (i.e., any decision relating to the contract time, project design or contract sum), (y) use commercially reasonable efforts to include Tenant and the Project Manager on material correspondence with the Architect or Contractor, as applicable, and (z) continue to provide Tenant with notice, and provide Tenant and the Project Manager an opportunity to attend all meetings contemplated in Section 4.2.3 above.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Laura Lohman of Seneca Group as its sole representative with respect to the matters set forth in this Tenant Work Letter (whose e-mail address and phone number, for the purposes of this Tenant Work Letter are laural@senecagroup.com and 206-808-7877, respectively), who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Kevin Daniels (whose e-mail address for the purposes of this Tenant Work Letter is Kevin.Daniels@danielsre.com and phone number is 206-382-4600) as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Tenant entry into the Premises to perform work pursuant to this Tenant Work Letter shall be on the terms of this Lease, but no Base Rent or Direct Expenses shall accrue during the period that Tenant so enters the Premises prior to the Lease Commencement Date. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any monetary default by Tenant under the Lease or this Tenant Work Letter beyond applicable notice and cure periods occurs at any time on or before the Substantial Completion of the Tenant Improvements, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment (until such monetary default is cured) of all or any portion of the Tenant Improvement Allowance; provided, however, Landlord shall pay the withheld amount to Tenant promptly upon Tenant’s cure of such monetary default.

5.5 Freight Elevators; No Miscellaneous Charges. Prior to the Lease Commencement Date, during the construction of the Tenant Improvements, and subject to compliance with Landlord’s Rules and Regulations pertaining to construction (as the same are in effect on the date of this Lease), and if and to the extent reasonably available, Landlord shall make the following items available, free of charge, during Landlord’s construction hours, and in a manner and to the extent reasonably necessary to perform the Tenant Improvements: the Office Elevators (including the freight elevators) on a nonexclusive basis prior to the Final Completion Date, and on an exclusive basis thereafter, at least one (1) loading area on a non-exclusive basis, non-potable water, temporary electrical services, and HVAC (which HVAC shall be provided free of charge only during HVAC System Hours). In no event shall Tenant store construction materials or other property at or in the Office Elevators or loading areas of the Project. In addition to the foregoing, Landlord shall enter into an agreement with the Contractor providing the Contractor a right to rent offsite parking passes, at the prevailing rate, or such other rate, and in such amounts, as-is reasonably acceptable to Landlord.

EXHIBIT B -11-	THE MARK TOWER F5 Networks, Inc.

5.6 Labor Harmony. Tenant shall use commercially reasonable efforts to maintain labor harmony between Tenant’s agents and other material suppliers and vendors performing work at the Project (or portion thereof).

EXHIBIT B -12-	THE MARK TOWER F5 Networks, Inc.

SCHEDULE 1A

INDEX OF BASE BUILDING PLANS

DRAWING INDEX

GENERAL:

	A4.53	Unnamed
ASI 052	A0.01	SHEET INDEX

LIFE SAFETY:

ASI 018	A0.03	PROJECT INFORMATION LAND USE DATA & BUILDING CODE ANALYSIS
ASI 005	A0.05	LIFE SAFETY PLAN, LEVEL E-J
ASI 005	A0.06	LIFE SAFETY PLAN LEVEL D
ASI 021	A0.07	LIFE SAFETY PLAN LEVEL C
ASI 021	A0.08	LIFE SAFETY PLAN LEVEL B
ASI 013	A0.09	LIFE SAFETY PLAN LEVEL A
ASI 018	A0.10	LIFE SAFETY PLAN LEVEL 1
ASI 018	A0.12	LIFE SAFETY PLAN LEVEL 02
ASI 011	A0.15	LIFE SAFETY PLAN LEVEL 05
ASI 011	A0.26	LIFE SAFETY PLAN LEVEL 16
ASI 001	A0.27	LIFE SAFETY PLAN LEVEL 17
ASI 001	A0.28	LIFE SAFETY PLAN LEVEL 18
ASI 001	A0.29	LIFE SAFETY PLAN LEVEL 19
ASI 001	A0.30	LIFE SAFETY PLAN LEVEL 20
ASI 001	A0.31	LIFE SAFETY PLAN LEVEL 21
ASI 001	A0.44	LIFE SAFETY PLAN LEVEL 34
ASI 001	A0.45	LIFE SAFETY PLAN LEVEL 35
ASI 011	A0.55	LIFE SAFETY PLAN PENTHOUSE - LEVEL 1

SHORING:

ASI 001	A0.56	LIFE SAFETY PLAN PENTHOUSE - LEVEL 2
DR 1	SH01	GENERAL SHORING NOTES
DR 1	SH02	SHORING PLAN
DR 1	SH03	SHORING WALL ELEVATIONS
DR 1	SH04	SHORING WALL ELEVATIONS
DR 1	SH05	SHORING WALL ELEVATIONS
DR 1	SH06	SHORING WALL ELEVATIONS
DR 1	SH07	SHORING WALL ELEVATIONS
DR 1	SH08	SHORING WALL ELEVATIONS
DR 1	SH09	SHORING WALL ELEVATIONS
DR 1	SH10	SHORING WALL DETAILS
DR 1	SH11	TIEBACK SCHEDULE
DR 1	SH12	TIEBACK SCHEDULE
DR 1	SH13	SHORING WALL SECTIONS
DR 1	SH14	SHORING WALL SECTIONS
DR 1	SH15	SHORING WALL SECTIONS

CIVIL:

DR 1	SH16	SHORING DETAILS
ASI 003	C0.01	EARLY STORM WORK PLAN
ASI 001	C1.00	DEMOLITION PLAN
ASI 001	C2.00	EXCAVATION AND TEMPORARY EROSION CONTROL PLAN
ASI 001	C2.10	EXCAVATION AND TEMPORARY EROSION CONTROL DETAILS
ASI 001	C2.11	FOOTING DRAIN DETAILS
ASI 001	C2.12	EXCAVATION AND TEMPORARY EROSION CONTROL DETAILS
ASI 001	C2.20	SITE SECTIONS
ASI 021	C3.00	CIVIL SITE PLAN
ASI 019	C4.01	SDOT STREET IMPROVEMENT PLAN SHEET 1 OF 12
ASI 019	C4.02	SDOT STREET IMPROVEMENT PLAN SHEET 2 OF 12
ASI 019	C4.03	SDOT STREET IMPROVEMENT PLAN SHEET 3 OF 12
ASI 019	C4.04	SDOT STREET IMPROVEMENT PLAN SHEET 4 OF 12
ASI 019	C4.05	SDOT STREET IMPROVEMENT PLAN SHEET 5 OF 12
ASI 019	C4.06	SDOT STREET IMPROVEMENT PLAN SHEET 6 OF 12
ASI 019	C4.07	SDOT STREET IMPROVEMENT PLAN SHEET 7 OF 12
ASI 019	C4.08	SDOT STREET IMPROVEMENT PLAN SHEET 8 OF 12
ASI 019	C4.09	SDOT STREET IMPROVEMENT PLAN SHEET 9 OF 12

LANDSCAPE:

ASI 019	C4.10	SDOT STREET IMPROVEMENT PLAN SHEET 10 OF 12
ASI 013	L80.1	IRRIGATION PLAN

ARCHITECTURAL:

ASI 013	L84.1	LANDSCAPE PLAN & LAYOUT
ASI 021	A1.01	PLAN - SITE
ASI 043	A1.02	PLAN - SITE LAYOUT
ASI 045	A1.03	CONCRETE TOPPING SLAB AND CURB PLAN
ASI 029	A1.04	PLANTING PLAN - RAINIER CLUB
ASI 029	A1.05	IRRIGATION PLAN - RAINIER CLUB
ASI 021	A1.06	SITE SECTIONS AND ELEVATIONS
ASI 043	A1.11	SITE DETAILS, PAVING AND DRAINAGE
ASI 047	A1.12	SITE DETAILS, STONE APRON
ASI 021	A1.13	SITE PAVING LAYOUT PLANS
ASI 021	A2.01	FLOOR PLAN, LEVEL J
ASI 025	A2.02	FLOOR PLAN, LEVEL H
ASI 021	A2.03	FLOOR PLAN, LEVEL G
ASI 021	A2.04	FLOOR PLAN, LEVEL F
ASI 021	A2.05	FLOOR PLAN, LEVEL E
ASI 028	A2.06	FLOOR PLAN, LEVEL D
ASI 028	A2.07	FLOOR PLAN, LEVEL C (CLUB LEVEL 1 / 4TH & COLUMBIA ENTRY)
ASI 037	A2.08	FLOOR PLAN, LEVEL B (CLUB LEVEL 2/ CHURCH SUB-BASEMENT / COLUMB
ASI 021	A2.09	FLOOR PLAN, LEVEL A
ASI 053	A2.10	TOWER PLAN, LEVEL 01 (CLUB LEVEL 3 / CHURCH BASEMENT)
ASI 030	A2.11	TOWER PLAN, LEVEL 01A
ASI 038	A2.12	TOWER PLAN, LEVEL 02
ASI 025	A2.13	TOWER PLAN, LEVEL 03
ASI 018	A2.14	TOWER PLAN, LEVEL 04
ASI 018	A2.15	TOWER PLAN, LEVEL 05
ASI 027	A2.16	TOWER PLAN, LEVEL 06

ARCHITECTURAL (CONT'D):

ASI 013	A2.17	TOWER PLAN, LEVEL 07
ASI 013	A2.18	TOWER PLAN, LEVEL 08
ASI 013	A2.19	TOWER PLAN, LEVEL 09
ASI 013	A2.20	TOWER PLAN, LEVEL 10
ASI 013	A2.21	TOWER PLAN, LEVEL 11
ASI 013	A2.22	TOWER PLAN, LEVEL 12
ASI 013	A2.24	TOWER PLAN, LEVEL 14
ASI 013	A2.25	TOWER PLAN, LEVEL 15
ASI 013	A2.26	TOWER PLAN, LEVEL 16
ASI 041	A2.27	TOWER PLAN, LEVEL 17
ASI 030	A2.28	TOWER PLAN, LEVEL 18
ASI 030	A2.29	TOWER PLAN, LEVEL 19
ASI 030	A2.30	TOWER PLAN, LEVEL 20
ASI 030	A2.31	TOWER PLAN, LEVEL 21
ASI 030	A2.32	TOWER PLAN, LEVEL 22
ASI 030	A2.33	TOWER PLAN, LEVEL 23
ASI 030	A2.34	TOWER PLAN, LEVEL 24
ASI 030	A2.35	TOWER PLAN, LEVEL 25
ASI 030	A2.36	TOWER PLAN, LEVEL 26
ASI 030	A2.37	TOWER PLAN, LEVEL 27
ASI 030	A2.38	TOWER PLAN, LEVEL 28
ASI 030	A2.39	TOWER PLAN, LEVEL 29
ASI 030	A2.40	TOWER PLAN, LEVEL 30
ASI 030	A2.41	TOWER PLAN, LEVEL 31
ASI 030	A2.42	TOWER PLAN, LEVEL 32
ASI 030	A2.43	TOWER PLAN, LEVEL 33
ASI 030	A2.44	TOWER PLAN, LEVEL 34
ASI 030	A2.45	TOWER PLAN, LEVEL 35
ASI 030	A2.46	TOWER PLAN, LEVEL 36
ASI 030	A2.47	TOWER PLAN, LEVEL 37
ASI 030	A2.48	TOWER PLAN, LEVEL 38
ASI 030	A2.49	TOWER PLAN, LEVEL 39
ASI 030	A2.50	TOWER PLAN, LEVEL 40
ASI 030	A2.51	TOWER PLAN, LEVEL 41
ASI 030	A2.52	TOWER PLAN, LEVEL 42
ASI 030	A2.53	TOWER PLAN, LEVEL 43
ASI 030	A2.54	TOWER PLAN, LEVEL 44
ASI 028	A2.55	TOWER PLAN, PENTHOUSE - LEVEL 1
ASI 028	A2.56	TOWER PLAN, PENTHOUSE - LEVEL 2
ASI 028	A2.57	TOWER ROOF PLAN
ASI 028	A2.58	TOWER ROOF SCREEN PLAN
ASI 030	A3.01	ELEVATIONS EAST (5TH AVE) & NORTH (MARION ST)
ASI 018	A3.02	ELEVATIONS WEST (4TH AVE) & SOUTH (COLUMBIA ST)
ASI 018	A3.03	BUILDING SECTIONS
ASI 018	A3.04	ENERGY COMPLIANCE & BUILDING ENVELOPE ASSEMBLIES
ASI 018	A3.04A	ENERGY COMPLIANCE & BUILDING ENVELOPE ASSEMBLIES
ASI 001	A3.05	CURTAINWALL MOCK UP
ASI 027	A3.06	BUILDING ELEVATIONS -RAINIER CLUB COURT
ASI 021	A3.07	BUILDING ELEVATIONS - RAINIER CLUB COURT
ASI 021	A3.11	ENLARGED BUILDING SECTIONS
ASI 021	A3.12	ENLARGED BUILDING SECTIONS
ASI 021	A3.13	ENLARGED BUILDING SECTIONS
ASI 027	A3.14	ENLARGED ELEVATIONS GARAGE
ASI 021	A3.15	ENLARGED MECHANICAL SHAFT SECTIONS
ASI 021	A3.16	ENLARGED WALL SECTIONS - GARAGE
ASI 021	A3.17	ENLARGED WALL SECTIONS, PLAN AND ELEVATION - GARAGE
ASI 047	A3.18	ENLARGED WALL SECTIONS, PLAN AND ELEVATION - GARAGE
ASI 047	A3.19	GARAGE WALL SECTIONS
ASI 030	A3.21	ENLARGED BUILDING ELEVATIONS - EAST / NORTH
ASI 047	A3.22	ENLARGED ELEVATIONS, 4TH AVENUE & COLUMBIA
ASI 038	A3.23	ENTRY CANOPY
ASI 021	A3.24	PODIUM ENLARGED ELEVATION, SECTION, PLAN
ASI 021	A3.25	PODIUM ENLARGED ELEVATION, SECTION, PLAN
ASI 021	A3.25A	PODIUM ENLARGED ELEVATION, SECTION, PLAN
ASI 021	A3.25B	PODIUM ENLARGED ELEVATION, SECTION, PLAN
ASI 025	A3.26	PODIUM ENLARGED ELEVATION, SECTION, PLAN
ASI 024	A3.27	PODIUM ENLARGED ELEVATION, SECTION, PLAN
ASI 021	A3.28	PODIUM ENLARGED ELEVATION, SECTION, PLAN
ASI 021	A3.29	PODIUM ENLARGED ELEVATION, SECTION, PLAN
ASI 001	A3.31	PODIUM ENLARGED SECTIONS & PARTIAL ELEVATIONS
ASI 001	A3.32	PODIUM ENLARGED SECTIONS & PARTIAL ELEVATIONS
ASI 044	A3.35	ENLARGED SECTIONS
ASI 044	A3.36	ENLARGED SECTIONS - RAINIER CLUB ALLEY
ASI 003	A3.41	UNFOLDED FACET ELEVATION - EAST
ASI 003	A3.42	UNFOLDED FACET ELEVATION - NORTH
ASI 003	A3.43	UNFOLDED FACET ELEVATION - WEST
ASI 003	A3.44	UNFOLDED FACET ELEVATION - SOUTH
ASI 018	A3.45	ENLARGED ELEVATION, SECTION, PLAN
ASI 018	A3.46	ENLARGED ELEVATION, SECTION, PLAN
ASI 018	A3.47	ENLARGED ELEVATION, SECTION, PLAN
ASI 018	A3.48	ENLARGED ELEVATION, SECTION, PLAN
ASI 018	A3.49	ENLARGED ELEVATION, SECTION, PLAN
ASI 018	A3.51	ENLARGED ELEVATION, SECTION, PLAN - LEVEL 10-12
ASI 052	A3.52	ENLARGED ELEVATION, SECTION, PLAN
ASI 052	A3.53	ENLARGED SECTION - ROOF SCREEN
ASI 028	A3.55	ELEVATIONS - PENTHOUSE
ASI 021	A3.56	ENLARGED WALL SECTIONS - PENTHOUSE
ASI 021	A3.60	ENLARGED ELEVATIONS, SECTION AND PLAN - RAINIER CLUB COURT
ASI 025	A3.61	ENLARGED ELEVATION, SECTION AND PLAN - RAINIER CLUB COURT
ASI 021	A3.62	WALL SECTIONS - RAINIER CLUB COURT
ASI 003	A3.63	WALL SECTIONS - RAINIER CLUB COURT
ASI 038	A3.70	ENLARGED SECTIONS - CONNECTOR
ASI 042	A3.71	ENLARGED SECTIONS - CONNECTOR
ASI 038	A3.72	ENLARGED SECTIONS AND ELEVATION - CONNECTOR
ASI 051	A3.75	CONNECTOR ENLARGED ELEVATION, SECTION, PLAN
ASI 038	A3.76	CONNECTOR ENLARGED ELEVATION, SECTION, PLAN
ASI 003	A4.01	DETAILS, EXTERIOR
ASI 024	A4.02	DETAILS, EXTERIOR - LIVING WALL OPENINGS
ASI 021	A4.03	DETAILS, EXTERIOR - LIVING WALL OPENINGS
ASI 021	A4.10	DETAILS, EXTERIOR - PIPE WELL
ASI 021	A4.20	DETAILS, EXTERIOR - GARAGE ELEVATORS

SCHEDULE 1A - BASE BUILDING PLAN INDEX

page 1 of 4

DRAWING INDEX
SCHEDULE 1A BASE BUILDING PLAN INDEX

SCHEDULE 1A -1-	THE MARK TOWER F5 Networks, Inc.

ARCHITECTURAL (CONT'D):

ASI 027	A4.21	DETAILS, EXTERIOR - STONE VENEER
ASI 021	A4.22	DETAILS, EXTERIOR - STONE VENEER
ASI 021	A4.23	DETAILS, EXTERIOR - STONE VENEER
ASI 024	A4.26	DETAILS, EXTERIOR - METAL SOFFIT
ASI 030	A4.27	DETAILS, EXTERIOR - ENTRANCE CANOPY
ASI 021	A4.28	DETAILS, EXTERIOR- ENTRANCE CANOPY
ASI 021	A4.30	DETAILS, EXTERIOR - LOBBY GLAZING
ASI 021	A4.31	DETAILS, EXTERIOR - OFFICE VESTIBULE
ASI 018	A4.32	DETAILS, EXTERIOR - L1-L4 GLAZING
ASI 018	A4.41	DETAILS, EXTERIOR
ASI 052	A4.42	DETAILS, EXTERIOR
ASI 018	A4.43	DETAILS, EXTERIOR
ASI 001	A4.44	DETAILS, EXTERIOR
ASI 028	A4.45	DETAILS, EXTERIOR
RFI 347	A4.46	DETAILS, EXTERIOR - ROOF
ASI 028	A4.50	DETAILS, EXTERIOR
ASI 024	A4.51	DETAILS, EXTERIOR
ASI 021	A4.52	DETAILS, EXTERIOR
ASI 011	A4.60	DETAILS, EXTERIOR - RANIER CLUB
ASI 017R	A4.61	DETAILS, EXTERIOR - RANIER CLUB
ASI 027	A4.62	DETAILS, EXTERIOR - RANIER CLUB
ASI 027	A4.63	DETAILS, EXTERIOR - RANIER CLUB
ASI 021	A4.64	DETAILS, EXTERIOR - RANIER CLUB
ASI 011	A4.65	DETAILS, EXTERIOR - RANIER CLUB
ASI 049	A4.66	DETAILS, EXTERIOR - RANIER CLUB
ASI 044	A4.67	DETAILS, EXTERIOR - RANIER CLUB
ASI 038	A4.71	DETAILS, EXTERIOR - CONNECTOR GLAZING
ASI 038	A4.72	DETAILS, EXTERIOR - CONNECTOR GLAZING
ASI 038	A4.73	DETAILS, EXTERIOR - CONNECTOR GLAZING
ASI 038	A4.74	DETAILS, EXTERIOR - GLAZING SEISMIC JOINT
ASI 051	A4.75	DETAILS, EXTERIOR - HOTEL VESTIBULE
ASI 027	A4.76	DETAILS, EXTERIOR - LOUVER WALL
ASI 042	A4.77	DETAILS, EXTERIOR - CONNECTOR BUILDING JOINT
ASI 011	A5.01	SECTIONS, STAIRS & ELEVATORS - STAIR 1
ASI 025	A5.02	STAIRS PLANS AND SECTIONS - STAIR 3
ASI 011	A5.03	STAIR PLANS - STAIR 4
ASI 013	A5.04	STAIR SECTIONS - STAIR 4
ASI 011	A5.05	STAIR SECTIONS - STAIR 4
ASI 003	A5.06	STAIRS PLANS AND SECTIONS
ASI 011	A5.08	STAIR DETAILS
ASI 025	A5.10	ELEVATORS PLANS AND SECTIONS - PARKING SHUTTLES
ASI 027	A5.11	ELEVATORS PLANS AND SECTION - SERVICE
ASI 011	A5.12	ELEVATORS PLANS AND SECTIONS - SERVICE
ASI 011	A5.13	ELEVATORS PLANS AND SECTION - LOW RISE
ASI 011	A5.14	ELEVATORS PLANS AND SECTION - LOW RISE
ASI 021	A5.15	ELEVATORS PLANS AND SECTION - MID RISE
ASI 011	A5.16	ELEVATORS PLANS AND SECTION - MID RISE
ASI 021	A5.17	ELEVATORS PLANS AND SECTION - HIGH RISE
ASI 005	A5.18	ELEVATORS PLANS AND SECTIONS - HIGH RISE
ASI 025	A5.19	ELEVATORS PLANS AND SECTIONS - SERVICE
ASI 005	A5.20	ELEVATORS PLANS AND SECTION - SERVICE
ASI 017R	A5.21	STAIR AND ELEVATOR PLANS AND SECTIONS - RAINIER CLUB
ASI 013	A5.22	STAIR PLANS AND SECTION GARAGE STAIR 2, 5 & 6
ASI 042	A5.23	STAIR PLANS AND SECTIONS - CONNECTOR
ASI 041	A6.01	PLANS, ENLARGED
ASI 013	A6.08	SLAB EDGE PLANS
ASI 025	A6.09	SLAB EDGE PLANS
ASI 024	A6.10	SLAB EDGE PLANS
ASI 024	A6.11	SLAB EDGE PLANS
ASI 025	A6.12	SLAB EDGE PLANS
ASI 046	A7.01	ELEVATIONS, NORTH ELEVATION @ STONE WALL
ASI 027	A7.02	ELEVATIONS, INTERIOR
ASI 021	A7.03	ELEVATIONS, INTERIOR
ASI 041	A7.04	ELEVATIONS, INTERIOR
ASI 017R	A7.05	ELEVATIONS, INTERIOR
ASI 046	A7.06	ELEVATIONS, ELEVATOR LOBBY
ASI 046	A7.07	ELEVATIONS, ELEVATOR LOBBY
ASI 046	A7.08	ELEVATIONS, INTERIORS
ASI 017R	A8.01	INTERIOR WALL PARTITION TYPICAL DETAILS
ASI 001	A8.02	PARTITION DETAILS
ASI 021	A8.03	PARTITION DETAILS
ASI 053	A8.11	DOOR SCHEDULE TYPES & NOTES
ASI 034	A8.12	DOOR SCHEDULE & NOTES
ASI 021	A8.13	INTERIOR DETAILS DOORS
ASI 046	A8.21	INTERIOR DETAILS
ASI 021	A8.22	INTERIOR DETAILS
ASI 046	A8.24	STONE DETAILS
ASI 027	A8.25	INTERIOR DETAILS
ASI 046	A8.26	OPENING DETAILS
ASI 017R	A8.28	INTERIOR DETAILS
ASI 046	A8.31	INTERIOR DETAILS CEILING
ASI 027	A8.41	INTERIOR DETAILS CASEWORK
ASI 025	A9.01	REFLECTED CEILING PLANS
ASI 021	A9.08	REFLECTED CEILING PLAN LEVEL B & C
ASI 021	A9.09	REFLECTED CEILING PLAN LEVEL A
ASI 021	A9.10	REFLECTED CEILING PLAN LEVEL 01 (LOWER CEILING)
ASI 038	A9.11	REFLECTED CEILING PLAN ABOVE LEVEL 01 (HIGH CEILING)
ASI 046	A9.11A	REFLECTED CEILING PLAN, OFFICE LOBBY LEVEL 01
ASI 018	A9.12	REFLECTED CEILING PLAN LEVEL 02
ASI 018	A9.13	REFLECTED CEILING PLAN LEVEL 03
ASI 021	A9.14	REFLECTED CEILING PLAN LEVEL 04
ASI 025	A9.14A	REFLECTED CEILING PLAN LEVEL 04 (EXTERIOR SOFFIT)

ARCHITECTURAL/CHURCH RENOVATION PORTION:

ASI 021	A10.01	FLOOR FINISH PLAN
ASI 001	AC1.1	PARKING RAMP GENERAL NOTES
ASI 001	AC2.1	SUB-BASEMENT PLAN
ASI 001	AC2.2	BASEMENT PLAN
ASI 001	AC2.3	MEZZANINE PLAN
ASI 001	AC2.4	MEZZANINE PLAN
ASI 001	AC3.1	SECTION

STRUCTURAL:

ASI 001	AC3.2	ENLARGED SECTIONS
ASI 005	S1.01	DRAWING LIST, LEGENDS AND ABBREVIATIONS
ASI 005	S1.02	STRUCTURAL GENERAL NOTES
ASI 005	S1.03	STRUCTURAL GENERAL NOTES
ASI 002	S1.04	BASEMENT WALL DESIGN LOADS
ASI 002	S1.11	ISOMETRIC VIEW OF TOWER
ASI 002	S1.12	GEOMETRY OF TOWER
ASI 002	S2.00	FOUNDATION PLAN
ASI 002	S2.00R	MAT FOUNDATION REINFORCING PLAN
ASI 009	S2.01	SLAB & FRAMING PLAN, LEVEL J
ASI 011	S2.02	FRAMING PLAN, LEVEL H
ASI 011	S2.03	FRAMING PLAN, LEVEL G
ASI 011	S2.04	FRAMING PLAN, LEVEL F
ASI 011	S2.05	FRAMING PLAN, LEVEL E
ASI 011	S2.06	FRAMING PLAN, LEVEL D
ASI 011	S2.07	FRAMING PLAN, LEVEL C
ASI 010	S2.08	FRAMING PLAN, LEVEL B
ASI 010	S2.09	FRAMING PLAN, LEVEL A
ASI 030	S2.10	FRAMING PLAN, LEVEL 1
ASI 021	S2.11	FRAMING PLAN, LEVEL 1A
ASI 021	S2.12	FRAMING PLAN, LEVEL 2
ASI 021	S2.13	FRAMING PLAN, LEVEL 3
ASI 009	S2.14	FRAMING PLAN, LEVEL 4
ASI 021	S2.15	FRAMING PLAN, LEVEL 5
ASI 009	S2.18	FRAMING PLAN, LEVEL 8 (LEVEL 6, 7, 9, 10 & 11 SIMILAR)
ASI 009	S2.22	FRAMING PLAN, LEVEL 12
ASI 009	S2.25	FRAMING PLAN, LEVEL 15 (LEVEL 14 SIM)
ASI 009	S2.26	FRAMING PLAN, LEVEL 16
ASI 009	S2.27	FRAMING PLAN, LEVEL 17
ASI 009	S2.28	FRAMING PLAN, LEVEL 18
ASI 009	S2.29	FRAMING PLAN, LEVEL 19
ASI 009	S2.30	FRAMING PLAN, LEVEL 20
ASI 009	S2.31	FRAMING PLAN, LEVEL 21 (LEVELS 22, 23, 24, 25 SIMILAR)
ASI 009	S2.36	FRAMING PLAN, LEVEL 26
ASI 011	S2.38	FRAMING PLAN, LEVEL 28 (LEVEL 27 & 29 SIMILAR)
RFI 398	S2.40	FRAMING PLAN, LEVEL 30 (LEVEL 31, 32, 33 & 34 SIMILAR)
ASI 009	S2.41	FRAMING PLAN, LEVEL 31
ASI 009	S2.45	FRAMING PLAN, LEVEL 35 (LEVEL 36 & 37 SIMILAR)
ASI 009	S2.53	FRAMING PLAN, LEVEL 43 (LEVEL 38,39,40,41,42 & 44 SIMILAR)
ASI 025	S2.55	FRAMING PLAN, ROOF AND PENTHOUSE
ASI 021	S2.55S	BMU TRACTEL CRANE SUPPORT
ASI 025	S2.56	FRAMING PLAN, PENTHOUSE LEVEL 2
ASI 003	S2.57	FRAMING PLAN, PENTHOUSE ROOF
ASI 028	S2.58	FRAMING PLAN, SOLAR COLLECTOR & ROOF SCREEN
ASI 005	S3.01	CONCRETE CORE ELEVATIONS
ASI 021	S3.02	CONCRETE CORE ELEVATIONS
ASI 002	S3.03	CONCRETE CORE ELEVATIONS
ASI 002	S3.04	CONCRETE CORE ELEVATIONS
ASI 002	S3.05	CONCRETE CORE ELEVATIONS
ASI 002	S3.06	CONCRETE CORE ELEVATIONS
ASI 002	S3.07	CONCRETE CORE DETAILS
ASI 009	S3.11	CONCRETE COLUMNS SCHEDULE & DETAILS
ASI 005	S3.12	CONCRETE WALL SCHEDULES AND SECTION
ASI 009	S3.21	FOUNDATION SCHEDULES & DETAILS
ASI 002	S3.51	CONCRETE TYPICAL DETAILS
ASI 002	S3.52	CONCRETE DETAILS
ASI 010	S3.53	CONCRETE DETAILS
ASI 002	S4.51	TYPICAL CONCRETE MASONRY DETAILS
ASI 030	S5.01	BRACE FRAME ELEVATION EAST & NORTH
ASI 021	S5.01S	BMU TRACTEL CRANE SUPPORT
ASI 030	S5.02	BRACE FRAME ELEVATION WEST & SOUTH
ASI 020	S5.50S	DETAILS
ASI 002	S5.51	STEEL COLUMN TYPICAL DETAILS
ASI 008	S5.52	STEEL BEAM TYPICAL BOLTED CONNECTIONS
ASI 003	S5.53	STEEL BEAM TYPICAL MOMENT CONNECTIONS
ASI 002	S5.54	STEEL TYPICAL DETAILS
ASI 011	S5.55	STEEL DECK TYPICAL DETAILS
ASI 008	S5.56	STEEL DETAILS
ASI 009	S5.57	STEEL DETAILS
ASI 010	S5.58	STEEL DETAILS
ASI 025	S5.59	STEEL DETAILS
ASI 011	S5.60	STEEL DETAILS
ASI 008	S5.61	STEEL DETAILS
ASI 028	S5.62	STEEL DETAILS
ASI 030	S5.63	STEEL DETAILS

STRUCTURAL (CHURCH RENOVATION):

ASI 025	S5.63.11	MISC. DETAILS
ASI 001	SC1.1	GENERAL STRUCTURAL NOTES
ASI 001	SC2.1	SUB-BASEMENT PLAN
ASI 001	SC2.2	BASEMENT PLAN

STRUCTURAL (RAINIER CLUB):

ASI 001	SC3.1	CONCRETE DETAILS
ASI 003	S1.01R	GENERAL STRUCTURAL NOTES
ASI 003	S1.02R	GENERAL STRUCTURAL NOTES
ASI 003	S2.07R	FRAMING PLAN, LEVEL C
ASI 003	S2.08R	FRAMING PLAN, LEVEL B
ASI 003	S2.09R	FRAMING PLAN, LEVEL A
ASI 003	S3.01R	TYPICAL CONCRETE DETAILS
ASI 003	S3.02R	CONCRETE DETAILS
ASI 003	S4.01R	TYPICAL MASONRY DETAILS
ASI 003	S5.01R	TYPICAL METAL DECK DETAILS
ASI 003	S5.02R	TYPICAL STEEL DETAILS

SCHEDULE 1A - BASE BUILDING PLAN INDEX (CONT'D)
page 2 of 4

SCHEDULE 1A BASE BUILDING PLAN INDEX (CONT’D)

SCHEDULE 1A -2-	THE MARK TOWER F5 Networks, Inc.

STRUCTURAL (CONNECTOR):

ASI 003	S5.03R	CANOPY FRAMING DETAILS
ASI 021	S1.01CN	GENERAL STRUCTURAL NOTES
ASI 021	S1.02CN	GENERAL STRUCTURAL NOTES
ASI 021	S2.10CN	TOWER LEVEL 01 PLAN
ASI 021	S2.11CN	TOWER LEVEL 01A BUILDING AND CANOPY PLAN
ASI 008	S2.12CN	TOWER LEVEL 02 PLAN
ASI 008	S2.13CN	TOWER LEVEL 02 PLAN / CHRUCH MECHANICAL PLAN
ASI 021	S2.14CN	TOWER LEVEL 04 PLAN
ASI 025	S2.15CN	TOWER LEVEL 05 PLAN
ASI 021	S5.01CN	TYPICAL METAL DECK DETAILS
ASI 021	S5.02CN	TYPICAL STEEL DETAILS
ASI 021	S5.03CN	STEEL DETAILS
ASI 021	S5.04CN	STONE CLADDING SUPPORT ELEVATIONS
ASI 008	S5.05CN	STONE CLADDING SUPPORT DETAILS
ASI 025	S5.06CN	CANOPY AND VESTIBULE DETAILS

MECHANICAL:

ASI 021	S5.07CN	PARTIAL VESTIBULE ROOF FRAMING PLANS AND DETAILS
ASI 003	M0.00	HVAC - LEGEND, ABBREVIATIONS, GENERAL NOTES & SHEET
ASI 021	M0.01	HVAC - SCHEDULES
ASI 021	M0.02	HVAC - SCHEDULES
ASI 003	M1.00	HVAC - PLOT PLAN
ASI 003	M2.01	HVAC PLAN - LEVEL J
ASI 003	M2.02	HVAC PLAN - LEVEL H
ASI 003	M2.03	HVAC PLAN - LEVEL G
ASI 003	M2.04	HVAC PLAN - LEVEL F
ASI 003	M2.05	HVAC PLAN - LEVEL E
ASI 005	M2.06	HVAC PLAN - LEVEL D
ASI 003	M2.07	HVAC PLAN - LEVEL C
ASI 003	M2.08	HVAC PLAN - LEVEL B
ASI 005	M2.09	HVAC PLAN - LEVEL A
ASI 021	M2.10	HVAC PLAN - LEVEL 1
ASI 021	M2.11	HVAC PLAN - LEVEL 1A
ASI 021	M2.12	HVAC PLAN LEVEL 2
ASI 021	M2.13	HVAC PLAN - LEVEL 3
ASI 021	M2.14	HVAC PLAN - LEVEL 4
ASI 005	M2.15	HVAC PLAN - LEVEL 5
ASI 005	M2.16	HVAC PLAN - LEVEL 6 THRU 15
ASI 005	M2.26	HVAC PLAN - LEVEL 16
ASI 005	M2.27	HVAC PLAN - LEVEL 17
ASI 005	M2.28	HVAC PLAN - LEVEL 18
ASI 003	M2.29	HVAC PLAN - LEVEL 19
ASI 005	M2.30	HVAC PLAN - LEVEL 20
ASI 005	M2.31	HVAC PLAN - LEVEL 21
ASI 005	M2.32	HVAC PLAN - LEVEL 22 THRU 30
ASI 003	M2.41	HVAC PLAN - LEVEL 31
ASI 005	M2.42	HVAC PLAN - LEVEL 32
ASI 005	M2.43	HVAC PLAN - LEVEL 33
ASI 005	M2.44	HVAC PLAN - LEVEL 34
ASI 005	M2.55	HVAC PLAN - PENTHOUSE 1
ASI 005	M2.56	HVAC PLAN - PENTHOUSE 2
ASI 003	M3.01	HVAC - ENLARGED PLANS
ASI 003	M5.01	HVAC - DETAILS
ASI 005	M5.02	HVAC - DETAILS
ASI 021	M5.03	HVAC - DETAILS
ASI 003	M6.01	HVAC - RISER DIAGRAMS
ASI 021	M6.02	HVAC - RISER DIAGRAMS
ASI 003	M6.03	HVAC - RISER DIAGRAMS
ASI 003	M6.04	HVAC - RISER DIAGRAMS
ASI 003	M6.05	HVAC - CHILLED WATER DIAGRAM
ASI 003	M6.06	HVAC - RISER DIAGRAM
ASI 003	M7.01	HVAC - EAST ELEVATION
ASI 003	M7.02	HVAC - NORTH ELEVATION
ASI 003	M7.03	HVAC - SOUTH ELEVATION

PLUMBING

ASI 021	M7.04	HVAC - WEST ELEVATION
ASI 003	P0.00	PLUMBING PLAN - LEGEND, ABBREVIATIONS, GENERAL NOTI
ASI 005	P0.01	PLUMBING PLAN - SCHEDULES
ASI 003	P2.00	PLUMBING PLAN - FOUNDATION
ASI 003	P2.01	PLUMBING PLAN - LEVEL J
ASI 003	P2.02	PLUMBING PLAN - LEVEL H
ASI 003	P2.03	PLUMBING PLAN - LEVEL G
ASI 003	P2.04	PLUMBING PLAN - LEVEL F
ASI 003	P2.05	PLUMBING PLAN - LEVEL E
ASI 003	P2.06	PLUMBING PLAN - LEVEL D
ASI 003	P2.07	PLUMBING PLAN - LEVEL C
ASI 021	P2.08	PLUMBING PLAN - LEVEL B
ASI 021	P2.09	PLUMBING PLAN - LEVEL A
ASI 021	P2.10	PLUMBING PLAN - LEVEL 1
ASI 021	P2.11	PLUMBING PLAN - LEVEL 1A MEZZANINE
ASI 021	P2.12	PLUMBING PLAN - LEVEL 2
ASI 021	P2.13	PLUMBING PLAN - LEVEL 3
ASI 005	P2.14	PLUMBING PLAN - LEVEL 4
ASI 005	P2.15	PLUMBING PLAN - LEVEL 5 THRU 8
ASI 005	P2.16	PLUMBING PLAN - LEVEL 6
ASI 005	P2.17	PLUMBING PLAN - LEVEL 7
ASI 005	P2.18	PLUMBING PLAN - LEVEL 8
ASI 005	P2.19	PLUMBING PLAN - LEVEL 9 THRU 27
ASI 005	P2.20	PLUMBING PLAN - LEVEL 10
ASI 005	P2.21-24	PLUMBING PLAN - LEVEL 11 THRU 14
ASI 005	P2.25	PLUMBING PLAN - LEVEL 15
ASI 005	P2.26	PLUMBING PLAN - LEVEL 16
ASI 005	P2.27-28	PLUMBING PLAN - LEVEL 17 THRU 18
ASI 005	P2.29	PLUMBING PLAN - LEVEL 19
ASI 005	P2.30	PLUMBING PLAN - LEVEL 20
ASI 005	P2.34	PLUMBING PLAN - LEVEL 24
ASI 005	P2.35-39	PLUMBING PLAN - LEVEL 25 THRU 29

PLUMBING (CONT'D):

ASI 005	P2.40	PLUMBING PLAN - LEVEL 30
ASI 005	P2.41	PLUMBING PLAN - LEVEL 31 THRU 43
ASI 005	P2.42	PLUMBING PLAN - LEVEL 32
ASI 005	P2.43	PLUMBING PLAN - LEVEL 33
ASI 005	P2.44-47	PLUMBING PLAN - LEVEL 34 THRU 37
ASI 005	P2.48	PLUMBING PLAN - LEVEL 38
ASI 005	P2.49-53	PLUMBING PLAN - LEVEL 39 THRU 43
ASI 005	P2.54	PLUMBING PLAN - LEVEL 44
ASI 005	P2.55	PLUMBING PLAN - ROOF 1
ASI 003	P2.56	PLUMBING PLAN - ROOF 2
ASI 005	P3.01	PLUMBING - ENLARGED PLANS
ASI 003	P5.01	PLUMBING - DETAILS
ASI 003	P5.02	PLUMBING - DETAILS AND SECTIONS
ASI 003	P6.01	PLUMBING RISER DIAGRAMS - WASTE AND VENT
ASI 003	P6.02	PLUMBING RISER DIAGRAMS - WASTE AND VENT
ASI 003	P6.03	PLUMBING RISER DIAGRAMS - DOMESTIC WATER
ASI 003	P6.04	PLUMBING RISER DIAGRAMS - DOMESTIC WATER

ELECTRICAL:

ASI 005	P6.05	PLUMBING RISER DIAGRAM - GAS
ASI 005	E0.00	COVER SHEET
ASI 021	E0.01	PARTIAL ONE-LINE DIAGRAM
ASI 021	E0.02	PARTIAL ONE-LINE DIAGRAM
ASI 021	E0.03	PARTIAL ONE-LINE DIAGRAM
ASI 021	E0.04	PARTIAL ONE-LINE DIAGRAM
ASI 005	E2.01L	LEVEL J - LIGHTING, POWER, AND GROUNDING PLAN
ASI 021	E2.01M	LEVEL J - MECHANICAL PLAN
ASI 005	E2.02L	LEVEL H - LIGHTING AND POWER PLAN
ASI 021	E2.02M	LEVEL H - MECHANICAL PLAN
ASI 005	E2.03L	LEVEL G - LIGHTING AND POWER PLAN
ASI 005	E2.03M	LEVEL G - MECHANICAL PLAN
ASI 005	E2.04L	LEVEL F - LIGHTING AND POWER PLAN
ASI 021	E2.04M	LEVEL F - MECHANICAL PLAN
ASI 005	E2.05L	LEVEL E - LIGHTING AND POWER PLAN
ASI 005	E2.05M	LEVEL E - MECHANICAL PLAN
ASI 005	E2.06L	LEVEL D - LIGHTING AND POWER PLAN
ASI 005	E2.06M	LEVEL D - MECHANICAL PLAN
ASI 005	E2.07L	LEVEL C - LIGHTING AND POWER PLAN
ASI 021	E2.07M	LEVEL C - MECHANICAL PLAN
ASI 005	E2.08L	LEVEL B - LIGHTING AND POWER PLAN
ASI 021	E2.08M	LEVEL B - MECHANICAL PLAN
ASI 005	E2.09L	LEVEL A - LIGHTING AND POWER PLAN
ASI 021	E2.09M	LEVEL A - MECHANICAL PLAN
ASI 021	E2.10L	LEVEL 1 - LIGHTING AND POWER PLAN
ASI 021	E2.11L	LEVEL 1A - LIGHTING AND POWER PLAN
ASI 021	E2.12L	LEVEL 2 - LIGHTING PLAN & POWER PLAN
ASI 021	E2.13L	LEVEL 3 LIGHTING PLAN 7 POWER PLAN
ASI 021	E2.14L	LEVEL 4 - LIGHTING PLAN & POWER PLAN
ASI 005	E2.15L	LEVEL 5 - LIGHTING PLAN & POWER PLAN
ASI 005	E2.16L	LEVEL 6 LIGHTING PLAN & POWER PLAN
ASI 005	E2.17L	LEVEL 7 LIGHTING PLAN AND POWER PLAN
ASI 005	E2.18L	LEVEL 8 LIGHTING PLAN & POWER PLAN
ASI 005	E2.19L	LEVEL 9 - LIGHTING PLAN & POWER PLAN
ASI 005	E2.20L	LEVEL 10 - LIGHTING PLAN & POWER PLAN
ASI 005	E2.21L	LEVEL 11 - LIGHTING PLAN & POWER PLAN
ASI 005	E2.22L	LEVEL 12 - LIGHTING PLAN & POWER PLAN
ASI 005	E2.24L	LEVEL 14 LIGHTING PLAN & POWER PLAN
ASI 005	E2.25L	LEVEL 15 LIGHTING PLAN & POWER PLAN
ASI 005	E2.26L	LEVEL 16 LIGHTING PLAN & POWER PLAN
ASI 005	E2.27L	LEVEL 17 LIGHTING PLAN & POWER PLAN
ASI 021	E2.28L	LEVEL 18 LIGHTING PLAN & POWER PLAN
ASI 005	E2.29L	LEVEL 19 - LIGHTING PLAN & POWER PLAN
ASI 005	E2.30L	LEVEL 20 LIGHTING PLAN & POWER PLAN
ASI 005	E2.31L	LEVEL 21 LIGHTING PLAN & POWER PLAN
ASI 005	E2.32L	LEVEL 22 LIGHTING PLAN & POWER PLAN
ASI 005	E2.33L	LEVEL 23 LIGHTING PLAN & POWER PLAN
ASI 005	E2.34L	LEVEL 24 LIGHTING PLAN & POWER PLAN
ASI 005	E2.35L	LEVEL 25 LIGHTING PLAN & POWER PLAN
ASI 005	E2.36L	LEVEL 26 LIGHTING PLAN & POWER PLAN
ASI 005	E2.37L	LEVEL 27 LIGHTING PLAN & POWER PLAN
ASI 005	E2.38L	LEVEL 28 - LIGHTING PLAN & POWER PLAN
ASI 005	E2.39L	LEVEL 29 - LIGHTING PLAN & POWER PLAN
ASI 005	E2.40L	LEVEL 30 - LIGHTING PLAN & POWER PLAN
ASI 005	E2.41L	LEVEL 31 - LIGHTING PLAN & POWER PLAN
ASI 005	E2.42L	LEVEL 32 - LIGHTING PLAN & POWER PLAN
ASI 005	E2.43L	LEVEL 33 LIGHTING PLAN & POWER PLAN
ASI 005	E2.44L	LEVEL 34 LIGHTING PLAN & POWER PLAN
ASI 005	E2.45L	LEVEL 35 LIGHTING PLAN & POWER PLAN
ASI 005	E2.46L	LEVEL 36 LIGHTING PLAN & POWER PLAN
ASI 005	E2.47L	LEVEL 37 LIGHTING PLAN & POWER PLAN
ASI 005	E2.48L	LEVEL 38 LIGHTING PLAN & POWER PLAN
ASI 005	E2.49L	LEVEL 39 LIGHTING PLAN & POWER PLAN
ASI 005	E2.50L	LEVEL 40 LIGHTING PLAN & POWER PLAN
ASI 005	E2.51L	LEVEL 41 LIGHTING PLAN & POWER PLAN
ASI 005	E2.52L	LEVEL 42 LIGHTING PLAN & POWER PLAN
ASI 005	E2.53L	LEVEL 43 LIGHTING PLAN & POWER PLAN
ASI 005	E2.54L	LEVEL 44 - LIGHTING PLAN & POWER PLAN
ASI 021	E2.55L	LEVEL PENTHOUSE 1 - LIGHTING PLAN & POWER PLAN
ASI 021	E2.55M	LEVEL PENTHOUSE 1 - MECHANICAL PLAN
ASI 021	E2.56L	LEVEL PENTHOUSE 2 - LIGHTING PLAN & POWER PLAN
ASI 005	E2.57L	LEVEL ROOF - LIGHTING PLAN & POWER PLAN
ASI 005	E5.01	SCL VAULT DETAILS
ASI 005	E5.02	ENLARGED PLANS - MAIN ELEC. / GENERATOR ROOM
ASI 005	E5.03	MID-RISE & HIGH-RISE ELEVATOR DETAILS
ASI 005	E5.04	HOTEL ELEVATOR, RAINIER CLUB AND SERVICE ELEVATOF

SCHEDULE 1A - BASE BUILDING PLAN INDEX (CONT'D)

page 3 of 4

SCHEDULE 1A BASE BUILDING PLAN INDEX (CONT’D)

SCHEDULE 1A -3-	THE MARK TOWER F5 Networks, Inc.

LIGHTING:

ASI 005	E5.05	PARTIAL POWER PLANS
ASI 021	LD2.10A	FLOOR LIGHTING PLAN - LEVEL 01 - NORTH
ASI 021	LD2.10B	FLOOR LIGHTING PLAN - LEVEL 01 - SOUTH
ASI 021	LD3.22	LIGHTING ELEVATIONS
ASI 021	LD3.23	ENTRY CANOPY LIGHTING PLAN
ASI 021	LD3.24	ENTRY CANOPY LIGHTING SECTIONS
ASI 036	LD7.06	ELEVATIONS, ELEVATOR LOBBY
ASI 021	LD6.10A	REFLECTED CEILING LIGHTING PLAN - LEVEL 01 LOWER CEIL
ASI 021	LD6.10B	REFLECTED CEILING LIGHTING PLAN - LEVEL 01 LOWER CEIL
ASI 021	LD6.11A	REFLECTED CEILING LIGHTING PLAN - LEVEL 01 HIGH CEILIN

FACADE ACCESS:

ASI 021	LD6.11B	REFLECTED CEILING LIGHTING PLAN - LEVEL 01 HIGH CEILIN
ASI 001	FA.101	ROOF PLAN
ASI 001	FA.102	REFLECTED CEILING PLAN LEVEL 04 (EXTERIOR SOFFIT)
ASI 001	FA.201	EAST ELEVATION
ASI 001	FA.202	NORTH ELEVATION
ASI 001	FA.203	SOUTH ELEVATION
ASI 001	FA.204	WEST ELEVATION
ASI 001	FA.301	SECTIONS
ASI 001	FA.401	DETAILS
ASI 001	FA.402	DETAILS

SIGNAGE:

ASI 001	FA.501	LOADING DATA
GMP SET	SG.01	SIGN TYPE / INDEX
GMP SET	SG.02	LOCATION PLANS - PARKING LEVEL B - J
GMP SET	SG.03	LOCATION PLANS - PARKING LEVEL A, LEVELS 01 - 07
GMP SET	SG.04	LOCATION PLANS - LEVELS 08 - 15
GMP SET	SG.05	LOCATION PLANS - LEVELS 16 - 23
GMP SET	SG.06	LOCATION PLANS - LEVELS 24 - 31
GMP SET	SG.07	LOCATION PLANS - LEVELS 32 - 39
GMP SET	SG.08	LOCATION PLANS - LEVELS 40 - 44, PENTHOUSE 1 - 2, EXTERI
GMP SET	SG.09	MESSAGE SCHEDULE
GMP SET	SG.10	MESSAGE SCHEDULE

FIRE PROTECTION:

GMP SET	SG.11	MESSAGE SCHEDULE
ASI 003	FP0.00	FIRE PROTECTION GENERAL INFORMATION SHEET INDEX
ASI 003	FP2.01	FIRE PROTECTION LEVEL J
ASI 003	FP2.02	FIRE PROTECTION LEVEL H
ASI 003	FP2.03	FIRE PROTECTION LEVEL G
ASI 003	FP2.04	FIRE PROTECTION LEVEL F
ASI 003	FP2.05	FIRE PROTECTION LEVEL E
ASI 003	FP2.06	FIRE PROTECTION LEVEL D
ASI 010	FP2.07	FIRE PROTECTION LEVEL C
ASI 010	FP2.08	FIRE PROTECTION LEVEL B
ASI 010	FP2.09	FIRE PROTECTION LEVEL A
ASI 021	FP2.10	FIRE PROTECTION LEVEL 01
ASI 021	FP2.11	FIRE PROTECTION LEVEL 01A
ASI 021	FP2.12	FIRE PROTECTION LEVEL 02
ASI 021	FP2.13	FIRE PROTECTION LEVEL 03
ASI 021	FP2.14	FIRE PROTECTION LEVEL 04
ASI 003	FP2.15	FIRE PROTECTION LEVEL 05
ASI 003	FP2.25	FIRE PROTECTION LEVEL 15
ASI 003	FP2.26	FIRE PROTECTION LEVEL 16
ASI 003	FP2.27	FIRE PROTECTION LEVEL 17

SCHEDULE 1A - BASE BUILDING PLAN INDEX (CONT'D) page 4 of 4

SCHEDULE 1A BASE BUILDING PLAN INDEX (CONT’D)

SCHEDULE 1A -4-	THE MARK TOWER F5 Networks, Inc.

SCHEDULE 1B

APPROVED TENANT CHANGE ITEMS

The following items are Tenant Change Items, as that term is defined in Section 1.2.2 of the Tenant Work Letter:

•	Special Cooling: Landlord shall provide a 265 ton cooling tower and associated systems on the roof of the Building, to supplement the Building cooling system outlined in Schedule 2, as specified by Tenant.

•	Tenant’s Computer Labs:

•	Landlord shall provide supplemental cooling system risers, pumps, and heat exchangers for Tenant’s computer labs approved as part of the Tenant Improvements.

•	Landlord shall provide (1) set of condenser water stubs located near each computer lab, in up to four (4) total locations agreed to by Landlord and Tenant pursuant to the process set forth in the Tenant Work Letter, for Tenant’s future use as specified by Tenant.

•	Landlord shall modify exterior cladding as necessary to accommodate the cooling and ventilation system required for Tenant’s computer labs as specified by Tenant, including without limitation addition of exterior louvers for such cooling and ventilation system as specified by Tenant.

•	Tenant Floor Loading: Landlord shall provide additional reinforcement where required to accommodate the Tenant Improvements as specified by Tenant.

•	Interstitial Stairs: Landlord shall install interstitial stairs in the locations identified in the Approved Working Drawings as specified by Tenant.

•	Restrooms: Landlord shall install one (1) additional unisex restroom on each level of the Premises as specified by Tenant, in addition to the restrooms provided as part of the Base, Shell and Core described in Schedule 2.

•	Window Coverings: Landlord shall furnish and install MechoSystems manually operated shades as specified by Tenant (or a mutually acceptable alternative) in a mutually agreeable color at all exterior windows within the Premises.

•	Turnstiles: Landlord shall install glazed security turnstiles in the Office Lobby providing secured access to the Office Elevators as specified by Tenant, and as described more specifically in Section 1.1.2.1 of the Lease and in accordance with the process set forth therein.

SCHEDULE 1B -1-	THE MARK TOWER F5 Networks, Inc.

SCHEDULE 2

BASE BUILDING DESCRIPTION

The following terms of this Schedule 2 describe the Base, Shell and Core, subject to Landlord Minor Changes and Tenant Change Items. Capitalized terms used but not defined in this Schedule 2 shall have the respective meanings given them in the Lease or Tenant Work Letter, as applicable.

1.	GENERAL DESCRIPTION

1.1. The Base, Shell and Core is designed to comply with the 2006 Edition of the Seattle Building Code to the extent necessary for Landlord to obtain a certificate of occupancy. or temporary certificate of occupancy, or its legal equivalent, for the Base, Shell and Core for general office use.

1.2. The Base Building shall include full build-out of all Common Areas and related facilities including: the Office Lobby, restroom cores, fire stairs, elevators, Parking Garage, Bicycle Facilities, loading areas, mail room, electrical, gas, water, telecom and other facilities required to service the Office Component or the Building. All such rooms/areas to be complete, fully finished and operational.

2.	LEED / SUSTAINABILITY

2.1. The Base, Shell and Core has been designed to obtain LEED Gold certification for the Core & Shell, using the USGBC (United States Green Building Council) standards for LEED (Leadership in Energy and Environmental Design). Tenant is not required to obtain LEED certification for the Tenant Improvements and Tenant’s participation in Landlord’s efforts to achieve LEED Gold (C&S) shall be subject to and limited by the TCCs of the Lease.

3.	BUILDING STATISTICS

3.1. Address - 801 Fifth Avenue

3.2. Typical Floor-to-Floor heights (NOT clear heights):

3.3. Office Tenant Floors: 13’-6”

3.4. Parking Floors: 9’-0”

3.5. Column Spacing: ±30’ at perimeter; no interior columns

3.6. Planning Module: 5’

4.	SITE / CIVIL

4.1. Site development will include street and sidewalk improvements in accordance with SDOT standards, an exterior plaza with stone paving system, the Living Wall, irrigation for all landscaped areas, and lighting.

5.	LANDSCAPE

5.1. Landscape will include street trees and planters in accordance with SDOT standards and the Living Wall. The Living Wall will be served by a dedicated low flow drip irrigation system.

6.	CORE AND SHELL

6.1. The Building will be fully enclosed and watertight.

6.2. The exterior walls of the Building will be constructed of unitized curtainwall glazing system throughout, with natural stone cladding and glass fin supported glass wall installation at lobby/entry area.

6.3. Windows and glass/aluminum curtain wall systems of the Building will utilize high-performance low-e insulated glass.

6.4. Roof of the Building will be a Class A single-ply elastomeric membrane roofing system.

SCHEDULE 2 -1-	THE MARK TOWER F5 Networks, Inc.

6.5. Exterior architectural elements include glass and steel canopies, stainless steel clad building column elements, glass box entry vestibules, and natural stone paving.

6.6. The Building core on each level of the Premises will incorporate elevators, stairs, restrooms, plumbing risers, electrical, tel/data, and mechanical equipment rooms. Core construction will be composed of concrete shear walls and function as an integral part of the structural system, along with structural steel perimeter bracing system.

6.7. Code required signage to be provided at mid-rise/high-rise elevator lobbies and stairs.

6.8. The Building core will include fully functional and finished men’s and women’s restrooms at each floor of the Premises, each including the number of fixtures required by 2006 Seattle Building Code. The current restroom count anticipates an occupant load of one per 200/usable square foot on each level of the Premises. Additional fixtures will be added as a Tenant Change Item pursuant to the Tenant Work Letter and Schedule 1B to Exhibit B. Finishes in restrooms will include full height ceramic tile at floors and walls, stone lavatory tops, stainless steel partitions, stainless steel accessories, finished ceiling system and lighting. Wall and floor tile in restrooms to be equal to or better than 12” x 24”. Sink and toilet fixtures to be sensor activated, with manually operated soap dispensers.

6.9. Restroom core to include rated enclosed shafts and chases for exhaust and plumbing systems.

6.10. Shower and locker rooms are located on Level A in the Parking Garage in proximity to bike storage areas. Shower locker rooms to include day-use lockers, dressing area, lavatories, toilets and large enclosed shower stalls. Shower locker rooms to be in compliant with handicap accessibility codes (including those promulgated under the Americans with Disabilities Act) and finished with similar materials as the building restrooms.

6.11. Space that is to be fully finished and completed as part of the Base Building includes all rooms/areas in the Common Areas, including without limitation the Parking Garage and Office Lobby.

6.12. A trash, recycle and compost area will be provided in the loading dock area. The loading area can accommodate multiple trash, compost and recycling rolling containers.

6.13. Interior wayfinding, exterior building address signage, and exterior wayfinding signage to be provided in accordance with law and with the Lease.

7.	INTERIORS

7.1. The Office Lobby will be an open double height lobby with a glass fin-supported glass wall system that opens to the plaza and street with city and water views on three sides. The finishes will incorporate polished travertine stone-clad walls and marble floors, metal panel systems, and other materials consistent (at a minimum) with materials used in the lobbies of Comparable Buildings.

7.2. The interior surfaces of the exterior perimeter walls on each floor of the Premises will be exposed glass curtainwall or insulated wall framing and vapor barrier as required to meet Seattle Energy Code performance standards for the Base Building. Gypsum wallboard, tape and finish where required to cover framing and insulation will be installed as part of the Tenant Improvements.

7.3. Interior gypsum wallboard or shaft wall at corridor side of restroom, stairway, and other core spaces will be provided unfinished or fire-taped as required. Finish taping, sanding and prep for paint or finish materials will be installed as part of the Tenant Improvements. Concrete core walls, shear walls or columns to be provided as unfinished concrete with a smooth architectural finish.

7.4. Restrooms and showers to be completely finished out and functional as described above.

7.5. Ceilings will be installed in core restrooms and the Office Lobby. Ceilings will not be installed as part of the Base Building on the floors of the Premises, other than in core restrooms.

7.6. Window mullions are based on a five foot planning module.

SCHEDULE 2 -2-	THE MARK TOWER F5 Networks, Inc.

8.	STRUCTURE

8.1. The Building will meet current seismic standards per the 2006 edition of the Seattle Building Code, and the design of the Building has undergone extensive seismic peer review.

8.2. The structure of the Building will be Type 1A steel construction with composite floor slabs of concrete over metal deck. The core of the Building is cast-in-place reinforced concrete utilizing concrete shear walls paired with perimeter steel brace system to resist lateral loads.

8.3. The foundation system employs a combination of concrete mat slabs, spread footings and grade beams.

8.4. Basement floors in Parking Garage will be composite slab on deck over structural steel framing.

8.5. Typical elevated floors to be 5  1⁄2” thick slab on deck. Floor slabs designed for 50psf live loads and 20psf partition loads at office levels. Within 10 feet from the core on office levels, floor slabs are designed for 80psf. Parking levels are designed for 40psf live loads.

8.6. Floor-to-floor height on first floor to be 23’-10”. Floor-to-floor height on typical office levels to be 13’-6” and floor to acoustical ceiling height on typical office floors of 9’-6”. Floor-to-floor height on typical parking floors to be 9’-0”, with 10’ clearance achievable in certain areas, depending upon the design of the Tenant Improvements.

8.7. Perimeter building columns on levels within the Premises will be typically heavy W14 sections with a furred out dimension of nominally 2’ square, based on a nominal 30’ column spacing around perimeter of the floor, with no interior building columns. Seismic diagonal brace elements cross each of the four building faces one time per floor, with a furred out dimension at the perimeter wall of approximately 4’.

8.8. Elevated floors shall be broom-clean ready to receive roll carpet or carpet tile.

8.9. Structure includes all required fire proofing.

9.	PARKING

9.1. Parking access control systems including mechanical gate arms will control access to the Parking Garage entries.

9.2. Secured bike rooms or fenced areas will be provided for use by the tenants of the Office Component within the Parking Garage, with racks installed.

10.	MECHANICAL

10.1. The mechanical system serving the Premises are designed to accommodate 150 usable square feet per person, ASHRAE 62.1 2007 + 30% ventilation rates, and a minimum of 5 cfm of outdoor air ventilation per person. The Premises will be served by a floor by floor dedicated air handler system using chilled water coils for cooling, along with provisions for Tenant’s VAV boxes with supplemental electric heat. Outside air is ducted to the air handler from dedicated exterior louver locations at each floor. Air handlers are designed to be capable of 100% outside air “economizer” cooling operation when exterior temperatures are below building space temperature set point. Air handlers are furnished with VFD’s to allow modulation of the air volume as determined by tenant VAV boxes and duct static pressures. Return/relief air travels through the ceiling plenum space to either the mechanical room (return) or the relief fans (with VFD control of space pressure) at the relief louver. Note: open return / relief air pathway above ceiling to mechanical room and relief louvers must be maintained during tenant space planning.

10.2. A medium pressure supply duct loop will be installed around the core at each level of the Premises to serve Tenant-supplied and -installed branch ductwork and VAV boxes.

10.3. Conditioned ventilation air will be provided to all occupied floors, including each level of the Premises. Standard hours of operation are Monday through Friday from 7am to 6pm, excluding building holidays. Building ventilation system is designed to conform to ASHRAE 62.1-2007.

10.4. Mechanical plant is designed to accommodate the following heat loads, at a minimum: 2.0 watts/usable square foot convenience power load, 1.0 watts/usable square foot for lighting load, and 150 usable square foot/person occupancy load. Design set points are 75oF for cooling and 70oF for heating plus or minus 2F. Set points will be adjustable and adjusted per Tenant’s preference.

SCHEDULE 2 -3-	THE MARK TOWER F5 Networks, Inc.

10.5. The cooling plant for the Building consists of centrifugal chillers and cooling towers at the Building roof sufficient to provide 1,380 tons of cooling to the Office Component. There is a distributed vertical chilled water loop riser as well as a condenser water loop riser to serve additional or 24/7 cooling needs of Tenant. The condenser water system provides water to the emergency generator and also has valved and capped condenser water stubs at the mechanical rooms on each floor (average allowance of 6 tons per floor / maximum of 10 tons on any one floor).

10.6. Heating and cooling will be provided and fully distributed in the Office Lobby.

10.7. Direct Digital Control (DDC) Building Management System (BMS) will be provided and function to control building systems for the Office Component. System will be a BACnet open protocol system compatible with multiple local service providers. Controls will be state-of-the-art fully automated energy management system including DDC on the primary systems and digital thermostats. The BMS will schedule, override, monitor, and control cooling and heating equipment, fans, ventilation systems, and lighting schedules. The BMS will also schedule, override, monitor and control VAV boxes provided by Tenant.

10.8. Future exhausts for Tenant copy rooms, kitchenettes, breakrooms, etc. will route to the exterior relief air louver (motorized damper to be installed as a Tenant Improvement) located on each floor of the Premises. The bathroom exhaust fan on each floor of the Premises is sized for shell and core toilet room exhaust systems only.

10.9. Except for VAV terminal boxes installed with the shell and core for freeze protection (two per floor), All other VAV systems and distribution will be performed as part of the Tenant Improvements. Tenant may use the VAV terminal boxes installed with the shell and core as part of Tenant Improvements.

10.10. Electrical rooms on each floor of the Premises are provided with local heat exhaust from the space to the return air plenum.

11.	ELECTRICAL and TECHNOLOGY

11.1. Fully operational main electric service including (4) 4000 A, 277/480V, 3Ph. 4W main switchboards will be provided to serve Tenant’s lighting and power loads and Base Building electrical, mechanical and equipment loads. Transient surge protection will be provided at main switchgear.

11.2. (2) 3200A Busway will provide 12w/usable square feet for Tenant’s mechanical and lighting. (1) 4000A busway will provide 7.5 watt/usable square feet overall for Tenant’s 120/208V branch loads. All future Tenant panels and distribution equipment will be installed as part of the Tenant Improvements, in Tenant’s own electrical room.

11.3. Motion sensors or a Lighting Control Panel (LCP) system will be provided to control illumination in the Parking Garage and Common Areas.

11.4. Standby power for the Base, Shell and Core to be provided via 1500KW generator.

11.5. Conduits to be provided from telephone/data MPOE to riser locations at the telecom closets. (1) telecom closet to be provided on each floor of the Premises. (8) 4” sleeves to be provided at each closet between floors of the Premises. Pathways will support Base Building copper and fiber to support core function, including BMS, Fire Alarm, and Security as well as Tenant’s floor-to-floor cable runs. At least (1) sleeve to provide pathway to the roof to accommodate Tenant’s Rooftop Equipment.

Telecommunications bonding backbone and an insulated conductor will be installed at all tele/data closets, terminated at MPOE and connected the main grounding electrode system. Large communication entrance facility and MPOE capable of supporting multiple carriers complete with service entrance duct bank infrastructure.

11.6. The site has infrastructure in place for multiple paths and services into the Building. Meet-me vaults to the Building have been provided along 4th and 5th Avenue. AT&T, Comcast, CenturyLink and Astound have facilities in the street. The Building supports scalable, high speed fiber, copper and coax services. Tenant will have access to a sufficient quantity of plain old telephone (POT) lines to support Tenant’s operations. Roof top dish/telecom equipment can also be employed subject to Landlord approval.

11.7. The Premises will be metered (or submetered) separately from core and shell and other tenants.

11.8. Lighting will be provided for all Common Areas, including the Office Lobby, loading dock berths, and Parking Garage, and for restrooms, electrical rooms, stairs, and code required emergency and exit lighting within the Premises and in the Common Areas.

SCHEDULE 2 -4-	THE MARK TOWER F5 Networks, Inc.

12.	PLUMBING

12.1. Restroom core will include fully functional and finished men’s and women’s restrooms at each floor, as further described in this Schedule 2.

12.2. Shower and locker rooms will be located on Level A, as further described in this Schedule 2 and in the Lease.

12.3. Hose bibs will be provided in strategic locations throughout the building for maintenance and janitorial.

12.4. Domestic water will be stubbed out with a valve at each floor at each core location.

12.5. Waste and vent lines will be stubbed and capped at each floor at each core location.

13.	ELEVATORS AND STAIRS

13.1. The Office Component will be served by 12 elevators; 6 each in a mid-rise/high-rise configuration, with one dedicated, exclusive service elevator for the office tower. The service elevator to have a minimum rating of 4,500 lbs. and interior dimensions of at least 8’-0”. The Parking Garage will be served by 2 dedicated elevators. Hotel guest and service elevators for the Hotel functions are in separate banks.

13.2. Fire rated stairways will serve all occupied floors with roof and penthouse access. Stairway and exiting widths are designed to comply with Code based on the density requirement set forth in the Base Building Plans.

13.3. The stairs will have concrete filled treads and steel pan construction.

13.4. Stairways will have exposed concrete and painted drywall walls, building standard doors and exposed concrete floors within the stairways. Concrete and drywall finishes outside of the stairway at the office interiors to be left unfinished so as to be incorporated into the design of the Tenant Improvements.

13.5. Lighting, fire protection, security/access conduits, signage and other infrastructure systems to be installed as required by Code. All stairwell doors will be equipped with locking hardware from the stairwell side.

13.6. Elevators will be high speed traction cars on a destination control system.

13.7. Elevator cabs will be fully finished with Class A building level finishes to complement finishes in the Office Lobby. Each level of the Premises will have factory-finished elevator doors, frames, call buttons, and lanterns and code-required fire/smoke doors.

13.8. Elevators will include a security interface that allows Tenant to install its own security system consistent with, and subject to the TCCs of, the Lease.

14.	ACOUSTICS

14.1. The Building will include sound-rated dual glazing systems with STC 38 for enhanced acoustical performance.

14.2. Landlord’s shell and core equipment is designed to meet a rating of NC 40 for open office space and NC 35 for private office, following completion of construction of the Tenant Improvements.

15.	SAFETY AND SECURITY

15.1. Life safety and security systems will be fully operational.

15.2. Base Building will be fully sprinklered and monitored as required by Code. The fire sprinkler system will include risers, valve connections, main loop, and secondary distribution loop.

SCHEDULE 2 -5-	THE MARK TOWER F5 Networks, Inc.

15.3. Life safety system distribution (smoke detectors, annunciators, strobes, etc.) will be consistent with code for core and common areas.

15.4. Building access systems compatible with an on-board Lenel access control management system will be provided that will allow for off-hours access to the Office Lobby and to the Parking Garage. Any system configurations and expansions necessary to accommodate tenant requirements will be part of Tenant Improvements and not provided as part of the Base Building.

15.5. Conduit will be provided at mid-rise and high-rise elevator lobby for the installation of Turnstiles, as further described in the Lease.

SCHEDULE 2 -5-	THE MARK TOWER F5 Networks, Inc.

SCHEDULE 3

LIST OF REQUIRED ENGINEERS

•	Roofing; Snyder

•	Curtain Wall: Harmon

•	Sprinkler: Patriot

•	Plumbing: Auburn; Mac Miller; Holiday Parks; Hermanson

•	HVAC (for work to the BB HVAC System): Mac Miller; Holiday Parks; Hermanson

SCHEDULE 3 -1-	THE MARK TOWER F5 Networks, Inc.

EXHIBIT C

NOTICE OF LEASE TERM DATES

To:

Re:	Office Lease dated , 20 (the “Lease”), by and between , a (“Landlord”), and , a (“Tenant”) for rentable square feet of space commonly known as Suite (the “Premises”), located on the ( ) floor of that certain office building located at , , (the “Building”).

Dear                     :

Notwithstanding any provision to the contrary contained in the Lease, this letter is to confirm and agree upon the following:

1.	Tenant has accepted the above-referenced Premises as being delivered in accordance with the Lease, and there is no deficiency in construction.

2.	The Lease Term shall commence on or has commenced on for a term of ending on .

3.	Rent commenced to accrue on , in the amount of .

4.	If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

5.	Your rent checks should be made payable to at .

6.	The Premises contains rentable square feet.

7.	Tenant’s Share of Direct Expenses with respect to the Premises is % of the Project.

8.	Capitalized terms used herein that are defined in the Lease shall have the same meaning when used herein. Tenant confirms that the Lease has not been modified or altered except as set forth herein, and the Lease is in full force and effect. Landlord and Tenant acknowledge and agree that to each party’s actual knowledge, neither party is in default or violation of any covenant, provision, obligation, agreement or condition in the Lease.

If the provisions of this letter correctly set forth our understanding, please so acknowledge by signing at the place provided below on the enclosed copy of this letter and returning the same to Landlord.

EXHIBIT C -1-	THE MARK TOWER F5 Networks, Inc.

“Landlord”:

,

a

By:

Name:

Its:

By:

Name:

Its:

Agreed to and Accepted as of , 20 .

“Tenant”:

a

By:

Name:

Its:

By:

Name:

Its:

EXHIBIT C -2-	THE MARK TOWER F5 Networks, Inc.

EXHIBIT D

EXISTING RULES AND REGULATIONS

1. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during hours other than Building Hours. Tenant, its employees and agents must ensure that the doors to the Building are securely closed and locked when leaving the Building if it is after the Building Hours. Access to the Building may be refused after Building Hours unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. In case of invasion, mob, riot, public excitement, or other commotion posing a material risk to safety or life and property, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means reasonably necessary for the safety and protection of life and property.

3. Tenant shall not bring into the Building any equipment or other personal property that would exceed the maximum loads of the elevators.

4. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Building outside the Premises without the prior written consent of the Landlord, except as expressly permitted by the Lease. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

5. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.

6. Tenant shall not overload the floor of the Premises.

7. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than those typically used by office tenants in Comparable Buildings shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

8. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

9. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

10. Tenant shall not bring into or keep within the Project, the Building or the Premises any firearms, animals (except for service animals, as defined under the Americans with Disabilities Act, and accompanying guidelines), birds, or aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

11. No cooking shall be done or permitted on the Premises other than in kitchens and office pantries approved by Landlord, nor shall the Premises be used for the storage of merchandise or for lodging. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all Applicable Law.

12. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not

EXHIBIT D -1-	THE MARK TOWER F5 Networks, Inc.

occupy or permit any portion of the Premises to be occupied as an office for a public messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord.

13. Tenant shall participate in recycling programs to the extent such participation is required by Applicable Law.

14. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the Seattle, Washington without violation of any Applicable Law governing such disposal. All trash, garbage and refuse disposal shall be made only using the freight elevator(s) to which Tenant is provided access pursuant to the Lease. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

15. Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord.

16. Except as provided in the Lease, no awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord-installed window coverings and window coverings approved by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant’s sole cost and expense.

17. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the Common Areas shall not be covered or obstructed by Tenant.

18. At no more than reasonable intervals, Tenant shall communicate to its employees in a manner deemed appropriate by Tenant items of importance identified by Landlord for circulation among Tenant’s employees.

19. Tenant shall use commercially reasonable efforts to ensure compliance by Tenant Parties with Applicable Laws pertaining to smoking in and about the Premises, Building and Property and to ensure Tenant Parties smoke only in specifically designated outdoor areas. If Tenant is required under Applicable Law to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building. Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products or other substances (x) within any interior areas of the Project, or (y) within two hundred feet (200’) of the main entrance of the Building or the main entrance of any of the adjacent buildings, or (z) within seventy-five feet (75’) of any other entryways into the Building.

20. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by Applicable Law.

21. Tenant shall not use in Common Areas, any hand trucks except those equipped with rubber tires and rubber side guards.

22. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

EXHIBIT D -2-	THE MARK TOWER F5 Networks, Inc.

23. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms (but relaxation areas, quiet rooms, nap rooms, and wellness rooms shall not violate the foregoing).

24. Tenant shall install and maintain, at Tenant’s sole cost and expense, adequate, visibly marked and properly operational fire extinguishers in the Premises as required by Applicable Law.

EXHIBIT D -3-	THE MARK TOWER F5 Networks, Inc.

EXHIBIT E

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of                 , 20     by and between                  as Landlord, and the undersigned as Tenant, for Premises on the                  floor(s) of the office building located at                     ,                     , Washington                 , certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on                     , and the Lease Term expires on                     , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3. Base Rent became payable on                     .

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                     . The current monthly installment of Base Rent is $        .

7. To Tenant’s actual knowledge, without investigation, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

8. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

9. To Tenant’s actual knowledge, without investigation, as of the date hereof, there are no existing defenses or offsets, or claims or any basis for a claim, that Tenant has against Landlord.

10. If Tenant is a corporation or partnership, Tenant is a duly formed and existing entity qualified to do business in Washington and Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

11. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

EXHIBIT E -1-	THE MARK TOWER F5 Networks, Inc.

12. To Tenant’s actual knowledge, without investigation, other than in compliance with all Applicable Laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous materials or substances in the Premises.

13. To Tenant’s actual knowledge, without investigation, all improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises is a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at                      on the      day of             , 20    .

“Tenant”:

,

a

By:

Name:

Its:

By:

Name:

Its:

EXHIBIT E -2-	THE MARK TOWER F5 Networks, Inc.

EXHIBIT F

MARKET RENT DETERMINATION FACTORS

1. MARKET RENT. The Market Rent, as used in this Lease, shall be equal to the annual rent per rentable square foot, that a willing tenant would pay, and a willing landlord would accept in arm’s length negotiations, without any additional inducements for an extension of the lease of the applicable space on the applicable terms and conditions for the applicable period of time, as determined by considering comparable transactions consummated within twelve (12) months prior to the commencement of the Option Term, provided that timing adjustments shall be made to reflect any changes in the Market Rent following the date of any particular comparable transaction up to the date of the commencement of the applicable Option Term, which comparable transactions are consummated in a Comparable Building, under then-prevailing ordinary rental market practices (e.g., not pursuant to extraordinary rental or other promotional deals or other concessions to tenants that deviate from what is the then-prevailing ordinary practice), at arm’s length. The terms of the comparable transactions shall be calculated using the net rent, which net rent shall then be adjusted on an effective basis, which net effective rent shall then be present valued and reduced by all upfront concessions and, thereafter, shall be future valued into an average annual constant rental rate figure (the foregoing calculation, the “Net Equivalent Lease Rate”), and shall take into consideration only the following terms and concessions: (i) the rental rate and escalations for the comparable transactions, (ii) the amount of parking rent per parking permit paid in the comparable transactions, if any, (iii) operating expense and tax protection granted in such comparable transactions such as a base year or expense stop (although for each such comparable transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes as determined by Landlord for each such comparable transaction); (iv) brokerage commissions paid in connection with such comparable transactions; (v) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (vi) tenant improvements, allowances or other monetary concessions provided for the comparable space, taking into account the value of the existing improvements in the Premises, based on the age, quality and layout of the improvements for use as general office improvements, and (vii) all other monetary and non-monetary concessions, including the availability of parking, the value of any signage and naming rights, services and amenities, and lobby presence, if any, being granted such tenants in connection with such comparable transactions. Notwithstanding any contrary provision hereof, in determining the Market Rent, no consideration shall be given to any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of improvements. The Market Rent shall include adjustment of the stated size of the Premises based upon the standards of measurement utilized in this Lease and in the comparable transactions.

2. IMPROVEMENT ALLOWANCE. If in determining the Market Rent, Landlord and Tenant determine that the economic terms of leases of comparable space include a tenant improvement allowance or other monetary concessions, Landlord may, at Landlord’s sole option, grant the tenant improvement allowance or other concessions to Tenant or, in lieu of granting such tenant improvement allowance or concessions to adjust the base rental rate component of the Market Rent to take into consideration the total dollar value of the tenant improvement allowance or such monetary concessions.

3. COMPARABLE BUILDINGS. For purposes of this Lease, the term “Comparable Buildings” shall mean first-class office buildings which are comparable to the Office Component in terms of age, quality of construction, appearance, level of services and amenities, size, proximity to mass transit and freeway access, and are located in the yellow and green cross-hatched areas shown on Schedule 1 attached hereto.

EXHIBIT F -1-	THE MARK TOWER F5 Networks, Inc.

SCHEDULE 1 TO EXHIBIT F

COMPARABLE AREA

Queen Anne / Magnolia
South Lake Union
Belltown / Denny Regrade
Seattle CBD
Capitol Hill / Central District
Lake Union Park
Denny Park
Transit Center
Washington State Ferries

EXHIBIT H -1-	THE MARK TOWER F5 Networks, Inc.

EXHIBIT G

FORM OF SNDA

Space Above Line Reserved for Recorder’s Use

1.	Title of Document:	Lease Subordination, Non-Disturbance and Attornment Agreement

2.	Date of Document:	May 3, 2017

3.	Landlord:	Fifth & Columbia Investors, LLC

4.	Lender:	Seattle EB-5 Fund I, LLC and Seattle EB-5 Fund II, LLC

5.	Tenant:	F5 Networks, Inc.

6.	Statutory Mailing
	Addresses:	Landlord:

c/o Stockbridge Real Estate Funds
4 Embarcadero Center, Suite 3300
San Francisco, CA 94111
Attn: Stephen Pilch

Lender:

c/o Celona Asset Management (USA) Limited
2207-09, Tower Two, Lippo Centre
89 Queensway, Admiralty, Hong Kong
Attn: Back Office Services Group

Tenant:

F5 Networks, Inc.
401 Elliott Ave. W
Seattle, Washington 98119
Attention: Global Real Estate - Lease Administration

and

c/o F5 Networks, Inc.
801 Fifth Avenue, 20th floor
Seattle, Washington 98104
Attn: Legal Department

7.	Legal description:	See Exhibit A annexed to the document.

LEASE SUBORDINATION,

NONDISTURBANCE AND ATTORNMENT AGREEMENT

THIS LEASE SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), dated as of the 3rd day of May, 2017, by and among Seattle EB-5 Fund I, LLC, a Delaware limited liability company (“Fund I Lender”), and Seattle EB-5 Fund II, LLC, a Delaware limited liability company (“Fund II Lender”) and collectively, with Seattle EB-5 Fund I, LLC and Seattle EB-5 Fund II, LLC, “Lender”), having a mailing address of c/o Celona Asset Management (USA) Limited 2207-09, Tower Two, Lippo Centre, 89 Queensway, Admiralty, Hong Kong, F5 Networks, Inc., a Washington corporation (“Tenant”), having a mailing address of 801 Fifth Avenue, Seattle, Washington 98104, and Fifth & Columbia Investors, LLC, a Delaware limited liability company (“Landlord”), having a mailing address of 2401 Utah Avenue South, Suite 305, Seattle, Washington 98134. The following recitals are a material part and form the basis of this Agreement:

A. Tenant is the tenant under that certain Office Lease dated May 3, 2017, together with all amendments and modifications thereto (collectively, the “Lease”), a copy of which Lease has been previously delivered to Lender, for certain premises in the office building located at 801 Fifth Avenue in the City of Seattle, State of Washington, and more particularly described in the Lease (the “Premises”); and

B. Lender has made or is about to make a certain loan (the “Loan”) or otherwise extend credit to Landlord, which Loan is or will be secured by a [Construction] Deed of Trust, Security Agreement and Fixture Filing (as subsequently amended, modified, renewed and restated, the “Deed of Trust”) covering the property described on Exhibit A hereto which includes the Premises, which Deed of Trust has been or will be recorded in the official records of King County, State of Washington; and

C. To induce Lender to make the aforesaid Loan or extension of credit to Landlord, Tenant has agreed to subordinate the Lease to the Deed of Trust, to attorn to Lender and other persons herein described, and to otherwise agree as set forth herein, subject to Lender’s agreement not to disturb the Lease or Tenant’s possession of the Premises upon the terms set forth herein;

NOW, THEREFORE, for and in consideration of the premises, and for $1.00 paid to and received by Tenant, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Tenant and Lender hereby covenant and agree as follows:

1.	Lease Subordination. The Lease and the leasehold estate created by the Lease and all of Tenant’s rights under the Lease are and shall remain subject to the Deed of Trust and the lien of the Deed of Trust and to all rights of Lender under the Deed of Trust, including to all renewals, amendments, modifications and extensions of the Deed of Trust.

2.	Acknowledgment by Tenant. Tenant acknowledges and agrees that Tenant has notice that the Lease and the rent and other sums due under the Lease have been or are to be assigned by Landlord to Lender as security for the Loan. If Lender notifies Tenant in writing of a default under the Deed of Trust and requests that Tenant pay its rent and other sums due under the Lease to Lender, Tenant shall pay such sums directly to Lender or as Lender may otherwise request; provided, however, that Landlord and Lender agree that Tenant shall be credited under the Lease for any rent payments sent to Lender pursuant to such written notice and that payments so made to Lender shall be deemed made to Landlord. By its execution of this Agreement, Landlord agrees that Tenant shall be entitled to rely without investigation on any such notice or direction given by Lender and Landlord hereby absolutely and unconditionally releases Tenant from, and forever waives, all actions and claims against Tenant by Landlord and all liabilities of Tenant to Landlord for Tenant’s compliance with a notice or direction from Lender, regardless of whether Landlord alleges that such notice or direction was improper. Tenant acknowledges that this Agreement satisfies any condition or requirement in the Lease relating to the granting of a non-disturbance agreement.

3.	Foreclosure and Sale; Attornment. Tenant covenants and agrees to make full and complete attornment, without the necessity of any other or further attornment than in this paragraph contained (and this paragraph shall be considered a self-operative attornment), to Lender, its successors and assigns, or to the purchaser or grantee of the Premises at foreclosure or sale under the Deed of Trust or by deed in lieu thereof (Lender and all such other persons are each referred to herein as a “Successor Owner”), as the case may be, from and after the date that Successor Owner succeeds to Landlord’s interest in the Lease. Such attornment shall be for the balance of the term of the Lease, including any extensions thereof, if extended, and shall be upon the same terms, covenants and conditions as provided in the Lease so as to establish direct privity of estate and contract between Tenant and such Successor Owner, with the same force and effect as though the Lease was made directly between Tenant and such Successor Owner, whether or not Tenant is then in possession of the Premises under the Lease; provided, however, that neither Lender nor any other Successor Owner shall be:

(i) liable for any act or omission of any prior landlord (including Landlord) in connection with the Lease. The foregoing notwithstanding, subject to Sections 3(viii) and 3(x) below, Lender and each other Successor Owner shall be liable for any breach of or failure to perform a covenant of the landlord under the Lease that is of a continuing nature, but only to the extent such breach or failure to perform accrues from and after the date that Lender or such other Successor Owner succeeds to Landlord’s interest in the Lease (for example, and by way of example only, the landlord’s ongoing duty to repair and maintain the office elevators as established by Sections 1.1.4 and 7.2 of the Lease);

(ii) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord). The foregoing notwithstanding, nothing in this Section 3(ii) shall waive, suspend, delay, reduce, limit or otherwise modify Tenant’s rights of self-help, rent abatement, rent credit, and offset expressly set forth under the Lease, each of which may be exercised by Tenant in the manner and at the time therein provided, and each Successor Owner shall be subject thereto, provided that Tenant has first given to Landlord the notices, if any, required by such sections, with a copy to Lender as required by Section 8 below;

(iii) bound by any rent or additional rent which Tenant might have paid to any prior landlord (including Landlord) more than one (1) month in advance of the due dates thereof for any period after the occurrence of the event that gave rise to attornment by Tenant, except to the extent that such sums are actually delivered by the prior landlord (including Landlord) to Lender;

(iv) liable for the return of any security deposit, cleaning deposit or other sum that Tenant may have paid in advance to any prior landlord (including Landlord), unless such Successor Owner actually receives such amounts;

(v) liable for any representation or warranty given by any prior landlord (including Landlord);

(vi) obligated or liable for any indemnity obligations of any prior landlord (including Landlord) under the Lease arising out of or in connection with any act or omission occurring prior to the date that Lender or such other Successor Owner succeeds to Landlord’s interest in the Lease;

(vii) liable for indirect or consequential damages;

(vii) liable for payment of any allowance or other cash reimbursement obligation due from Landlord to Tenant with respect to any tenant improvements or for any leasing or other broker’s commission payable by Landlord;

(ix) bound by any attempted voluntary termination, surrender or Material Modification of the Lease by Landlord and Tenant other than pursuant to an express right or obligation to do so under the Lease (including, subject to Section 8 below, termination or surrender by Tenant by reason of a default by Landlord), without the written approval of same by Lender. Lender’s approval of a voluntary termination or surrender that requires its approval under this Section 3(ix) may be withheld in its sole discretion and Lender’s approval of a Material Modification may be withheld in its reasonable discretion. A “Material Modification” shall be an amendment or modification to the Lease that is not made to memorialize the exercise of an express right in the Lease and that (A) reduces the area of the Premises, (B) reduces the Base Rent payable by Tenant, (C) reduces Tenant’s Share of Operating Expenses and Tax Expenses or modifies the way in which Operating Expenses and Tax Expenses are calculated, (D) modifies the Term of the Lease, (E) adds renewal or extension options, (F) modifies the terms of any self-help, rent abatement, rent credit or offset rights of Tenant, (G) increases the Tenant Improvement

Allowance by more than One Million Dollars ($1,000,000.00), (H) materially reduces Tenant’s obligations or materially increases Landlord’s obligations or (I) materially reduces Landlord’s rights and remedies; or

(x) bound by any waiver or forbearance on the part of any prior landlord (including Landlord) made or given without the written consent of Lender or such other Successor Owner; and, further provided, that Lender and any other Successor Owner shall be discharged from all responsibility under the Lease which accrues or arises after Lender or such other Successor Owner disposes of its interest in the Premises.

4.	Nondisturbance Agreement. Subject to Tenant’s attornment upon the terms set forth above, Lender agrees, for itself and any other Successor Owner, that provided Tenant shall not be in default under the Lease (beyond any applicable notice and cure period provided in the Lease), the Lease and Tenant’s right of possession and enjoyment of the Premises shall be and remain undisturbed and unaffected by any foreclosure or other proceedings involving the Deed of Trust, subject to the terms and conditions of the Lease, and shall continue in full force and effect as a direct lease between the Successor Owner and Tenant. Lender agrees that if any action or proceeding is commenced by Lender for the foreclosure of the Deed of Trust or the conveyance or other transfer of the Property in connection with its rights under the Deed of Trust, Tenant shall not be named as a party therein unless required by applicable law.

5.	Tenant Covenants. Tenant agrees that, so long as the Deed of Trust shall remain outstanding, and subject to the terms and conditions of the Lease, including Tenant’s rights expressly set forth therein, Tenant shall not, without the prior written consent of Lender: (a) prepay any of the rents, additional rents or other sums due under the Lease more than one (1) month in advance of the due dates thereof; (b) voluntarily surrender the Premises or terminate the Lease without cause or modify the term thereof; (c) voluntarily subordinate the Lease to any lien or encumbrance; or (d) assign the Lease or sublet of the Premises or any portion thereof other than pursuant to the provisions of the Lease.

6.	Subordination and Release of Purchase Options and Rights of First Refusal. Tenant represents and warrants that, except as set forth in the Lease, Tenant has no right or option of any nature to purchase the Premises, any part thereof, or any interest in Landlord, or any rights of first refusal to lease or purchase the Premises or any part thereof. To the extent Tenant has or acquires any such options or rights without Lender’s prior written consent, such options or rights are acknowledged to be subject and subordinate to the Deed of Trust and are waived and released as to Lender and any Successor Owner.

7.	Insurance Proceeds and Condemnation Awards. Notwithstanding anything to the contrary in the Lease, all all-risk property insurance proceeds arising out of policies insuring the property encumbered by the Deed of Trust, all proceeds of any other insurance policies maintained by or for the benefit of Landlord, and all condemnation awards shall be paid to Lender and shall be applied in accordance with the documents evidencing the Loan.

8.	Lender’s Right to Cure Defaults. In the event Tenant shall send any notice of default to any landlord pursuant to or in connection with the Lease, Tenant shall simultaneously send a copy of said notice to Lender in accordance with Section 9(d) below. Tenant agrees that Lender shall have the right to cure such default within the notice and cure period given to Landlord under the Lease and, if such default has not resulted in an emergency condition and does not have a material adverse effect on the operation of Tenant’s business at the Premises, Tenant hereby grants Lender such additional period of time as may be reasonably necessary to enable Lender, acting diligently and in good faith and using commercially reasonable efforts, to remedy or cause to be remedied, any such default in addition to the period given to Landlord under the terms of the Lease for remedying, or causing to be remedied, any such default. Notwithstanding the foregoing, it is expressly agreed that, although Lender shall have the right under this Agreement to cure landlord’s defaults under the Lease, nothing herein shall be construed as requiring or obligating Lender to cure landlord’s defaults. The foregoing notwithstanding, nothing in this Section 8 shall waive, suspend, delay, reduce, limit or otherwise modify Tenant’s exercise of its rights of self-help, rent abatement, rent credit and offset expressly set forth under the Lease, each of which may be exercised by Tenant in the manner and at the time therein provided, without regard to any extended cure period granted to Lender under this Section 8, provided that Tenant has first given to Landlord the notices, if any, required by such sections, with a copy to Lender as required by this Section 8.

9.	Miscellaneous.

(a) This Agreement shall run with the land and shall inure to the benefit of Lender and any other Successor Owner, and their respective successors and assigns, and be binding upon Tenant, its successors, assigns, heirs and legal representatives. This Agreement may be modified only by a writing signed by both of the parties hereto, and shall be governed by and construed in accordance with the laws of the state where the Premises are located. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but together shall constitute one and the same instrument. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement.

(b) At any time, and from time to time, Lender may elect by written notice to Tenant to subordinate the Deed of Trust to the Lease, in which event, neither a foreclosure of the lien of the Deed of Trust, entry by Lender, nor any other action by Lender with respect to the Deed of Trust will affect the continued existence of the Lease or the rights and obligations of the Tenant thereunder. This election may be changed from time to time so that at all times, the Lease will be subordinate to the Deed of Trust, subject to the terms of this Agreement, or the Deed of Trust subordinate to the Lease, as elected by Lender.

(c) Lender acknowledges and agrees that Tenant’s inventory, equipment, trade fixtures and other personal property in the Demised Premises are not subject to the lien of the Deed of Trust and that the removal of said personalty is governed by terms of the Lease.

(d) Neither Lender nor any other Successor Owner shall be subject to any provision of the Lease that is inconsistent with this Agreement.

(e) All notices or other communications under this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable overnight carrier that provides a receipt, and shall be deemed given when addressed to the parties at their addresses listed in the first paragraph above (or such other addresses and the parties may provide to the other party in writing), on the second business day after being deposited in the mail, if sent by registered or certified mail, or on the next business day after being deposited with an overnight courier.

(f) The individuals executing this Agreement hereby represent and warrant that they are empowered and duly authorized to so execute this Agreement on behalf of the parties they represent.

(g) This Agreement shall be binding upon and inure to the benefit of Lender, Tenant and Landlord and their respective successors and assigns.

(h) This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by all of the parties hereto.

(i) This Agreement shall be governed by and construed under the laws of the State of Washington.

(j) Capitalized terms used but not defined herein shall be given the meanings assigned to each respective term in the Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Tenant:

F5 NETWORKS, INC.,
a Washington corporation

By
Title:

STATE OF WASHINGTON	)
) ss.
COUNTY OF	)

On this      day of                 , 2017, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared                     , known to me to be the                      of F5 Networks, Inc., a Washington corporation, as Tenant, that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Signature

Print Name
NOTARY PUBLIC in and for the State of
Washington, residing at .
My commission expires .

CONTINUATION OF SIGNATURE PAGE-SNDA

Landlord:

FIFTH & COLUMBIA INVESTORS, LLC,
a Delaware limited liability company

By
Title:

STATE OF WASHINGTON	)
) ss.
COUNTY OF	)

On this      day of             , 2017, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared                     , known to me to be the                      of Fifth & Columbia Investors, LLC, a Delaware limited liability company, as Landlord, that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Signature

Print Name
NOTARY PUBLIC in and for the State of
Washington, residing at .
My commission expires .

CONTINUATION OF SIGNATURE PAGE-SNDA

Fund I Lender:

SEATTLE EB-5 FUND I, LLC, a Delaware limited liability company

By:

Printed Name:

Title:

Fund II Lender:

SEATTLE EB-5 FUND II, LLC, a Delaware limited liability company

By:

Printed Name:

Title:

STATE OF WASHINGTON	)
) ss.
COUNTY OF	)

On this      day of             , 2017, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared                     , known to me to be the                      of Seattle EB-5 Fund I, LLC, a Delaware limited liability company, as Fund I Lender, that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Signature

Print Name
NOTARY PUBLIC in and for the State of
Washington, residing at .
My commission expires .

STATE OF WASHINGTON	)
) ss.
COUNTY OF	)

On this      day of             , 2017, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared                     , known to me to be the                      of Seattle EB-5 Fund II, LLC, a Delaware limited liability company, as Fund II Lender, that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Signature

Print Name
NOTARY PUBLIC in and for the State of
Washington, residing at .

EXHIBIT A

Legal Description of the Deed of Trust Property

SITUATE IN THE CITY OF SEATTLE, COUNTY OF KING, STATE OF WASHINGTON AND IS DESCRIBED AS FOLLOWS:

PARCEL B OF CITY OF SEATTLE LOT BOUNDARY ADJUSTMENT NO. 3010105, RECORDED UNDER RECORDING NO. 20091119900005, IN KING COUNTY, WASHINGTON.

EXHIBIT H

LOCATION OF TENANT’S SIGNAGE

EXHIBIT H-1

DEPICTION OF TENANT’S NAME AND/OR LOGO

EXHIBIT H-1 -1-	THE MARK TOWER F5 Networks, Inc.

EXHIBIT I

MULTI-TENANT PROVISIONS

1A. In connection with Tenant’s exercise of its pre-Lease Commencement Date contraction right set forth in Section 2.4 of the Lease, the following provisions of the Summary of Basic Lease Information are deemed deleted and replaced.

2.2	Premises:	The term “Premises”, as used in this Lease shall mean the 464,586 rentable square feet of space on floors 20 through 45 in the Office Component, subject to the TCCs of Section 1.2 below, as further depicted on Exhibit A to this Lease. The rentable square footage of each floor of the Premises is as follows:

		Floor 20:	16,026	Rentable Square Feet
		Floor 21:	18,362	Rentable Square Feet
		Floor 22:	18,886	Rentable Square Feet
		Floor 23:	18,636	Rentable Square Feet
		Floor 24:	19,199	Rentable Square Feet
		Floor 25:	19,283	Rentable Square Feet
		Floor 26:	19,334	Rentable Square Feet
		Floor 27:	19,352	Rentable Square Feet
		Floor 28:	19,338	Rentable Square Feet
		Floor 29:	19,290	Rentable Square Feet
		Floor 30:	19,210	Rentable Square Feet
		Floor 31:	19,098	Rentable Square Feet
		Floor 32:	18,960	Rentable Square Feet
		Floor 33:	18,818	Rentable Square Feet
		Floor 34:	18,670	Rentable Square Feet
		Floor 35:	18,518	Rentable Square Feet
		Floor 36:	19,026	Rentable Square Feet
		Floor 37:	18,518	Rentable Square Feet
		Floor 38:	18,560	Rentable Square Feet
		Floor 39:	18,385	Rentable Square Feet
		Floor 40:	18,206	Rentable Square Feet
		Floor 41:	18,021	Rentable Square Feet
		Floor 42:	17,831	Rentable Square Feet
		Floor 43:	17,636	Rentable Square Feet
		Floor 45:	17,423	Rentable Square Feet

EXHIBIT I -1-	THE MARK TOWER F5 Networks, Inc.

4.	Base Rent
(Article 3):

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
Lease Commencement Date – Lease Month 6	$18,583,440.00	$1,548,620.00	$40.00
Lease Months 7 – 18	$19,048,026.00	$1,587,335.50	$41.00
Lease Months 19 – 30	$19,524,226.65	$1,627,018.89	$42.03
Lease Months 31 – 42	$20,012,332.32	$1,667,694.36	$43.08
Lease Months 43 – 54	$20,512,640.63	$1,709,386.72	$44.15
Lease Months 55 – 66	$21,025,456.65	$1,752,121.39	$45.26
Lease Months 67 – 78	$21,551,093.07	$1,795,924.42	$46.39
Lease Months 79 – 90	$22,089,870.40	$1,840,822.53	$47.55
Lease Months 91 – 102	$22,642,117.16	$1,886,843.10	$48.74
Lease Months 103 – 114	$23,208,170.09	$1,934,014.17	$49.95
Lease Months 115 – 126	$23,788,374.34	$1,982,364.53	$51.20
Lease Months 127 – 138	$24,383,083.70	$2,031,923.64	$52.48
Lease Months 139 – 150	$24,992,660.79	$2,082,721.73	$53.80
Lease Months 151 – 162	$25,617,477.31	$2,134,789.78	$55.14
Lease Months 163 – Lease Expiration Date	$26,257,914.24	$2,188,159.52	$56.52

6.	Tenant’s Share (Article 4):	90.1202%, subject to allocation between Cost Pools pursuant to Section 4.3 below.

13.	Tenant Improvement Allowance (Section 2 of Exhibit B):	$100.00 per rentable square foot of the Premises for a total of $46,458,600.00, as further provided in Section 2 of the Tenant Work Letter.

1B. In connection with Tenant’s exercise of its contraction right set forth in Section 2.5 of the Lease, the following provisions of the Summary of Basic Lease Information are deemed deleted and replaced.

	2.2 Premises:	The term “Premises”, as used in this Lease shall mean the 481,790 rentable square feet of space on floors 20 through 46 in the Office Component, subject to the TCCs of Section 1.2 below, as further depicted on Exhibit A to this Lease. The rentable square footage of each floor of the Premises is as follows:

		Floor 20:	16,026	Rentable Square Feet
		Floor 21:	18,362	Rentable Square Feet
		Floor 22:	18,886	Rentable Square Feet
		Floor 23:	18,636	Rentable Square Feet
		Floor 24:	19,199	Rentable Square Feet
		Floor 25:	19,283	Rentable Square Feet
		Floor 26:	19,334	Rentable Square Feet
		Floor 27:	19,352	Rentable Square Feet
		Floor 28:	19,338	Rentable Square Feet
		Floor 29:	19,290	Rentable Square Feet
		Floor 30:	19,210	Rentable Square Feet

EXHIBIT I -2-	THE MARK TOWER F5 Networks, Inc.

		Floor 31:	19,098	Rentable Square Feet
		Floor 32:	18,960	Rentable Square Feet
		Floor 33:	18,818	Rentable Square Feet
		Floor 34:	18,670	Rentable Square Feet
		Floor 35:	18,518	Rentable Square Feet
		Floor 36:	19,026	Rentable Square Feet
		Floor 37:	18,518	Rentable Square Feet
		Floor 38:	18,560	Rentable Square Feet
		Floor 39:	18,385	Rentable Square Feet
		Floor 40:	18,206	Rentable Square Feet
		Floor 41:	18,021	Rentable Square Feet
		Floor 42:	17,831	Rentable Square Feet
		Floor 43:	17,636	Rentable Square Feet
		Floor 45:	17,423	Rentable Square Feet
		Floor 46:	17,204	Rentable Square Feet
4.	Base Rent (Article 3):

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
Lease Months 85 – 90	$22,907,876.36	$1,908,989.70	$47.55
Lease Months 91 – 102	$23,480,573.27	$1,956,714.44	$48.74
Lease Months 103 – 114	$24,067,587.60	$2,005,632.30	$49.95
Lease Months 115 – 126	$24,669,277.29	$2,055,773.11	$51.20
Lease Months 127 – 138	$25,286,009.22	$2,107,167.44	$52.48
Lease Months 139 – 150	$25,918,159.45	$2,159,846.62	$53.80
Lease Months 151 – 162	$26,566,113.44	$2,213,842.79	$55.14
Lease Months 163 – Lease Expiration Date	$27,230,266.28	$2,269,188.86	$56.52

6.	Tenant’s Share (Article 4):	93.4575%, subject to allocation between Cost Pools pursuant to Section 4.3 below.

In connection with Tenant’s exercise of its pre-Lease Commencement Date contraction right set forth in Section 2.4 of the Lease and Tenant’s exercise of its contraction right set forth in Section 2.5 of the Lease, the following provisions shall apply.

2. Exhibit A is deemed revised to delete the outlines of the floors that are part of the Pre-LCD Contraction Space or Contraction Space, as applicable.

3. Section 4.2.4.4 is deemed deleted and replaced with the following.

4.2.4.4 Except as otherwise set forth in this Section 4.2.4.4 below, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord’s consent shall constitute an event of default by Tenant under this Lease after the expiration of any applicable notice

EXHIBIT I -3-	THE MARK TOWER F5 Networks, Inc.

and cure periods. Except as set forth herein below, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses. Tenant may request from Landlord whether or not Landlord intends to file an appeal of any assessment or portion of Tax Expenses which are appealable by Landlord (the “Appealable Tax Expenses”) for any tax fiscal year. Landlord shall deliver written notice to Tenant within ten (10) days after such request indicating whether Landlord intends to file an appeal of Appealable Tax Expenses for such tax fiscal year. If Landlord indicates that Landlord will not file an appeal of such Appealable Tax Expenses, then Tenant may provide Landlord with written notice (“Appeals Notice”) at least thirty (30) days prior to the final date in which an appeal must be filed, requesting that Landlord file an appeal. Upon receipt of the Appeals Notice, Landlord shall promptly file such appeal and thereafter Landlord shall diligently prosecute such appeal to completion. Tenant may at any time in its sole discretion direct Landlord to terminate an appeal it previously elected pursuant to an Appeals Notice. In the event Tenant provides an Appeals Notice to Landlord and the resulting appeal reduces the Tax Expenses for the tax fiscal year in question as compared to the original bill received for such tax fiscal year and such reduction is greater than the costs for such appeal, then the costs for such appeal shall be included in Tax Expenses and passed through to the tenants of the Project. Alternatively, if the appeal does not result in a reduction of Tax Expenses for such tax fiscal year or if the reduction of Tax Expenses is less than the costs of the appeal, then Tenant shall reimburse Landlord, within thirty (30) days after written demand, for any and all costs reasonably incurred by Landlord which are not covered by the reduction in connection with such appeal. Tenant’s failure to timely deliver an Appeals Notice shall waive Tenant’s rights to request an appeal of the applicable Tax Expenses for such tax fiscal year. In addition, Tenant’s obligations to reimburse Landlord for the costs of the appeal pursuant to this Section shall survive the expiration or earlier termination of this Lease in the event the appeal is not concluded until after the expiration or earlier termination of this Lease. Upon request, Landlord agrees to keep Tenant apprised of all tax protest filings and proceedings undertaken by Landlord to obtain a reduction or refund of Tax Expenses.

4. The following Section 4.7 is deemed to be added to the Lease.

4.7 Gross-Up. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year that vary by occupancy, including for the purposes of calculating Tenant’s estimated payments thereof, employing sound real estate management and accounting practices, consistently applied, to determine the amount of each component of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

5. Sections 6.1.1 and 6.1.6 are deemed deleted and replaced with the following, as applicable.

6.1.1 HVAC. Subject to limitations imposed by Applicable Laws, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) in a manner consistent with the Class A Standard, when necessary for normal comfort for normal office use in the Premises from 7:00 A.M. to 6:00 P.M. Monday through Friday and on Saturdays from 8:00 A.M. to 1:00 P.M. (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other nationally recognized holidays (collectively, the “Holidays”). If Tenant desires to use HVAC during hours other than Building Hours, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time reasonably establish consistent with the Class A Standard as appropriate, of Tenant’s desired use in order to supply such HVAC, and Landlord shall supply such utilities to Tenant at the Actual Cost, as that term is defined, below; provided, however, the first fifteen (15) hours per week, as determined on a per zone basis within the entire Premises, of after-hours HVAC shall be provided to Tenant without charge. For purposes of this Lease, “Actual Cost” shall mean the actual cost incurred by Landlord (to the extent not duplicative of costs included in Operating Expenses), as reasonably determined by Landlord including reasonable depreciation and actual, out-of-pocket, incremental administration costs, but without charge for overhead or profit.

6.1.6 Office Elevators. Landlord shall provide non-exclusive, non-attended automatic passenger elevator service and freight elevator service, with at least two (2) passenger elevators available at all times, including, without limitation, on weekends, and on Holidays and at least one (1) freight elevator available at all times, subject to Applicable Laws, emergency, and Landlord’s reasonable scheduling requirements.

EXHIBIT I -4-	THE MARK TOWER F5 Networks, Inc.

6. The first paragraph of Section 7.3 is deemed to be deleted and replaced with the following.

7.3 Tenant’s Right to Make Repairs. Notwithstanding any of the terms set forth in this Lease to the contrary, if Tenant provides Notice (or oral notice in the event of an Emergency Condition, as that term is defined, below) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance required to be performed by Landlord under this Lease that relates to (i) any floor leased by Tenant, (ii) any Building Systems that exclusively service Tenant, (iii) the Critical Common Areas, or (iv) any Emergency Condition, which event or circumstance materially and adversely affects the conduct of Tenant’s business from the Premises or Tenant’s access to the Premises and/or Critical Common Areas, without Tenant being obligated to take extraordinary measures or incur material expense, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such Notice, but in any event not later than ten (10) business days after receipt of such Notice and to diligently prosecute the corrective action to completion, then Tenant may proceed to take the required action upon delivery of an additional five (5) days’ Notice to Landlord specifying that Tenant is taking such required action (provided, however, that the initial ten (10) business day Notice and the subsequent five (5) day Notice shall be replaced with a single twenty-four (24) hour notice in the event of an Emergency Condition) and if such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) business day period (or within twenty-four (24) hours in the event of an Emergency Condition) and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action. Notwithstanding anything contained herein to the contrary, in no event shall Tenant be permitted to take any action under this Section 7.3 that relates to the Building Structure, as that term is defined in Section 8.2 of this Lease.

7. Sections 28.3.1 and 28.4 are deemed to be deleted and replaced with the following, as applicable.

28.3.1 Subject to Section 28.2.3 below, and to the Rainier Club Use, Tenant shall rent from Landlord (i) three hundred twenty-one (321) parking passes if the TRC Parking Lease is in effect, and, otherwise two hundred fifty-nine (259) parking passes (such passes, in each instance, the “Tenant’s Unfloated Passes”) and (ii) thirty-nine (39) additional parking passes, based on a fifteen percent (15%) float (the “Float”) on the Building Spaces, which float may be increased by Landlord to twenty percent (20%) upon Tenant’s consent, not to be unreasonably withheld. Tenant may increase the number of additional parking passes rented by Tenant, upon thirty (30) days prior written notice to Landlord, subject to Applicable Laws (and in no event shall the total Float, as modified, exceed fifty percent (50%) of the Building Spaces), and all such additional passes above Tenant’s Unfloated Passes, actually rented by Tenant are the “Tenant’s Floated Passes”. Tenant’s Unfloated Passes and Tenant’s Floated Passes are collectively the “Parking Passes”. Notwithstanding the foregoing, Landlord shall have the right to reduce the number of Tenant’s Floated Passes by up to one (1) parking pass per 2,000 rentable square feet of the Office Component that is not directly leased by Tenant. Each Parking Pass rented by Tenant pursuant to this Section 28.3.1 shall provide the Holder with the right to use the Parking Garage at all times, provided that any use of the Parking Garage on Nights and Weekends (defined below) shall be on a first-come, first-serve basis. Notwithstanding the foregoing, in the event that Spaces are unreasonably unavailable in the Parking Garage on Nights and Weekends due to the exercise of Landlord’s rights set forth in Section 28.4 below, in Tenant’s reasonable discretion, upon at least thirty (30) days prior written notice to Landlord, Tenant may direct Landlord to label or otherwise restrict up to fifty (50) Spaces on Level J of the Parking Garage (or such other location as reasonably determined by Landlord) as exclusively designated for use by Holders during Nights and Weekends and Tenant shall use commercially reasonable efforts to cause any Holders first entering the Parking Garage on Nights and Weekends to first park in such designated Spaces (“Tenant’s After-Hours Requirement”). Tenant shall have the right to increase the number of Spaces pertaining to Tenant’s After-Hours Requirement by up to five (5) Spaces per Lease Year commencing on the first anniversary of the Lease Commencement Date, on a cumulative and compounding basis, but the total of such Spaces shall not exceed one hundred twenty (120) Spaces. In addition, upon at least thirty (30) days prior written notice to Landlord, in Tenant’s sole discretion, Tenant may direct Landlord to label or otherwise restrict up to twenty-three (23) Building Spaces on Level C as exclusively reserved for use by Tenant’s visitors and other visitors to the tenants and occupants of the Office Component other than on

EXHIBIT I -5-	THE MARK TOWER F5 Networks, Inc.

Nights and Weekends (“Tenant’s Visitor Requirement”). Other than on Nights and Weekends, Landlord shall, or shall cause, signs to be placed at the entrance(s) of the Parking Garage stating “No Public Parking; Parking Reserved for Office Tenants and Guests Only”. Tenant expressly acknowledges and agrees that Tenant’s Visitor Requirement and any electrical vehicle parking contemplated by Section 28.6 below, due to the fact that such Spaces are not subject to a “float” factor, may adversely affect the availability of Spaces to Holders and Landlord shall have no liability in connection with such availability.

28.4 Nights and Weekends. Notwithstanding Tenant’s rights set forth in Section 28.3 above, but subject to Tenant’s After-Hours Requirement, Landlord shall have the right to sell transient parking passes for parking in the Spaces in the Parking Garage between the hours of 4:30 p.m. to 6:00 a.m. Monday through Friday, and on weekends from the hours of 12:01 a.m. on Saturday to 5:59 a.m. on Monday (collectively, “Nights and Weekends”). For the avoidance of doubt, Landlord shall not have the right to sell transient parking for Spaces in the Parking Garage during Tenant Parking Hours to any party, other than the tenant(s) of the Office Component.

EXHIBIT I -6-	THE MARK TOWER F5 Networks, Inc.

EXHIBIT J

FORM OF TENANT’S REMOVAL REQUEST

[*TO BE PLACED ON TENANT’S LETTERHEAD]

[INSERT DATE]

[INSERT LANDLORD’S NOTICE ADDRESSES]

Re: The Mark Tower Office Lease, F5 Networks, Inc.: Removal of Alterations

Dear Landlord:

Pursuant to Section 8.5 of that certain Office Lease by and between [                    ] (“Landlord”) and [                    ] (“Tenant”) dated as of [                    ] (the “Lease”), this letter is “Tenant’s Removal Request” notice for Landlord to determine whether any or all of the Alterations or improvements proposed to be installed by Tenant in the Premises described [INCORPORATE AS APPLICABLE — in the Final Working Drawings (as defined in Section 3.3 of the Tenant Work Letter attached to the Lease)] [INCORPORATE AS APPLICABLE – in the plans for such Alterations delivered to Landlord for Landlord’s consent] attached hereto as Schedule 1 are Specialty Improvements that Tenant shall be required to remove from the Premises upon the expiration or earlier termination of the Lease.

Accordingly, within [INCORPORATE AS APPLICABLE FOR FIRST NOTICE — ten (10) business days][INCORPORATE AS APPLICABLE FOR SECOND NOTICE - five (5) business days] of receipt of this request please respond in writing to Tenant identifying whether all or any of the Alterations or improvements: (1) are Specialty Improvements and (2) will be required to be removed by Tenant upon the expiration or earlier termination of this Lease.

[INSERT IF NOTICE CONSTITUTES THE “REMOVAL REMINDER NOTICE” UNDER SECTION 8.5 OF LEASE - LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED ELECTION TO NOT REQUIRE TENANT TO REMOVE THE SPECIFIED ALTERATIONS UPON THE EXPIRATION OF THE LEASE TERM]

The defined terms above shall have the meaning ascribed to them in the Lease. Nothing contained herein shall be deemed to modify the parties respective duties and obligations under the Lease.

Please contact the undersigned with any questions or comments.

Sincerely,

,
a

By:
Name:
Its:

EXHIBIT J -1-	THE MARK TOWER F5 Networks, Inc.

EXHIBIT K

FORM OF MEMORANDUM OF LEASE

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

Perkins Coie LLP

1201 Third Avenue

Suite 4900

Seattle, A Washington 98101

Attention: Michael A. Barrett

(SPACE ABOVE THIS LINE FOR RECORDER’S USE)

MEMORANDUM OF LEASE

This Memorandum of Lease (“Memorandum”) is made and entered into as of May 3, 2017, for the purpose of recording, by and between FIFTH & COLUMBIA INVESTORS, LLC, a Delaware limited liability company (“Landlord”), and F5 NETWORKS, INC., a Washington corporation (“Tenant”).

1. Defined Terms; Exhibits. All capitalized terms used in this Memorandum and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease (as defined below). All Exhibits referenced herein are attached hereto, and are incorporated herein by this reference.

2. Premises; Office Component; Building; Project. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, pursuant to the terms and conditions of that certain Office Lease dated as of May 3, 2017, (the “Lease”), those certain premises described in the Lease, consisting of a total of 515,518 rentable square feet of space (the “Premises”), depicted on Exhibit A attached to the Lease. The Premises, the Office Elevators, together with certain building common areas, consists of the entirety of the office space (the “Office Component”) within that certain building located at 801 Fifth Avenue, Seattle, Washington (the “Building”). The Building is comprised of the Office Component and a hotel and associated amenities, including conference areas, located on floors 2-16, and common areas exclusively serving the hotel (collectively, the “Hotel”). The Building is part of the project (the “Project”), located on the land legally described on Exhibit A to this Memorandum, which Project is comprised of the Building, certain event space described in the Lease as The Sanctuary, and certain common areas, including the Parking Garage (as defined in the Lease).

3. Not Binding on Hotel or The Sanctuary. The Lease and this Memorandum does not, and shall not be deemed or construed, to encumber the portion of the Project containing the Hotel or The Sanctuary, even though the land described on Exhibit A attached to this Memorandum includes the Hotel and The Sanctuary.

4. Lease Term. The term of the Lease (“Lease Term”) is for a period of approximately one hundred seventy-four (174) calendar months, starting on the Lease Commencement Date and ending one hundred seventy-four (174) calendar months thereafter, subject to adjustment as provided in the Lease. The Lease Commencement Date is expected to occur on or about April 1, 2019, subject to adjustment as provided in the Lease.

5. Extension Options. Pursuant to the Lease, Landlord grants to Tenant three (3) consecutive options to extend the Lease Term, each for a period of five (5) years.

6. Competitor Restriction. Pursuant to the Lease, and subject to additional terms set forth therein, Landlord is restricted from leasing space in the Office Component in the Building to Competitors of Tenant.

7. Loading Areas. Pursuant to the Lease, Tenant has the right to use certain loading areas in the Parking Garage on an exclusive basis, and the right to use certain loading areas on a non-exclusive basis.

8. Parking Garage. Pursuant to the Lease and subject to additional terms set forth therein, Tenant has certain rights to access and use the Parking Garage, including the rights to install a back-up generator in a designated loading area within the Parking Garage and the right to rent Parking Passes pertaining to the Parking Garage. The Lease also contains certain restrictions and obligations pertaining to Landlord’s operation of the Parking Garage.

9. Rooftop Rights and Lines. Pursuant to the Lease, and subject to additional terms set forth therein, Tenant has certain rights to use and access the roof of the Building for the installation of certain equipment thereon and has certain rights to install and maintain Lines serving the Premises.

10. Signage Rights and Building Identity. Pursuant to the Lease, and subject to additional terms set forth therein, Tenant has certain rights to (i) signage on the exterior of the Building and Project and (ii) designate the name or identity of the Building (excluding the Hotel and The Sanctuary).

11. Common Areas. Pursuant to the Lease, and subject to additional terms set forth therein, Tenant has certain rights of use and access to the Building Common Areas and Project Common Areas.

12. Lease Incorporated. All the other terms, conditions and covenants of the Lease are incorporated herein by this reference. In the event of a conflict between the provisions of this Memorandum and the provisions of the Lease, the provisions of the Lease shall govern.

13. Counterparts. This Memorandum may be executed in counterparts, each of which shall be an original but all of which together shall constitute one and the same agreement. This Memorandum is solely for notice and recording purposes and shall not be construed to alter, modify, expand, diminish or supplement the provisions of the Lease.

14. Successors and Assigns. The terms, covenants and provisions of the Lease, the terms of which are hereby incorporated by reference into this Memorandum, shall extend to and be binding upon the respective executors, administrators, heirs, successors and assigns of Tenant and Landlord.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Memorandum to be executed the day and date first above written.

“LANDLORD”

FIFTH & COLUMBIA INVESTORS, LLC, a Delaware limited liability company

By:	DANIELS REAL ESTATE, LLC,
Its Managing Member

By:
Name:	Kevin Daniels
Its:	Manager

“TENANT”

F5 NETWORKS, INC. a Washington corporation

By:
Name:
Its:

By:
Name:
Its:

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of                                                      )

County of                                                   )

On , before me, ,

            (insert name of notary)

Notary Public, personally appeared                                                                                                                                                              , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                                                                                                                                                      (Seal)

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of                                                      )

County of                                                   )

On                                                  , before me,                                                                                                                                     ,

            (insert name of notary)

Notary Public, personally appeared                                                                                                                                                              , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                                                                                                                                                      (Seal)

Exhibit A

Description of Real Property

PARCEL B OF CITY OF SEATTLE LOT BOUNDARY ADJUSTMENT NO. 3010105, RECORDED UNDER RECORDING NO. 20091119900005, IN KING COUNTY, WASHINGTON.

EXHIBIT K -1-	THE MARK TOWER F5 Networks, Inc.

EXHIBIT L

GENERATOR SPECIFICATIONS

Power Rating (Kilowatts)	Weight (Pounds)	Length (Inches)	Width (Inches)	Height (Inches)	Fuel (Gallons per Hour)	Exhaust	Cooling (CFM)	Make-up Air (CFM)

1500 kw	31,131	232.09	99.9	108.25	104.8	Dual 8” dia	2x51,000	4500

EXHIBIT L -1-	THE MARK TOWER F5 Networks, Inc.

EXHIBIT M

FORM OF RECOGNITION OF COVENANTS, CONDITIONS, AND RESTRICTION

RECORDING REQUESTED BY

AND WHEN RECORDED RETURN TO:

RECOGNITION OF COVENANTS,

CONDITIONS, AND RESTRICTIONS

This Recognition of Covenants, Conditions, and Restrictions (this “Agreement”) is entered into as of the     day of             , 20    , by and between                      (“Landlord”), and                      (“Tenant”), with reference to the following facts:

A. Landlord and Tenant entered into that certain Office Lease dated             , 20     (the “Lease”). Pursuant to the Lease, Landlord leased to Tenant and Tenant leased from Landlord space (the “Premises”) located in a building on certain real property described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”).

B. The Premises is located in a building located on real property which is part of an area owned by Landlord located in the City of Seattle, State of Washington (the “Project”), as more particularly described in Exhibit B attached hereto and incorporated herein by this reference.

C. Landlord, as declarant, has previously recorded, or proposes to record concurrently with the recordation of this Agreement, a Declaration of Covenants, Conditions, and Restrictions (the “Declaration”), dated                     , 20    , in connection with the Project.

D. Tenant is agreeing to recognize and be bound by the terms of the Declaration, and the parties hereto desire to set forth their agreements concerning the same.

NOW, THEREFORE, in consideration of (a) the foregoing recitals and the mutual agreements hereinafter set forth, and (b) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Tenant’s Recognition of Declaration. Notwithstanding that the Lease has been executed prior to the recordation of the Declaration, Tenant agrees to recognize and by bound by all of the terms and conditions of the Declaration.

2. Miscellaneous.

2.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors, and assigns.

2.2 This Agreement is made in, and shall be governed, enforced and construed under the laws of, the State of Washington.

2.3 This Agreement constitutes the entire understanding and agreements of the parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements,

EXHIBIT M -1-	THE MARK TOWER F5 Networks, Inc.

whether verbal or in writing. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Agreement except as expressly set forth herein.

2.4 This Agreement is not to be modified, terminated, or amended in any respect, except pursuant to any instrument in writing duly executed by both of the parties hereto.

2.5 In the event that either party hereto shall bring any legal action or other proceeding with respect to the breach, interpretation, or enforcement of this Agreement, or with respect to any dispute relating to any transaction covered by this Agreement, the losing party in such action or proceeding shall reimburse the prevailing party therein for all reasonable costs of litigation, including reasonable attorneys’ fees, in such amount as may be determined by the court or other tribunal having jurisdiction, including matters on appeal.

2.6 All captions and heading herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Agreement.

2.7 If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court of competent jurisdictions to be void or unenforceable for any reason, the same shall not affect any other provision of this Agreement, the application of such provision under circumstances different from those adjudged by the court, or the validity or enforceability of this Agreement as a whole.

2.8 Time is of the essence of this Agreement.

2.9 The Parties agree to execute any further documents, and take any further actions, as may be reasonable and appropriate in order to carry out the purpose and intent of this Agreement.

2.10 As used herein, the masculine, feminine or neuter gender, and the singular and plural numbers, shall each be deemed to include the others whenever and whatever the context so indicates.

EXHIBIT M -2-	THE MARK TOWER F5 Networks, Inc.

SIGNATURE PAGE OF RECOGNITION OF

COVENANTS, CONDITIONS AND RESTRICTIONS

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

“Landlord”:

,
a

By:

Its:

“Tenant”:

,
a

By:
Its:

By:
Its:

[attach legal description and project description and notary pages]

EXHIBIT M -3-	THE MARK TOWER F5 Networks, Inc.

OFFICE LEASE

THE MARK TOWER

FIFTH & COLUMBIA INVESTORS, LLC,

a Delaware limited liability company,

as Landlord,

and

F5 NETWORKS, INC.,

a Washington corporation,

as Tenant.

-i-	THE MARK TOWER F5 Networks, Inc.

-i-	THE MARK TOWER F5 Networks, Inc.

LIST OF EXHIBITS

EXHIBIT A – OUTLINE OF PREMISES

EXHIBIT A-1 – LEGAL DESCRIPTION

EXHIBIT A-2 – OUTLINE OF LOBBY AREA, OFFICE ELEVATORS AND CONCESSION AREA

EXHIBIT A-3 – DEPICTION OF LOADING AREAS, GENERATOR AREA AND PARKING GARAGE ACCESS

EXHIBIT B – TENANT WORK LETTER

SCHEDULE 1A TO EXHIBIT B – BASE BUILDING PLANS

SCHEDULE 1B TO EXHIBIT B – APPROVED TENANT CHANGE ITEMS

SCHEDULE 2 TO EXHIBIT B – BASE BUILDING DESCRIPTION

SCHEDULE 3 TO EXHIBIT B – LIST OF REQUIRED ENGINEERS

EXHIBIT C – NOTICE OF LEASE TERM DATES

EXHIBIT D – RULES AND REGULATIONS

EXHIBIT E – FORM OF TENANT’S ESTOPPEL CERTIFICATE

EXHIBIT F – MARKET RENT DETERMINATION

SCHEDULE 1 TO EXHIBIT F – COMPARABLE AREA

EXHIBIT G – FORM OF SNDA

EXHIBIT H – LOCATION OF TENANT’S SIGNAGE

EXHIBIT H-1 – DEPICTION OF TENANT’S NAME AND/OR LOGO

EXHIBIT I – MULTI-TENANT PROVISIONS

EXHIBIT J – FORM OF TENANT’S REMOVAL REQUEST

EXHIBIT K – FORM OF MEMORANDUM OF LEASE

EXHIBIT L – GENERATOR SPECIFICATIONS

EXHIBIT M – FORM OF RECOGNITION OF COVENANTS, CONDITIONS, AND RESTRICTION

-ii-	THE MARK TOWER F5 Networks, Inc.

INDEX

Page(s)

Abatement Event	30
Accountant	24
Additional Rent	15
Advocate Arbitrators	12
Alterations	33
Appealable Tax Expenses	22
Appeals Notice	22
Applicable Laws	56
Approved Working Drawings	Exhibit B
Architect	Exhibit B
Architect Contract	Exhibit B
Audit Period	23
Bank Prime Loan	15
Base Building	34, Exhibit B
Base Building Plans	Exhibit B
Base Building Punch List Items	Exhibit B
Base Rent	14
Base Rent Abatement	14
Base Rent Abatement Period	14
Base, Shell and Core	Exhibit B
BB HVAC System	27
Bicycle Facilities	57
BOMA 2010	10
Brokers	63
Builder’s All Risk	35
Building	Summary
Building Common Areas	8
Building Name	55
Building Spaces	57
Building Structure	34
Building Systems	34
Casualty	39
CC&Rs	26
CCA Changes	9
Class A Standard	Summary
Climate Measures	67
CofO	1
Common Areas	8
Comparable Buildings	Exhibit F
Competitive Business	26
Competitor	26
Competitor Affiliate	26
Completion Condition	Exhibit B
Completion Date	Exhibit B
Concession Area	7
Concessionaire	7
Constructed Floors	6
Construction Contract	Exhibit B
Construction Drawings	Exhibit B
Construction Period	68
Contract	Exhibit B
Contract Assignment Date	Exhibit B
Contract Re-Assignment Date	Exhibit B

(iii)	THE MARK TOWER F5 Networks, Inc.

Page(s)

Contraction Date	13
Contraction Fee	14
Contraction Notice	14
Contraction Space	13
Contractor	Exhibit B
Contracts	Exhibit B
Control,	46
Controllable Expenses	20
Coordination Fee	Exhibit B
Cosmetic Alterations	34
Cost Estimate	Exhibit B
Cost Pools	22
Critical Common Areas	9
Damage Termination Date	41
Damage Termination Notice	41
Design Problem	33
Deviation	10
Direct Expenses	15
DRE	31
Effective Date	1
Eligibility Period	30
Emergency Condition	33
Engineers	Exhibit B
Environmental Laws	65
Environmental Permits	65
Estimate	22
Estimate Statement	22
Estimated Direct Expenses	23
Excess	22
Exchanged Option Rents	11
Exchanged Option Rents Arbitrator	11
Exercise Notice	11
Existing Rules and Regulations	24
Expense Year	16
Extension Option	11
Final Completion Condition	Exhibit B
Final Completion Date	Exhibit B
Final Costs	9
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
First Rent Abatement Date	Exhibit B
Fitness Center	25
Fitness Center Users	25
Float	58
Force Majeure	62
Force Majeure Delay	Exhibit B
Generator	30
Generator Area	30
Generator Restoration Obligations	31
Green Program	20
Hazardous Material(s)	65
Holder	58
Holidays	27
Hotel	Summary
Hotel Operator	8

(iv)	THE MARK TOWER F5 Networks, Inc.

Page(s)

HVAC	27
HVAC System Hours	27
Index	20
Initial CC&Rs	26
Interest Rate	15
Interference-Protected Rooftop Equipment	52
Landlord	Summary
Landlord Contract Period	Exhibit B
Landlord Contribution	40
Landlord Minor Changes	Exhibit B
Landlord Parties	36, 68
Landlord Repair Notice	39
Landlord Response Notice	11
Landlord’s Change Notice	Exhibit B
Landlord’s Obligations to Minimize Tenant Interference	9
Landlord’s Option Rent Calculation	11
Landlord’s Project Costs	68
Landlord’s Repair Estimate Notice	41
Late Milestone Abatements	Exhibit B
Laws	56
Lease	Summary
Lease Commencement Date	10
Lease Expiration Date	10
Lease Month	10
Lease Term	10
Lease Year	10
LEED	20
Lines	65
Living Wall	20
Living Wall Cap	20
Lobby Desk	7
Mail	63
Market Rent	Exhibit F
material restriction	30
Memorandum	61
Milestone	Exhibit B
Milestone Deadline	Exhibit B
Milestone Failure Termination Notice	Exhibit B
Milestone Termination Date	Exhibit B
Milestone Termination Effective Date	Exhibit B
Milestone Termination Fee	Exhibit B
Mortgage Holders	48
Mortgages	48
Name/Identity Right	55
Net Equivalent Lease Rate	Exhibit F
Neutral Arbitrator	12
New Climate Measures	67
New Underlying Documents	27
Nights and Weekends	59
Notices	63
number of days	Exhibit B
Objectionable Name	54
Office Component	Summary
Office Elevators	Summary
Office Lobby	7

(v)	THE MARK TOWER F5 Networks, Inc.

Page(s)

Operating Expenses	16
Option Exercise Deadline	11
Option Reminder Notice	11
Option Rent	11
Option Term	11
Original Tenant	11
other tenants	8
Outside Agreement Date	11
Over-Allowance Amount	9
Over-Allowance Payments	9
Parking Garage	Summary
Parking Garage Lease	60
Parking Manual	59
Parking Manual Modifications	59
Parking Passes	58
Payment Notice	15
Permit Delay	Exhibit B
Permitted Chemicals	65
Permitted Encumbrances	26
Permitted Transfer	45
Permitted Transfer Notice	45
Permitted Transferee	45
Permitted Transferee Assignee	46
Permitted Use	4
Pre-LCD Contraction Fee	13
Pre-LCD Contraction Notice	13
Pre-LCD Contraction Space	13
Premises	Summary
Prevailing Rate	59
Project	Summary
Project Common Areas	8
Project Manager	8
Property	Summary
Property Manager	31
Provider	66
Rainier Club	57
Rainier Club Use	58
reasonable wear and tear	32
Refusal Notice	15
Reimbursement Right	58
Reminder Notice	35
Renovations	64
Rent	15
Revenue Code	68
Rooftop Equipment	51
Rules and Regulations	24
Second Rent Abatement Date	Exhibit B
Secured Areas	57
Sign Requirements	54
SNDA	48
Spaces	57
Specialty Improvements	35
Standard Permitted Use	4
Statement	22
Subject Space	43

(vi)	THE MARK TOWER F5 Networks, Inc.

Page(s)

Substantial Completion Condition	Exhibit B
Substantial Completion Date	Exhibit B
Summary	Summary
Supplemental Security	7
Supplemental Security Equipment	8
Tax Expenses	21
TCA Changes	9
TCCs	7
Tenant	1
Tenant Change Item Drawings	Exhibit B
Tenant Change Item Notice	Exhibit B
Tenant Change Items	Exhibit B
Tenant Change Items Cap	Exhibit B
Tenant Common Areas	9
Tenant Delay	Exhibit B
Tenant Delay Notice	Exhibit B
Tenant HVAC System	27
Tenant Improvement Allowance	Exhibit B
Tenant Improvement Allowance Items	Exhibit B
Tenant Improvement Manual	Exhibit B
Tenant Improvements	Exhibit B
Tenant Parties	36
Tenant Work Letter	Summary
Tenant’s After-Hours Requirement	59
Tenant’s Auditor	24
Tenant’s Floated Passes	58
Tenant’s Lobby Installations	8
Tenant’s Off-Premises Equipment	23
Tenant’s Removal Request	35
Tenant’s Security System	29
Tenant’s Share	22
Tenant’s Signage	54
Tenant’s Unfloated Passes	58
Tenant’s Visitor Requirement	59
Termination Date	13
Termination Fee	13
Termination Notice	13
The Sanctuary	Summary
Third Party Contractor	39
Third Party Operator	25
Transfer	44
Transfer Notice	43
Transfer Premium	44
Transferee	43
Transfers	43
TRC Parking Lease	57
TRC Spaces	57
Treasury Regulations	68
Turnstiles	7
Unconstructed Floors	Exhibit B
Underlying Documents	26

(vii)	THE MARK TOWER F5 Networks, Inc.